Registration No. 333-146532




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM N-6


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      Pre-Effective Amendment No. ___1__ _____


                     Post-Effective Amendment No. _____ _____


                                     and/or


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                             Amendment No. __________

                        (Check appropriate box or boxes)

         Principal  Life Insurance Company Variable Life Separate Account
--------------------------------------------------------------------------------
                           (Exact Name of Registrant)


                  Principal  Life Insurance Company
--------------------------------------------------------------------------------
                               (Name of Depositor)

          The Principal Financial Group, Des Moines, Iowa              50392
--------------------------------------------------------------------------------
  (Address of Depositor's Principal Executive Offices)               (Zip Code)


Depositor's Telephone Number, including Area Code   (515) 248-3842

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.


                                 Sarah J. Pitts
                     Principal Life Insurance Company
                          The Principal Financial Group
                             Des Moines, Iowa 50392-0300
                     (Name and Address of Agent for Service)
              Telephone Number, Including Area Code: (515) 247-5111

                   Please send copies of all communications to

                              John W. Blouch, Esq.
                               Dykema Gossett PLLC
                         Franklin Square, Suite 300 West
                               1300 I Street, N.W.
                            Washington, DC 20005-3306


Title  of  Securities  Being  Registered:   Principal  Variable  Universal  Life
Income II SM.



                 PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II(SM)

            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

     Issued by Principal Life Insurance Company (the "Company") through its

         Principal Life Insurance Company Variable Life Separate Account

                    This prospectus is dated ______________.


This prospectus describes an individual-flexible premium variable universal life insurance policy offered by the Company.


As in the case of other life insurance policies, it may not be in your best interest to buy this Policy as a replacement for, or in addition to, existing insurance coverage. The Policy involves investment risk, including possible loss of principal.

This prospectus provides information that you should know before buying a Policy. It is accompanied by current prospectuses for the underlying mutual funds that are available as investment options under the Policy. Please read these prospectuses carefully and keep them for future reference.

The Securities and Exchange Commission ("SEC") has not approved or disapproved this security or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Not all the contract provisions, benefits, programs, features, and investment options described in this prospectus are available or approved for use in every state. This prospectus offers a Policy which may not be available in all states and is not an offer to sell or solicitation of an offer to buy the Policy in states in which the offer or solicitation may not be lawfully made. No person is authorized to give any information or to make any representation in connection with this Policy other than those contained in this prospectus.

                                TABLE OF CONTENTS


SUMMARY: BENEFITS
  AND RISKS

  Policy Benefits...   4

  Policy Risks......   5

SUMMARY: FEE
  TABLES............   6

GLOSSARY............   9

CORPORATE
  ORGANIZATION AND
  OPERATION.........   12

CHARGES AND
  DEDUCTIONS........   14

  Premium Expense
     Charge (Sales
     Charge and
     Taxes).........   14

  Surrender Charge..   15

  Monthly Policy
     Charge.........   16

  Underlying Mutual
     Fund Charges...   17

GENERAL DESCRIPTION
  OF THE POLICY.....   17

  The Contract......   17

  Rights Under the
     Policy.........   17

  Policy
     Limitations....   18

  Optional Insurance
     Benefits.......   20

  Reservation of
     Rights.........   23

  Right to
     Exchange.......   23

  Suicide...........   23

  Delay of Payments
     or Transfers...   23

PREMIUMS............   24

  Payment of
     Premiums.......   24

  Premiums Affecting
     Guarantee
     Provisions.....   24

  Premium
     Limitations....   25

  Allocation of
     Premiums.......   25

DEATH BENEFITS AND
  POLICY VALUES.....   28

  Death Proceeds....   29

  Death Benefit
     Option.........   29

  Change in Death
     Benefit
     Option.........   29

  IRS Definition of
     Life
     Insurance......   30

  Maturity
     Proceeds.......   32

  Adjustment
     Options........   32

  Policy Values.....   33

SURRENDERS AND
  PARTIAL
  SURRENDERS........   33

  Surrenders........   33

  Examination Offer
     (Free-Look
     Provision).....   35


 2       TABLE OF CONTENTS           Principal Variable Universal Life Income II
                                                                  1-800-247-9988


LOANS...............   36

  Policy Loans......   36

  Loan Account......   36

  Loan Payments.....   37

POLICY TERMINATION
  AND
  REINSTATEMENT.....   37

TAX ISSUES RELATED
  TO THE POLICY.....   39

GENERAL PROVISIONS..   43

  Frequent Trading
     and Market-
     Timing (Abusive
     Trading
     Practices).....   43

  Purchase
     Procedures.....   43

  Special Purchase
     Plans..........   44

  Distribution of
     the Policy.....   45

  Payments to
     Financial
     Intermediar-
     ies............   45

  Service
     Arrangements
     and
     Compensation...   45

  Statement of
     Values.........   46

  Services Available
     via the
     Internet and
     Telephone......   46

  Misstatement of
     Age or Gender..   47

  Non-Participating
     Policy.........   47

  Incontestability..   47

  Independent
     Registered
     Public
     Accounting
     Firm...........   47

LEGAL PROCEEDINGS...   47

TABLE OF SEPARATE
  ACCOUNT
  DIVISIONS.........   48

APPENDIX A -
  SURRENDER CHARGE
  RATE TABLE........   59

APPENDIX B -
  SURRENDER CHARGE
  PERCENTAGE TABLE..   61

APPENDIX C - TARGET
  PREMIUM RATES.....   66

APPENDIX D -
  ILLUSTRATIONS.....   67

APPENDIX E -
  APPLICABLE
  PERCENTAGES (FOR
  LIFE INSURANCE
  DEFINITION TEST)..   74

ADDITIONAL
  INFORMATION.......   84





Principal Variable Universal Life Income II            TABLE OF CONTENTS       3
www.principal.com

SUMMARY: BENEFITS AND RISKS

This is a brief summary of the Policy's features. More detailed information follows later in this prospectus.

POLICY BENEFITS

DEATH BENEFITS AND PROCEEDS
The Company guarantees to pay a death benefit for as long as the Policy is in force. The death proceeds are paid to the beneficiary(ies) when the insured dies. Death proceeds are calculated as of the date of death of the insured. The amount of the death proceeds is:
- the death benefit plus interest (as explained in DEATH BENEFITS AND POLICY VALUES -- Death Proceeds);
- minus loan indebtedness;
- minus any overdue monthly policy charges (Overdue monthly policy charges arise when a Policy is in a grace period and the net surrender value is insufficient to cover the sum of the cost of insurance and of additional benefits provided by any rider plus other policy charges).

Death proceeds are paid in cash or applied under a benefit payment option.

The Policy provides for three death benefit options. A death benefit option is elected on the application. Subject to certain conditions, the death benefit option may be changed after the Policy has been issued.

PREMIUM PAYMENT FLEXIBILITY
You may choose the amount and frequency of premium payments (subject to certain limitations).

POLICY VALUES
The policy value reflects your premium payments, partial surrenders, policy loans, unpaid loan interest, policy expenses, interest credited to the fixed account, and/or the investment experience of the divisions. There is no guaranteed minimum division value.

POLICY LOANS
A loan may be taken using the Policy as collateral. The maximum loan amount is 90% of the net surrender value.

FULL SURRENDER
The Policy may be surrendered and any net surrender value paid to the owner. If the full surrender is within fourteen years of the policy date or a face amount increase, a surrender charge is imposed.

PARTIAL SURRENDER
On or after the first policy anniversary, a Policy may be partially surrendered and the proceeds paid to the owner. The surrender charge does not apply to partial surrenders.

ADJUSTMENT OPTIONS
The face amount may be increased or decreased unless the Policy is in a grace period or if monthly policy charges are being waived under a rider.

Face Amount Increase
The minimum amount of an increase is $50,000 ($10,000 for special underwriting programs) and is subject to our underwriting guidelines in effect at the time the increase is requested.

Face Amount Decrease
On or after the first policy anniversary, a decrease in face amount may be requested if the request does not decrease the face amount below $100,000. Cumulative face amount decreases in policy years two through five cannot exceed 35% of the initial face amount.


 4       SUMMARY: BENEFITS AND RISKS Principal Variable Universal Life Income II
                                                                  1-800-247-9988

MATURITY PROCEEDS
If the insured is living on the maturity date, we will pay the owner an amount equal to the net surrender value unless the Extended Coverage Rider is in effect. Maturity proceeds are paid in cash lump sum or applied under a benefit payment option. The Policy terminates on the maturity date unless extended by the Extended Coverage Rider.

POLICY RISKS

RISKS OF POOR INVESTMENT PERFORMANCE
Policy charges and surrender charges are among the reasons why the Policy is not intended to be a short-term savings vehicle. It is possible that investment performance could cause a loss of the entire amount allocated to the divisions. Without additional premium payments, investments in the fixed account, the fixed dollar cost averaging ("DCA") account or a Death Benefit Guarantee Rider, it is possible that no death benefit would be paid upon the insured's death.

NOTE: Each division invests in a corresponding underlying mutual fund. The underlying mutual funds are NOT available to the general public directly but are available only as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies and qualified plans. Some of the underlying mutual funds have been established by investment advisers that manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and of any underlying mutual fund may differ substantially.

POLICY TERMINATION (LAPSE)

A Policy will enter a grace period and is at risk of terminating (meaning you will no longer have any life insurance coverage) if the net surrender value on any monthly date is less than the monthly policy charge, unless (i) during the first ten policy years, the no-lapse guarantee test is met or (ii) after the first ten policy years, the Policy has the Death Benefit Guarantee Rider and its terms are met. A policy may be at risk of terminating due to insufficient premium payments, poor investment results, partial surrenders, or loan indebtedness. If a Policy is at risk of terminating, we will notify you that the Policy will terminate without value unless you make a required premium payment by the end of the grace period. A Policy may be reinstated within three years after it has lapsed, subject to certain conditions.


LIMITATIONS ON ACCESS TO SURRENDER VALUE
Unscheduled Partial Surrenders
- Two unscheduled partial surrenders may be made in a policy year. The total of the amount(s) surrendered may not be greater than 75% of the net surrender value (as of the date of the request for the first unscheduled partial surrender in that policy year).
- The face amount may be reduced by the amount of the unscheduled partial surrender.

Scheduled Partial Surrender
- Partial surrenders may be scheduled on a monthly, quarterly, semiannual, or annual basis.
- Each scheduled partial surrender may not be greater than 90% of the net surrender value (as of the date of the scheduled partial surrender).
- The face amount may be reduced by the amount of the scheduled partial surrender.

Full Surrenders
If the full surrender is within fourteen years of the policy date or a face amount increase, a surrender charge is imposed. Surrender charges are calculated based on the number of years the Policy was in force.

Adverse Tax Consequences
Termination of the Policy for any reason other than death of the insured may have adverse tax consequences. If the amount received by the owner plus any loan indebtedness exceeds the premiums paid into the Policy, then the excess generally will be treated as taxable income.

Distributions from a Modified Endowment Contract during the life of the insured are taxed as if the Policy is a deferred annuity, therefore partial surrenders and loans may be taxable as ordinary income to the extent there are earnings in the Policy.



Principal Variable Universal Life Income II  SUMMARY: BENEFITS AND RISKS       5
www.principal.com

In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:
- the value each year of the life insurance protection provided;
- an amount equal to any employer-paid premiums; or
- some or all of the amount by which the current value exceeds the employer's interest in the Policy.
Participants should consult with the sponsor or the administrator of the plan, and/or with their personal tax or legal adviser, to determine the tax consequences, if any, of their employer-sponsored life insurance arrangements.


There are other tax issues to consider when you own a life insurance policy. These are described in more detail in TAX ISSUES RELATED TO THE POLICY.


RISKS OF UNDERLYING MUTUAL FUNDS
A comprehensive discussion of the risks of each underlying mutual fund may be found in the underlying mutual fund's prospectus. As with all mutual funds, as the value of an underlying mutual fund's assets rise or fall, the fund's share price changes. If you sell your units in a division (each of which invests in an underlying mutual fund) when their value is less than the price you paid, you will lose money.

Equity Funds
The biggest risk is that the fund's returns may vary, and you could lose money. The equity funds are each designed for long-term investors who can accept the risks of investing in a portfolio with significant common stock holdings. Common stocks tend to be more volatile than other investment choices. The value of an underlying mutual fund's portfolio may decrease if the value of an individual company in the portfolio decreases. The value of an underlying mutual fund's portfolio could also decrease if the stock market goes down.

Income Funds
A fundamental risk of fixed-income securities is that their value will fall if interest rates rise. Since the value of a fixed-income portfolio will generally decrease when interest rates rise, the underlying mutual fund's share price may likewise decrease. Another fundamental risk associated with fixed-income securities is credit risk, which is the risk that an issuer will be unable to make principal and interest payments when due.

International Funds
The international underlying mutual funds have significant exposure to foreign markets. As a result, their returns and price per share may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country.


SUMMARY: FEE TABLES



The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy. The first table describes the fees and expenses that you will pay at the time that you buy, surrender the Policy, or transfer cash value between investment options.


--------------------------------------------------------------------------------------------------------
                                            TRANSACTION FEES
--------------------------------------------------------------------------------------------------------
              CHARGE                    WHEN CHARGE IS DEDUCTED                 AMOUNT DEDUCTED
--------------------------------------------------------------------------------------------------------
  Sales Charge                     upon receipt of premium

                                                                       5.00% of premium paid up to
     Maximum                                                           target premium

                                                                       3.00% of premium paid up to
     Current                                                           target premium(1)
--------------------------------------------------------------------------------------------------------
  Taxes (federal, state and
  local)                           upon receipt of premium

     Maximum                                                           3.25% of premium paid

     Current                                                           3.25% of premium paid
--------------------------------------------------------------------------------------------------------





 6       SUMMARY: FEE TABLES         Principal Variable Universal Life Income II
                                                                  1-800-247-9988

--------------------------------------------------------------------------------------------------------
                                            TRANSACTION FEES
--------------------------------------------------------------------------------------------------------
              CHARGE                    WHEN CHARGE IS DEDUCTED                 AMOUNT DEDUCTED
--------------------------------------------------------------------------------------------------------
  Surrender Charge                 from surrender proceeds
  (full surrender of Policy)

     Maximum                                                           $55.83 per $1,000 of face amount

     Minimum                                                           $6.30 per $1,000 of face amount

     Current Charge for                                                $15.81 per $1,000 of face amount
     Representative Insured (The
     representative insured is a
     40-year old male in policy
     year one)
--------------------------------------------------------------------------------------------------------
  Transfer Fee for Unscheduled     upon each unscheduled division
     Division Transfer(2)          transfer after the first
                                   unscheduled division transfer in
                                   a policy year

     Maximum                                                           $25 per unscheduled transfer

     Current                                                           none
--------------------------------------------------------------------------------------------------------
  OPTIONAL INSURANCE BENEFITS(3)
--------------------------------------------------------------------------------------------------------
  Accelerated Benefits Rider

     Maximum                       at the time of death benefit        $150 administrative fee
                                   advance

     Current                                                           None
--------------------------------------------------------------------------------------------------------
  Death Benefit Advance Rider

     Maximum                       at the time of death benefit        $150 administrative fee
                                   advance

     Current                                                           None
--------------------------------------------------------------------------------------------------------
  Life Paid-Up Rider               on the date rider benefit begins

     Maximum                                                           13.50% of policy value

     Current                                                           3.50% of policy value
     (if Policy is issued with
     the guideline premium/cash
     value corridor test)(4)

     Current                                                           7.50% of policy value
     (if the Policy is issued
     with the cash value
     accumulation test)(4)
--------------------------------------------------------------------------------------------------------
  Surrender Charge Adjustment      upon receipt of premium
  Rider

     Maximum                                                           0.25% of premium paid(5)

     Current                                                           0.25% of premium paid(5)
--------------------------------------------------------------------------------------------------------





 (1) Premium paid up to target premium. Sales charge on premium paid in excess of target premium is 2.50%.


 (2) Please note that in addition to the fees shown, additional transfer fees or restrictions may be imposed by federal regulators, state regulators and/or sponsors of the underlying mutual funds. For more information regarding transfers, see GENERAL DESCRIPTION OF THE POLICY - Policy Limitations.


 (3) For more information, see GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits.


 (4) For more information regarding the guideline premium/cash value corridor test and the cash value accumulation test, see DEATH BENEFITS AND POLICY VALUES - IRS Definition of Life Insurance.


 (5)  This charge only applies in policy year one.



Principal Variable Universal Life Income II          SUMMARY: FEE TABLES       7
www.principal.com

The following table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including underlying mutual fund fees and expenses.



------------------------------------------------------------------------------------------------
              PERIODIC CHARGES OTHER THAN UNDERLYING MUTUAL FUND OPERATING EXPENSES
------------------------------------------------------------------------------------------------
                                          WHEN CHARGE
                 CHARGE                   IS DEDUCTED                AMOUNT DEDUCTED
------------------------------------------------------------------------------------------------
  Cost of Insurance(1)                      monthly

     Maximum                                            $83.33 per $1,000 of net amount at
                                                        risk(2)

     Minimum                                            $0.01 per $1,000 of net amount at
                                                        risk(2)

     Current Charge for Representative                  $0.10 per $1,000 of net amount at
     Insured                                            risk(2)
     (The representative insured is a 40
     year-old male with a risk
     classification of preferred non-
     tobacco in policy year one)
------------------------------------------------------------------------------------------------
  Asset Based Charge:                       monthly     equivalent to:

     Maximum                                            0.70% of net policy value per year(3)

     Current                                            0.70% of net policy value per year(3)
------------------------------------------------------------------------------------------------
  Monthly Administration Charge:            monthly

     Maximum                                            $25.00 per month

     Current                                            $25.00 per month(4)
------------------------------------------------------------------------------------------------
  Monthly Policy Issue Charge               monthly

     Maximum                                            $1.09 per $1,000 of face amount

     Minimum                                            $0.07 per $1,000 of face amount

     Current Charge for Representative                  $0.13 per $1,000 of face amount
     Insured
     (The representative insured is a 40
     year-old male with a risk
     classification of preferred non-
     tobacco in policy year one)
------------------------------------------------------------------------------------------------
  Net Policy Loan Charge(5)                 annually
                                            (accrued
                                             daily)

     Maximum                                            1.50% of loan indebtedness per year(3)

     Current                                            1.50% of loan indebtedness per year(3)
------------------------------------------------------------------------------------------------
  OPTIONAL INSURANCE BENEFITS(6)
------------------------------------------------------------------------------------------------
  Accidental Death Benefit Rider(7)         monthly

     Maximum                                            $0.14 per $1,000 of rider benefit

     Minimum                                            $0.03 per $1,000 of rider benefit

     Current Charge for Representative                  $0.06 per $1,000 of rider benefit
     Insured
     (The representative insured is a
     40-year-old male with a risk
     classification of preferred non-
     tobacco in policy year one)
------------------------------------------------------------------------------------------------
  Accelerated Benefits Rider

     Maximum                               annually,    5.50% of death proceeds advanced per
                                          if you have   year(3)
                                            a death
                                            benefit
                                            advance
                                            (accrued
                                             daily)
------------------------------------------------------------------------------------------------
  Death Benefit Advance Rider

     Maximum                               annually,    18% of death proceeds advanced per
                                          if you have   year(8)
                                            a death
                                            benefit
                                            advance
                                            (accrued
                                             daily)
------------------------------------------------------------------------------------------------
  Salary Increase Rider(7)                  monthly     $0.13 per $1,000 of rider benefit in
                                                        excess of $30,000
------------------------------------------------------------------------------------------------
  Waiver of Monthly Policy Charges          monthly
  Rider

     Maximum                                            $0.51 per $1,000 of net amount at
                                                        risk(2)

     Minimum                                            $0.01 per $1,000 of net amount at
                                                        risk(2)

     Current Charge for Representative                  $0.02 per $1,000 of net amount at
     Insured                                            risk(2)
     (The representative insured is a
     40-year-old male with a risk
     classification of preferred non-
     tobacco in policy year one)
------------------------------------------------------------------------------------------------
  Waiver of Specified Premium Rider         monthly

     Maximum                                            $0.94 per $100 of planned periodic
                                                        premium

     Minimum                                            $0.15 per $100 of planned periodic
                                                        premium

     Current Charge for Representative                  $0.40 per $100 of planned periodic
     Insured                                            premium
     (The representative insured is a
     40-year-old male with a risk
     classification of preferred non-
     tobacco in policy year one)
------------------------------------------------------------------------------------------------






 8       SUMMARY: FEE TABLES         Principal Variable Universal Life Income II
                                                                  1-800-247-9988

 (1) The cost of insurance rate at issue and for any underwritten total face amount increase is based on the gender, issue age and age at adjustment, duration since issue and since adjustment, tobacco status, and risk classification of the insured. The charge shown in the table may not be representative of the charge that a particular owner will pay. Typically, cost of insurance rates are lower for insureds who are non-tobacco; have a risk classification of preferred; are younger; and are fully underwritten. You may obtain more information about the particular cost of insurance charge that would apply to you from your registered representative or by phoning 1-800-247-9988.


 (2)  See GLOSSARY for definition.


 (3)  This charge decreases after policy year ten.


 (4)  This charge decreases to $10 per month after the first policy year.


 (5) The difference between the interest charged on the loan indebtedness and the interest credited to the loan account.


 (6) The rates shown for optional insurance benefits assume that the insured's risk classification is standard or better. For more information, see GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits.


 (7) See GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits for more information on how the rider benefit is determined.


 (8) The rate shown in the table represents the highest maximum rate allowed under any state's laws. The rate shown may not be representative of the charge a particular owner may pay as the maximum rate is determined by state law and the maximum rate may be lower based on the state in which the Policy is written.



The following table shows the minimum and maximum fees and expenses charged by any of the underlying mutual funds that you may pay periodically during the time that you own the Policy. More detail concerning the fees and expenses of each underlying mutual fund is contained in the prospectus for each underlying mutual fund.


------------------------------------------------------------------------------------------------
      ANNUAL UNDERLYING MUTUAL FUND
        OPERATING EXPENSES AS OF
          DECEMBER 31, 2006.(1)             MINIMUM                      MAXIMUM
------------------------------------------------------------------------------------------------
  Total annual underlying mutual fund
  operating expenses (expenses that are
  deducted from underlying mutual fund
  assets, including management fees,
  distribution and/or service (12b-1)
  fees and other expenses)                   0.26%                        1.44%
------------------------------------------------------------------------------------------------





 (1) More detail concerning the fees and expenses of each underlying mutual fund is contained in the prospectus for each underlying mutual fund.


GLOSSARY

ADJUSTMENT - change to your Policy resulting from an increase or decrease in face amount or a change in: tobacco status; death benefit option; risk classification or riders.

ADJUSTMENT DATE - the monthly date on or next following the Company's approval of a requested adjustment.

ATTAINED AGE - is the insured's age on the birthday nearest to the policy date, plus the number of complete policy years that have elapsed since the policy date.

BUSINESS DAY - any date that the New York Stock Exchange ("NYSE") is open for trading and trading is not restricted.


DEATH BENEFIT GUARANTEE PREMIUM REQUIREMENT - The amount of premium required to be paid in order to maintain the protections of the death benefit guarantee rider.


DIVISION - a part of the Separate Account which invests in shares of a corresponding mutual fund. The value of an investment in a division is variable and is not guaranteed.

DOLLAR COST AVERAGING - a program in which premiums are systematically transferred from one account or division, typically the fixed account or money market division, into other division(s).


DCA (DOLLAR COST AVERAGING) DURATION - the length of time over which the entire fixed DCA account value is transferred to the fixed account and/or divisions.



Principal Variable Universal Life Income II                     GLOSSARY       9
www.principal.com

EFFECTIVE DATE - the date on which all requirements for issuance of a Policy have been satisfied.

FACE AMOUNT - the amount used to determine the death benefit.


FIXED ACCOUNT - the portion of the policy value that is held in our general account.



FIXED DCA ACCOUNT - a fixed account to which net premiums may be allocated and from which a portion of the policy value is transferred on a monthly basis over the DCA duration.


GENERAL ACCOUNT - assets of the Company other than those allocated to any of our Separate Accounts.

INITIAL FACE AMOUNT - is the original face amount that was in effect on the policy date.

INSURED - the person named as the "insured" on the most recent application for the Policy. The insured may or may not be the owner.


LOAN ACCOUNT - That portion of the policy value held in the general account that reflects the loan indebtedness.



LOAN INDEBTEDNESS - the amount of any outstanding policy loan(s) and unpaid loan interest.


MATURITY DATE - the policy anniversary nearest the insured's 121st birthday.

MAXIMUM PREMIUM EXPENSE CHARGE - the maximum charge deducted from premium payments to cover a sales charge and taxes (federal, state and local).

MONTHLY DATE - the day of the month which is the same day as the policy date.

     Example: If the policy date is September 5, 2007, the first monthly date is October 5, 2007.

MONTHLY POLICY CHARGE - the amount subtracted from the policy value on each monthly date equal to the sum of the cost of insurance and of additional benefits provided by any rider plus the monthly administration charge, monthly policy issue charge, and asset based charge in effect on the monthly date.

NET AMOUNT AT RISK - the amount upon which cost of insurance charges are based. It is the result of:
  - the death benefit (as described in the Policy) at the beginning of the policy month, divided by 1.0024663; minus
  - the policy value at the beginning of the policy month calculated as if the monthly policy charge was zero.

NET POLICY VALUE - the policy value minus any loan indebtedness.

NET PREMIUM - the gross premium less the deductions for the premium expense charge. It is the amount of premium allocated to the divisions, fixed account and/or fixed DCA account.

NET SURRENDER VALUE - surrender value minus any loan indebtedness.

NO-LAPSE GUARANTEE PREMIUM - a premium which is required to be paid in order to guarantee the Policy will not terminate in the first ten years.

NOTICE - any form of communication received in our home office which provides the information we need which may be in writing or another manner that we approve in advance.

OWNER - the person, including joint owner, who owns all the rights and privileges of this Policy.


 10       GLOSSARY                   Principal Variable Universal Life Income II
                                                                  1-800-247-9988

PLANNED PERIODIC PREMIUM - the premium in the amount and frequency you plan to pay.


POLICY DATE - the date from which monthly dates, policy years and policy anniversaries are determined; the policy date may not be in the future and will never be the 29th, 30th, or 31st of any month.

POLICY VALUE - the sum of the values in the divisions, the fixed account, the fixed DCA account, and the loan account.

POLICY YEAR - the one-year period beginning on the policy date and ending one day before the policy anniversary and each subsequent one year period beginning on a policy anniversary.
     Example: If the policy date is November 21, 2007, the first policy year ends on November 20, 2008. The first policy anniversary falls on November 21, 2008.


PREMIUM EXPENSE CHARGE - the charge deducted from premium payments to cover a sales charge and state, local and federal taxes.



PRORATED BASIS - is the proportion that the value of a particular division, the fixed account or the fixed DCA account bears to the total value of all divisions, the fixed account and the fixed DCA account.



SEPARATE ACCOUNT - the Principal Life Insurance Company Variable Life Separate Account, an account established by us which has divisions to which net premiums may be allocated under the Policy.


SURRENDER VALUE - policy value minus any surrender charge.


TARGET PREMIUM - a premium amount which is used to determine the premium expense charge under a Policy. The target premium is not required to be paid and can be calculated by using the rates in Appendix C.


UNDERLYING MUTUAL FUND - a registered open-end investment company, or a separate investment account or portfolio thereof, in which a division invests.

UNIT - the accounting measure used to calculate the value of each division.

VALUATION PERIOD - the period begins at the close of normal trading on the New York Stock Exchange ("NYSE"), generally 4:00 p.m. E.T. on each business day, and ends at the close of normal trading of the NYSE on the next business day.


WE, US, OUR - Principal Life Insurance Company. We are also referred to throughout this prospectus as the Company.


WRITTEN REQUEST - actual delivery to the Company at our home office of a written notice or request, signed and dated, on a form we supply or approve.

Your notices may be mailed to us at:
     Principal Life Insurance Company
     P O Box 9296
     Des Moines, Iowa 50306-9296
     Phone: 1-800-247-9988


YOU, YOUR - the owner of the Policy.



Principal Variable Universal Life Income II                    GLOSSARY       11
www.principal.com

CORPORATE ORGANIZATION AND OPERATION

THE COMPANY
The Company is a stock life insurance company with its home office at: Principal Financial Group, Des Moines, Iowa 50306. It is authorized to transact life and annuity business in all of the United States and the District of Columbia. The Company is a wholly owned subsidiary of Principal Financial Services, Inc., which in turn, is a directly wholly owned subsidiary of Principal Financial Group, Inc.

On June 24, 1879, the Company was incorporated under Iowa law as a mutual life insurance company named Bankers Life Association. It changed its name to Bankers Life Company in 1911 and then to Principal Mutual Life Insurance Company in 1986. The name change to Principal Life Insurance Company and reorganization into a mutual holding company structure took place July 1, 1998. Effective October 26, 2001, Principal Mutual Holding Company converted to a stock company and Principal Financial Group, Inc. completed its initial public offering.

PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT
The Separate Account was established under Iowa law on November 2, 1987. It was then registered as a unit investment trust with the SEC. This registration does not involve SEC supervision of the investments or investment policies of the Separate Account.

The income, gains, and losses, whether or not realized, credited to or charged against the Separate Account reflect the Separate Account's own investment experience and not the investment experience of the Company's other assets. Assets of the Separate Account may not be used to pay any liabilities of the Company other than those arising from the policies funded by the Separate Account. The Company is obligated to pay all amounts promised to owners under the Policy.

THE FUNDS
The assets of each division of the Separate Account invest in a corresponding underlying mutual fund. The Company purchases and sells fund shares for the Separate Account at their net asset value. The assets of each division are separate from the others. A division's performance has no effect on the investment performance of any other division.


The funds are NOT available to the general public directly. The funds are available only as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies and qualified plans. Some of the funds have been established by investment advisers that manage publicly traded mutual funds having similar names and investment objectives. While some of the funds may be similar to, and may in fact be modeled after publicly traded mutual funds, you should understand that the funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of any underlying mutual fund may differ substantially from the investment performance of a publicly traded mutual fund.


The funds are mutual funds registered under the Investment Company Act of 1940 as open-end management investment companies. A full description of the funds, their investment objectives, policies and restrictions, charges and expenses and other operational information is contained in the attached prospectuses (which should be read carefully before investing). ADDITIONAL COPIES OF THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE FROM A SALES REPRESENTATIVE OR BY CONTACTING OUR HOME OFFICE AT 1-800-247-9988.

The TABLE OF SEPARATE ACCOUNT DIVISIONS contains a brief summary of the investment objectives of, and sub-advisor(s) for, each division.



Deletion or Substitution of Investments
We reserve the right to make certain changes if, in our judgement, they best serve your interests or are appropriate in carrying out the purpose of the Policy. Any changes are made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any

 12       CORPORATE ORGANIZATION AND OPERATION Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988
appropriate regulatory authority. Approvals may not be required in all cases. Examples of the changes we may make include:
- transfer assets in any division to another division or to the fixed account;
- add, combine or eliminate divisions; or
- substitute the shares of a division for shares in another division:
  - if shares of a division are no longer available for investment; or
  - if in our judgement, investment in a division becomes inappropriate considering the purposes of the division.

If we eliminate or combine existing divisions or transfer assets from one division to another, you may change allocation percentages and transfer any value in an affected division to another division(s) and/or the fixed account without charge. You may exercise this exchange privilege until the later of 60 days after a) the effective date of the change, or b) the date you receive notice of the options available. You may only exercise this right if you have an interest in the affected division(s).

Voting Rights

We vote shares of the underlying mutual funds owned by the Separate Account according to the instructions of Policy owners.



We will notify you of shareholder meetings of the mutual funds underlying the divisions in which you hold units. We will send you proxy materials and instructions for you to provide voting instructions to us. We will arrange for the handling and tallying of proxies received from you and other Policy owners. If you give no voting instructions, we will vote those shares in the same proportion as shares for which we received instructions.



We determine the number of fund shares that you may instruct us to vote by allocating one vote for each $100 of policy value in the division. Fractional votes are allocated for amounts less than $100. We determine the number of underlying fund shares you may instruct us to vote as of the record date established by the mutual fund for its shareholder meeting. In the event that applicable law changes or we are required by regulators to disregard voting instructions, we may decide to vote the shares of the underlying mutual funds in our own right.



NOTE: Because there is no required minimum number of votes a small number of votes can have a disproportionate effect.


THE FIXED ACCOUNT AND FIXED DCA ACCOUNT
The fixed account and the fixed DCA account are part of our general account. Because of exemptions and exclusions contained in the Securities Act of 1933 and the Investment Company Act of 1940, the fixed account, the fixed DCA account and any interest in them are not subject to the provisions of these acts. As a result the SEC has not reviewed the disclosures in this prospectus relating to the fixed accounts. However, disclosures relating to them are subject to generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. You may obtain more information regarding the fixed accounts from our home office or from a sales representative.

Our obligations with respect to the fixed accounts are supported by our general account. Subject to applicable law, we have sole discretion over the investment of assets in the general account.

We guarantee that net premiums allocated to the fixed accounts accrue interest daily at an effective annual rate of 3% compounded annually. We may, in our sole discretion, credit interest at a higher rate.

We may defer payment of proceeds payable out of the fixed accounts for a period of up to six months.


Principal Variable Universal Life Income II           CORPORATE ORGANIZATION AND
OPERATION       13
www.principal.com

The Fixed Account
The value of your fixed account on any business day is:
- net premiums allocated to the fixed account
- plus transfers from the division(s) and/or fixed DCA account
- plus interest credited to the fixed account
- minus surrenders, surrender charges, and monthly policy charges
- minus transfers to the loan account
- minus transfers to the division(s).

The Fixed Dollar Cost Averaging (DCA) Account
You may elect to have net premiums allocated to a fixed DCA account. The fixed DCA account must be selected at the time of application and requires an initial minimum net premium of $1,000. You may select either a 6-month or a 12-month DCA duration. The DCA duration cannot be renewed or extended. During the DCA duration, subsequent net premiums may be allocated to the fixed DCA account.




On the first monthly date after the 20th day following the effective date, and on each monthly date thereafter through the DCA duration, a portion of the value in the fixed DCA account is transferred. If the monthly date is not a business day, the transfer occurs on the next business day. The transfers are allocated to the divisions and/or to the fixed account according to your Fixed DCA allocation instructions. The transfers do not count against any limitations on the number of free transfers.


On each monthly date, the amount of the transfer is (a) divided by (b) where
     (a) is the value of your fixed DCA account (which includes net premiums and interest credited).
     (b) is the number of months remaining in the DCA duration.
For example, if your fixed DCA account has a value of $4,000 and four months remain in the DCA duration, the transfer amount would be $1,000 ($4,000 / 4).

The credited interest rate on the fixed DCA account is generally higher than the rate on the fixed account. Net premiums are credited at the interest rate in effect on the date the net premium is allocated to the fixed DCA account. The 6-month DCA duration and the 12-month DCA duration generally have different credited interest rates.

You may make unscheduled transfers from the fixed DCA account to divisions and/or the fixed account. Transfers into the fixed DCA account are not permitted.

After the DCA duration, net premiums may not be allocated to the fixed DCA account. If at the end of the DCA duration your premium allocation percentages include allocating a portion of net premiums to the fixed DCA account, that portion will be allocated to the Money Market Division until you give us instructions otherwise.

CHARGES AND DEDUCTIONS

We make certain charges and deductions to support operation of the Policy and the Separate Account. Some charges are deducted from premium payments when they are received. Other charges are deducted on a monthly basis while others are deducted at the time a Policy is surrendered or terminated. These charges are intended to cover distribution expenses (commissions paid to registered representatives, printing of prospectuses and advertising), administrative expenses (processing applications; conducting medical examinations; determining insurability; establishing and maintaining records; processing death benefit claims and policy changes, reporting and overhead), mortality expenses and profit.

PREMIUM EXPENSE CHARGE (SALES CHARGE AND TAXES)

When we receive your premium payment, we deduct a premium expense charge. The sales charge is intended to pay us for distribution expenses, including commissions paid to sales representatives, printing of prospectuses and sales literature, and advertising.



 14       CHARGES AND DEDUCTIONS     Principal Variable Universal Life Income II
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

Deductions from premiums equal:
- sales charge of 3.00% of premiums paid up to target premium and 2.5% of premiums paid in excess of target premium. The total sales charge is guaranteed not to exceed 5% of premiums paid.
- plus 1.25% (of premiums paid) for federal taxes.
- plus 2.00% (of premiums paid) for state and local taxes*.

  * The actual taxes we pay vary from state to state. The expense charge is based on the average tax rate we expect to pay nationwide, the premiums we receive from all states and other expense assumptions. The rate for a particular policy does not necessarily reflect the actual tax costs applicable to that policy.


The target premium is based on the gender, if applicable, age and tobacco status of the insured (see APPENDIX C- TARGET PREMIUM RATES). The target premium is a calculated premium amount used to determine the premium expense charge. The target premium is not a required premium.


SURRENDER CHARGE
A surrender charge is imposed upon full surrender of the Policy within fourteen years of the policy date or of a face amount increase. In addition, if you reinstate your Policy and then it is fully surrendered, a surrender charge may be imposed. The surrender charge compensates us for expenses relating to the sale of the Policy.

Surrender charges vary based on gender, age at issue or adjustment, and number of policy years since issue or adjustment. The charge applies only during the first fourteen policy years unless there is a face amount increase. A face amount increase has its own surrender charge period that begins on the adjustment date. The total surrender charge on the Policy is the sum of the surrender charges for the face amount at issue and each face amount increase. The surrender charge is not affected by any decrease in face amount or any change in face amount resulting from a change of death benefit options.

The surrender charge on an early surrender or Policy termination is significant. As a result, you should purchase a Policy only if you have the financial capacity to keep it in force for a substantial period of time.

The surrender charge is (a) multiplied by (b) multiplied by (c) where:
     (a) is the applicable rate from Appendix A.
     (b) is the face amount divided by 1,000.
     (c) is the applicable percentage from Appendix B.

For Policies issued with the Surrender Charge Adjustment Rider, the rider provides for a waiver of a portion of the surrender charges for a limited time. For a description of the rider, please see GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits.

WAIVER OF SURRENDER CHARGE PERCENTAGE
                TABLE
-------------------------------------
POLICY YEAR         WAIVER PERCENTAGE
-----------         -----------------
     1                    100.00%
     2                     80.00
     3                     60.00
     4                     40.00


     Example: The amount of surrender charge waived is determined by multiplying the amount of the surrender charge by the applicable waiver percentage. If the amount of the surrender charge is $200 and you surrender your Policy in year 3, we would waive 60% of that charge ($120). The amount we would collect is $80.

TRANSFER FEE

We reserve the right to impose a transfer fee of up to $25 on each unscheduled division transfer after the first unscheduled division transfer in a policy year.



Principal Variable Universal Life Income II      CHARGES AND DEDUCTIONS       15
www.principal.com

MONTHLY POLICY CHARGE
The monthly policy charge is made up of:
- a charge for the cost of insurance;
- an asset based charge;
- a monthly administration charge;

- a monthly policy issue charge; and

- any charge for an optional insurance benefit added by rider(s).

On the policy date and each monthly date thereafter, we deduct the charge from your policy value in the divisions, fixed account and/or fixed DCA account (but not your loan account). The deduction is made using your current monthly policy charge allocation percentages. Your allocation percentages may be:
- the same as allocation percentages for premium payments;
- determined on a prorated basis; or

- determined by any other allocation method upon which we agree.


If you do not designate monthly policy charge allocation percentages, the charge will be allocated the same as the allocation percentages for premium payments. For each division, the fixed account and/or fixed DCA account, the allocation percentage must be zero or a whole number. The total of the allocation percentages must equal 100. Allocation percentages may be changed without charge. A request for an allocation change is effective once approved by us, as of the next monthly date. If we cannot follow your instructions because of insufficient value in any fixed account, fixed DCA account and/or the division, the monthly policy charge is deducted on a prorated basis.


Cost of Insurance Charge
This charge compensates us for providing insurance protection under the Policy.

The monthly cost of insurance charge is (a) multiplied by (b) where:
     (a) is the cost of insurance rate (described below) divided by 1,000.
     (b) is the net amount at risk.

Different cost of insurance rates may apply to face amount increases. The cost of insurance for the increase is based on the insured's gender*, issue age, duration since issue, tobacco status, and risk classification at the time of the increase. The guaranteed maximum cost of insurance rate for the increase is based on the insured's gender*, attained age and risk classification at the time of the increase.
  * The cost of insurance rate for Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans is not based on the gender of the insured.


Entities and other persons buying Policies under a sponsored arrangement may apply for special underwriting. If special underwriting is granted, the cost of insurance charge may increase because of higher anticipated mortality experience. Special underwriting programs currently available include: batch underwriting, simplified issue underwriting and guaranteed issue underwriting. The cost of insurance rates for healthy individuals may be greater under special underwriting programs than for Policies subjected to full underwriting. Healthy individuals in a group will likely pay higher cost of insurance charges because they bear a portion of the cost of insuring the less healthy individuals in the group.



The net amount at risk is the difference between the death benefit and policy value (see GLOSSARY for exact formula). The lower the policy value, the higher the net amount at risk thus higher cost of insurance charges. The net amount at risk is affected by investment performance, policy loans, payment of premiums fees and charges under the Policy, death benefit option chosen, partial surrenders and face amount adjustments.


Asset Based Charge
The asset based charge reimburses us for distribution and administration expenses.

In the first ten policy years, each month we deduct an asset based charge of 0.0581% (equivalent to 0.70% annually) of the net policy value. After the tenth policy year, we do not collect an asset based charge.


 16       CHARGES AND DEDUCTIONS     Principal Variable Universal Life Income II
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

We reserve the right to impose an asset based charge after the tenth policy year but guarantee that the maximum rate after the tenth policy year will not exceed 0.20% of the net policy value annually.

Monthly Administration Charge
This charge compensates us for the costs of maintaining the Policy, including accounting and record keeping costs.
  - Current charges. The current monthly administrative charge is $25.00 per month during the first policy year. After the first policy year, the administrative charge is $10.00 per month.
  - Maximum charges. In all policy years, the monthly administration charge is guaranteed not to exceed $25.00 per month.

Monthly Policy Issue Charge

This charge reimburses us for the expenses associated with issue and underwriting. The monthly policy issue charge applies per $1,000 of face amount and varies by gender (if applicable), age, tobacco status, and risk classification. Currently, this charge is applied for fifteen years from policy issue or face amount increase; however, we reserve the right to apply this charge in all years. Any face amount increase will have its own monthly policy issue charge.



Optional Insurance Benefits.


See GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits for more detail.


NET POLICY LOAN CHARGE
See LOANS for more detail.



UNDERLYING MUTUAL FUND CHARGES
The assets of each division are used to purchase shares in a corresponding mutual fund at net asset value. The net asset value of the mutual fund reflects management fees and operating expenses already deducted from the assets of the mutual fund. Current management fees and operating expenses for a mutual fund are shown in the prospectus for the underlying mutual fund.

GENERAL DESCRIPTION OF THE POLICY

THE CONTRACT
The entire contract is made up of applications, amendments, riders and endorsements attached to the Policy, data pages, copies of any supplemental applications, amendments, and endorsements which are mailed to you. No statement, unless made in an application, is used to void a Policy (or void an adjustment in the case of an adjustment application). Only our corporate officers can agree to change or waive any provisions of a Policy. Any change or waiver must be in writing and signed by an officer of the Company.


The Policy is an individual flexible premium variable universal life insurance policy. This prospectus describes the Policy. Your Policy's provisions may differ from the description in this prospectus, and certain riders and options may not be available, because of legal requirements or restrictions in your state. Any significant variations from the information appearing in this prospectus which are required due to individual state requirements are contained in your Policy, or in riders or endorsements attached to your Policy. You should refer to your Policy for these state specific features.


RIGHTS UNDER THE POLICY
Ownership
Unless changed, the owner(s) is as named in the application. The owner(s) may exercise every right and privilege of the Policy, subject to the rights of any irrevocable beneficiary(ies) and any assignee(s).

All rights and privileges of ownership of a Policy end if:
- the death proceeds are paid;
- the maturity proceeds are paid;
- the Policy is surrendered; or
- the grace period ends without our receiving the payment required to keep the Policy in force.


Principal Variable Universal Life Income II           GENERAL DESCRIPTION OF THE
POLICY       17
www.principal.com

If an owner dies before the Policy terminates, the surviving owner(s), if any, succeeds to that person's ownership interest, unless otherwise specified. If all owners die before the Policy terminates, the Policy's ownership interest passes to the insured. With our consent, you may specify a different arrangement for contingent ownership.


You may change your ownership designation at any time. Your request must be in writing and approved by us. After approval, the change is effective as of the date you signed the request for change. We reserve the right to require that you send us the Policy so that we can record the change.

Beneficiary
If the insured dies before the maturity date, we pay death proceeds to your named beneficiary(ies). You have the right to name a beneficiary(ies) and contingent beneficiary(ies). This may be done as part of the application process or by sending us a written request. Unless you have named an irrevocable beneficiary, you may change your beneficiary designation by sending us a written request. After approval, the change is effective as of the date you signed the request for change. We reserve the right to require that you send us the Policy so that we can record the change.

If no beneficiary(ies) survives the insured, the death proceeds are paid to the owner(s) or the estate of the owner(s) in equal percentages unless otherwise specified.

Assignment
You may assign your Policy. Each assignment is subject to any payments made or action taken by the Company prior to our notification of the assignment. We assume no responsibility for the validity of any assignment.

An assignment must be made in writing and filed with us at our home office. The irrevocable beneficiary(ies), if any, must authorize any assignment in writing. Your rights, as well as those of the beneficiary(ies), are subject to any assignment on file with us.

POLICY LIMITATIONS
Division Transfers

After the initial allocation of premiums, you may transfer amounts between the divisions and/or the fixed accounts. You must specify the dollar amount or whole percentage to transfer from each division. The transfer is made, and the values determined as of the end of the valuation period in which we receive your request. In states where allowed, we reserve the right to reject transfer instructions from someone providing them for multiple Policies for which he or she is not the owner.



You may request an unscheduled transfer or set up scheduled transfers by:


- sending a written request to us;


- calling us at 1-800-247-9988 (if telephone privileges apply);


- faxing us at 1-515-235-9720; or


- visiting www.principal.com (if internet privileges apply).


You may not make a transfer to the fixed account if:
- a transfer has been made from the fixed account to a division within six months; or
- immediately after the transfer, the fixed account value would be more than $1,000,000 (without our prior approval).

UNSCHEDULED TRANSFERS. You may make unscheduled transfers from a division to another division or to the fixed account. The minimum transfer amount is the lesser of $100 or the value of your division.

We reserve the right to impose a transfer fee on each unscheduled transfer after the first unscheduled transfer in a policy year.

SCHEDULED TRANSFERS. You may elect to have automatic transfers made out of one division into one or more of the other divisions and/or the fixed account. You choose the investment options, the dollar amount and timing of the

 18       GENERAL DESCRIPTION OF THE POLICY    Principal Variable Universal Life
                                                                       Income II
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

transfers. There is no transfer fee on scheduled transfers. There is no charge for participation in the scheduled transfer program.

Automatic transfers are designed to reduce the risks that result from market fluctuations. They do this by spreading out the allocation of your money to investment options over a longer period of time. This allows you to reduce the risk of investing most of your money at a time when market prices are high. The success of this strategy depends on market trends and is not guaranteed.

     Example:

         MONTH               AMOUNT INVESTED             SHARE PRICE             SHARES PURCHASED
         -----               ---------------             -----------             ----------------
January                            $100                    $ 25.00                       4
February                           $100                    $ 20.00                       5
March                              $100                    $ 20.00                       5
April                              $100                    $ 10.00                      10
May                                $100                    $ 15.00                       6
June                               $100                    $ 20.00                       5
                                   ----                    -------                      --
Total                              $600                    $110.00                      35


In the example above, the average share price is $18.33 (total of share prices ($110.00) divided by number of purchases (6)) and the average share cost is $17.14 (amount invested ($600.00) divided by number of shares purchased (35)).

Automatic transfers are made on a periodic basis.
- The amount of the transfer is:
  - the dollar amount you select (the minimum is the lesser of $100 or the value of the division); or
  - a percentage of the division value as of the date you specify (other than the 29th, 30th or 31st).
- You select the transfer date (other than the 29th, 30th or 31st) and the transfer frequency (annually, semi-annually, quarterly or monthly). If the selected date is not a business day, the transfer is completed on the next business day.
- The value of the division must be equal to or more than $2,500 when your scheduled transfers begin.
- Transfers continue until your interest in the division has a zero balance or we receive notice to stop them.
- We reserve the right to limit the number of divisions from which simultaneous transfers are made. In no event will it ever be less than two.

Fixed Account Transfers
Transfers from your investment in the fixed account to your division(s) are subject to certain limitations. You may transfer amounts by making either a scheduled or unscheduled fixed account transfer. You may not make both a scheduled and an unscheduled fixed account transfer in the same policy year.

UNSCHEDULED TRANSFERS. You may make one unscheduled fixed account to division(s) transfer within the 30-day period following the policy date and following each policy anniversary.
- You must specify the dollar amount or percentage to be transferred (not to exceed 25% of the fixed account value as of the most recent policy anniversary).
- The minimum transfer amount must be at least $100 (or the entire value of your fixed account if less).
- If your fixed account value is less than $1,000, you may transfer up to 100% of your fixed account.
- There is no charge for the transfer(s).

SCHEDULED TRANSFERS. You may make scheduled transfers on a monthly basis from the fixed account to your division(s) without an additional charge as follows:
- The value of your fixed account must be equal to or more than $2,500 when your scheduled transfers begin. We reserve the right to change this amount but it will never be more than $10,000.
- The amount of the transfer is:
  - the dollar amount you select (minimum of $50); or


Principal Variable Universal Life Income II           GENERAL DESCRIPTION OF THE
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

  - a percentage of the fixed account value (the maximum amount of the transfer is 2% of the fixed account value as of the specified date) as of the date you specify which may be:
    - the later of the policy date or most recent policy anniversary date; or
    - the date the Company receives your request.
- Transfers occur on a date you specify (other than the 29th, 30th or 31st of any month).
- If the specified date is not a business day, the transfer is completed on the next business day.

Scheduled transfers continue until your value in the fixed account has a zero balance or we receive your notice to stop them. If you stop the transfers, you may not start them again until six months after the last scheduled transfer. You may change the amount of the transfer once each policy year by:
- sending us a written request;
- calling us at 1-800-247-9988 (if telephone privileges apply); or
- visiting www.principal.com (if internet privileges apply).

As transfers are made on a monthly basis, a change in the amount of transfer is effective with the scheduled transfer after our receipt of notice of the change

Automatic Portfolio Rebalancing (APR)
APR allows you to maintain a specific percentage of your policy value in the divisions over time.
          Example: You may choose to rebalance so that 50% of your policy values are in the Bond division and 50% in the Capital Value division. At the end of the specified period, market changes may have caused 60% of your value to be in the Bond division and 40% in the Capital Value division. By rebalancing, units from the Bond division are sold and the proceeds are used to purchase units in the Capital Value division so that 50% of the policy values are once again invested in each division.

You may elect APR at the time of application or after the Policy has been issued. There is no charge for participation in the APR program. The APR transfers:
- do not begin until the later of expiration of the examination offer period or the DCA duration, if applicable;
- are done without charge;
- may be done on the frequency you specify:
  - quarterly (on a calendar year or policy year basis); or
  - semiannual or annual (on a policy year basis).
- may be done by:

  - calling us at 1-800-247-9988 (if telephone privileges apply);

  - mailing us your written request;

  - faxing us at 1-515-235-9720; or

  - visiting www.principal.com (if internet privileges apply).
- are made at the end of the next valuation period after we receive your instruction;
- are not available for values in the fixed account; and
- are not available if you have scheduled transfers from the same divisions.

OPTIONAL INSURANCE BENEFITS

Subject to certain conditions, you may add one or more additional insurance benefits to your Policy. Detailed information concerning additional insurance benefits may be obtained from a representative or our home office. NOT ALL OPTIONAL INSURANCE BENEFITS ARE AVAILABLE IN ALL STATES. SOME PROVISIONS MAY VARY FROM STATE TO STATE. The cost, if any, of an additional insurance benefit is deducted from your policy value. See SUMMARY: FEE TABLES for maximum charges.


Accelerated Benefits Rider



If the Death Benefit Advance Rider is not available to you, we will automatically add this rider to your Policy at issue. This rider allows you to request an advance of a portion of the death benefit if the insured becomes terminally ill. Up to 75% of the face amount, minus any outstanding loan indebtedness and previously paid accelerated benefit, may be requested, up to a maximum of $1,000,000, provided that the insured has been diagnosed as terminally ill and has a life expectancy of less than 12 months. The cost for this rider is the interest charged during the time period the death


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


benefit has been advanced. The death proceeds payable upon the death of the insured will be reduced by the amount of the death benefit advanced plus interest charged during the advance period. In addition, we may, in the future charge an administrative fee for each death benefit advance. Receipt of a death benefit advance may be taxable. Before you make a claim for a death benefit advance, you should seek assistance from your personal tax advisor.


Accidental Death Benefit Rider



This rider provides you an additional death benefit for a fixed amount you determine, but no greater than the face amount, if the insured's death is caused by accidental means. You may elect the rider at the time of application, or you may add this rider after issue subject to our then current underwriting guidelines. There is a charge for this rider.


Change of Insured Rider

This rider is available on business owned Policies only and allows the business to change the insured when an employee leaves employment or ownership of the business changes. This rider may be added at any time prior to the proposed insured's attained age 69. Until the effective date of the change of insured, coverage remains in effect on the life of the prior insured. We must receive satisfactory evidence of insurability (according to our underwriting guidelines then in effect) for the newly named insured. Future cost of insurance rates are based on the gender, issue age, tobacco status, and risk classification of the newly named insured. The death proceeds are paid when the newly named insured dies. There is no charge for this rider.


Cost of Living Increase Rider
This rider provides increases in the face amount every three years, to the insured's age 55, without requiring evidence of insurability. This rider is added automatically to all Policies with a risk classification of standard or better and where the insured's issue age is 52 or younger. There is no charge for adding this rider; however, when there is a cost of living increase, the monthly policy charge and surrender charge will be higher.

Death Benefit Advance Rider



This rider allows you to receive an advance of a portion of the death benefit if the insured is diagnosed with a terminal illness or catastrophic health condition (as defined in the rider) or is permanently confined to a nursing home. This rider is added automatically to all Policies issued with a risk classification of standard or better and not part of a special underwriting program. The maximum amount available is based on the death benefit as of the date the claim is approved. The death proceeds payable upon the death of the insured will be reduced by any loan indebtedness and the amount of the death benefit advanced (the lien) plus interest charged on the lien. The cost for this rider is the interest charged during the time period the death benefit has been advanced. In addition, we may, in the future, charge an administrative fee for each death benefit advance. Receipt of a death benefit advance may be taxable. Before you make a claim for a death benefit advance, you should seek assistance from your personal tax advisor.


Death Benefit Guarantee Rider

This rider provides that your Policy will not lapse before the insured attains a specified age if premiums paid equal or exceed the death benefit guarantee premium requirement. This rider is automatically made a part of the Policy at issue as long as the premium (planned or paid) is equal to or greater than the annual death benefit guarantee premium requirement. The level of premium (planned or paid) at issue determines whether the no-lapse guarantee is extended to the insured's attained age 65, attained age 85 or attained age 100. An illustration (available at no charge from your sales representative or our home office) will provide the death benefit guarantee premium requirement applicable to your Policy. The death benefit guarantee premium requirement is described in PREMIUMS - Premiums Affecting Guarantee Provisions.


If on any monthly date, the death benefit guarantee premium is not met, we send you a notice stating the premium required to keep the rider in effect. If the premium required to maintain the rider is not received in our home office before the expiration of the 61 days (which begins when the notice is mailed), the death benefit guarantee is no longer in effect and the rider is terminated. If the rider terminates, it may not be reinstated.

The rider may not be added after the Policy has been issued. There is no charge to purchase this rider; however, sufficient premiums are required to be paid in order for the rider provisions to apply.


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Extended Coverage Rider

This rider extends the Policy beyond the maturity date as long as the Policy is still in-force and the insured is living on the maturity date. The Policy will then terminate upon the insured's death. No monthly policy charges are deducted after the maturity date. No additional premium payments are allowed, adjustment options are not available and the death benefit option is changed to Death Benefit Option 1. All investment account and fixed account values will be transferred to the Money Market division and no further transfers are allowed. However your right to take partial surrenders and loans are not restricted. This rider is added automatically to all Policies when issued. You may choose not to extend the maturity date by requesting the rider not be attached to your Policy. There is no charge for this rider.



Life Paid-Up Rider (Overloan Protection)


Under certain circumstances, this rider can guarantee the Policy will not lapse when there is large loan indebtedness by converting the Policy to paid-up life insurance. In order for the rider benefit to begin, the following conditions must be satisfied:


- the loan indebtedness must be at least 96% of the surrender value;


- the insured's attained age must be 75 years or older;


- the Policy must have been inforce for at least 15 policy years; and


- premiums paid have been surrendered.



We reserve the right to begin the rider benefit when the loan indebtedness is at least 86% of the surrender value and all other conditions are satisfied.



Once the rider benefit begins, no further monthly policy charges are deducted for the remaining paid-up death benefit and no adjustments, partial surrenders or loans to the Policy are allowed. Loan payments can be submitted. There is a one-time charge taken from the policy value on the date the rider benefit begins. The rider may be elected at anytime prior to the maturity date.





The Internal Revenue Service has not taken a position on the Life Paid-Up rider. You should consult your tax advisor regarding this rider.


Return of Cost of Insurance Rider
This rider provides for the return of the cost of insurance charges. The returned charges are credited to the policy value annually on the policy anniversary in equal amounts over a period of five years. The total amount credited is the sum of the cost of insurance charges for the face amount paid up to the time this benefit begins. The benefits begin as of the later of the last day of the 15th policy year or the last day of the insured's attained age 59 policy year. The benefit is applied according to the premium allocation instructions in effect at that time. If the policy terminates for any reason or becomes paid-up due to the Life Paid-Up Rider, any benefit not credited is forfeited. This rider is added automatically to all Policies. There is no charge for this rider.

Salary Increase Rider

This rider is available on business owned or business sponsored Policies only and provides increases in the face amount, up to the rider benefit amount, based on salary adjustments without requiring evidence of insurability. The rider benefit amount is any amount you select subject to the then current underwriting guidelines. When exercised, the monthly policy charge and surrender charge will be increased to cover the costs and charges for any increase in the face amount made under this rider. The rider may be elected at any time prior to issue. There is a charge for this rider.


Surrender Charge Adjustment Rider
This rider provides for a waiver of a portion of the surrender charges for a limited time. If you fully surrender your Policy within the first four policy years, we will adjust the amount of surrender charge we collect. The rider is only available for Policies issued for business cases and certain trust-owned Policies, subject to our then current underwriting guidelines. The rider may not be added after the Policy has been issued. If the Policy is issued with the rider, an additional sales charge is imposed in the first policy year.


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Waiver of Monthly Policy Charges Rider

This rider pays the monthly policy charges of the Policy if the insured becomes disabled (as described in the rider) and loses his/her ability to earn an income. Our approval, under our then current underwriting guidelines, is required to add this rider. The rider may be added at anytime that the insured's attained age is not greater than 59. There is a charge for this rider.


Waiver of Specified Premium Rider

This rider pays the planned periodic premium on the Policy if the insured becomes disabled (as described in the rider) and loses his/her ability to earn an income. Our approval, under our then current underwriting guidelines, is required to add this rider. The rider may be added at anytime that the insured's attained age is not greater than 59. There is a charge for this rider.


RESERVATION OF RIGHTS
We reserve the right to change the Policy to assure it continues to qualify as life insurance for tax purposes. However, we cannot make any guarantee regarding the future tax treatment of any Policy.

We reserve the right to modify or endorse the Policy in order to maintain compliance with applicable laws and regulations.


We also reserve the right to amend or terminate the special plans described in this prospectus; for example, preauthorized premium payments. You would be notified of any such action to the extent required by law.


RIGHT TO EXCHANGE
During the first 24 months after the effective date (except during a grace period), you have the right to make an irrevocable, one-time election to transfer all of your division and fixed DCA account values to the fixed account. No charge is imposed on this transfer. The policy value immediately after the transfer will be the same as immediately before the transfer. From the exchange date forward, the policy value will no longer be affected by the investment performance of the divisions.

Your request must be in writing and be signed by the owner(s). The request must be postmarked or delivered to our home office before the end of the 24-month period. The transfer is effective when we receive your written request.

SUICIDE
Death proceeds are not paid if the insured dies by suicide, while sane or insane, within two years of the policy date (or two years from the date of face amount increase with respect to such increase). In the event of the suicide of the insured within two years of the policy date, our only liability is a refund of premiums paid, without interest, minus any loan indebtedness and partial surrenders. In the event of suicide within two years of a face amount increase, our only liability with respect to that increase is a refund of the cost of insurance for the increase. This amount will be paid to the beneficiary(ies).

DELAY OF PAYMENTS OR TRANSFERS
Payment due to exercise of your rights under the examination offer provision, surrenders, policy loans, death or maturity proceeds, and transfers to or from a division are generally made within five days after we receive your instructions in a form acceptable to us. This period may be shorter where required by law. However, payment of any amount upon return of the Policy, full or partial surrender, policy loan, death, maturity or the transfer to or from a division may be deferred during any period when the right to sell mutual fund shares is suspended as permitted under provisions of the Investment Company Act of 1940.

The right to sell shares may be suspended during any period when:
- trading on the NYSE is restricted as determined by the SEC or when the NYSE is closed for other than weekends and holidays, or
- an emergency exists, as determined by the SEC, as a result of which:
  - disposal by a fund of securities owned by it is not reasonably practicable;


Principal Variable Universal Life Income II           GENERAL DESCRIPTION OF THE
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

  - it is not reasonably practicable for a fund to fairly determine the value of its net assets; or
  - the SEC permits suspension for the protection of security holders.


If a payment or transfer is delayed and your instruction is not canceled by your written notice the transaction will occur on the first business day following the expiration of the permitted delay. The transaction is made within five days thereafter.



In addition, we reserve the right to defer payment of that portion of your policy value that is attributable to a premium payment made by check for a reasonable period of time (not to exceed 15 business days) to allow the check to clear the banking system.


We may defer payment of proceeds payable out of the fixed account and/or fixed DCA account for a period of up to six months.

PREMIUMS

PAYMENT OF PREMIUMS
The amount and frequency of your premium payments affects the policy value, the net surrender value and how long the Policy remains in force. Generally, the higher the face amount the higher the premium should be. You must pay premiums to us at our home office, Principal Life Insurance Company, 801 Grand (IDPC), Des Moines, Iowa 50392.


You may make unscheduled premium payments and/or planned periodic premiums. Planned periodic premiums are premiums in the amount and on the frequency you plan to pay. You may set up monthly preauthorized withdrawals to allow us to automatically deduct premium payments from your checking or other financial institution account. We send premium reminder notices if you establish an annual, semiannual or quarterly planned payment schedule.


PREMIUMS AFFECTING GUARANTEE PROVISIONS

No-Lapse Guarantee

Your initial premium must be at least the no-lapse guarantee premium. After the initial premium, you may determine the amount and timing of subsequent premium payments (with certain restrictions), however, we recommend you continue to pay at least the no-lapse guarantee premium. By meeting the no-lapse guarantee premium requirement, your Policy is guaranteed not to terminate during the first ten policy years even if the net surrender value is insufficient to cover the monthly policy charge.


The no-lapse guarantee monthly premium is ((a) times (b)) divided by (c) where:


     (a) is the sum of premiums paid.


     (b) is the sum of all loan indebtedness and partial surrenders.


     (c) is 12.


The no-lapse guarantee premium requirement is met if ((a) minus (b)) is greater than or equal to (c) where:
     (a) is the sum of premiums paid.
     (b) is the sum of all loan indebtedness and partial surrenders.
     (c) is the sum of the no-lapse guarantee monthly premiums since the policy date to the most recent monthly date.

If the no-lapse premium requirement is not met and the net surrender value is insufficient to cover the monthly policy charge, the Policy may terminate in the first ten policy years.


The no-lapse guarantee premium rate is per $1,000 of face amount and may vary by issue age, risk classification, gender* and tobacco status. The no-lapse guarantee premium is shown on your Policy.


  * For Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans, the premiums are not based on the gender of the insured.



 24       PREMIUMS                   Principal Variable Universal Life Income II
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


Death Benefit Guarantee

If the Death Benefit Guarantee Rider is made a part of your Policy and you pay at least the death benefit guarantee premium requirement, the death benefit guarantee period may last longer than the ten year period provided by the no-lapse guarantee provision. You choose whether you want the no-lapse guarantee period to extend to the insured's attained age 65, attained age 85 or attained age 100. Generally, a longer death benefit guarantee period will have a higher premium requirement.


The death benefit guarantee monthly premium is ((a) times (b)) divided by (c) where:

     (a) is the face amount divided by 1,000.
     (b) is the premium rate.

     (c) is 12.


-----------------------------------------------------------------------------------------------------
                                               EXAMPLE
                    If the face amount is $250,000 with Death Benefit Option 2 and the insured is a 40-year old male with a risk classification of preferred non-tobacco:
        --------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                                               DEATH BENEFIT
                                            PREMIUM RATE                 GUARANTEE MONTHLY PREMIUM


-----------------------------------------------------------------------------------------------------

Death Benefit Guarantee to
  attained age 65                              $12.57                             $261.88
-----------------------------------------------------------------------------------------------------


Death Benefit Guarantee to
  attained age 85                              $21.04                             $438.34
-----------------------------------------------------------------------------------------------------


Death Benefit Guarantee to
  attained age 100                             $26.82                             $558.75
-----------------------------------------------------------------------------------------------------



You choose the death benefit guarantee period based on your scheduled premium payments. The death benefit guarantee premium requirement is met if ((a) minus
(b)) is greater than or equal to (c) where:
     (a) is the sum of premiums paid.
     (b) is the sum of all loan indebtedness and partial surrenders.
     (c) is the sum of the death benefit guarantee monthly premiums since the policy date to the most recent monthly date.

If the death benefit guarantee premium requirement is not met, the Death Benefit Guarantee Rider will terminate.



The death benefit guarantee premium rate is per $1,000 of face amount and may vary by issue age, risk classification, gender* and tobacco status. The death benefit guarantee premium is shown on your Policy.

  * For Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans, the premiums are not based on the gender of the insured.

PREMIUM LIMITATIONS
In no event may the total of all premiums paid, both scheduled and unscheduled, be more than the maximum premium payments allowed for life insurance under the Internal Revenue Code. If you make a premium payment that would result in total premiums exceeding the maximum limitation, we only accept that portion of the payment that makes total premiums equal the maximum. Unless otherwise directed, any excess will be returned and no further premiums are accepted until allowed by the current maximum premium limitations.

The minimum initial premium required is the monthly no-lapse guarantee premium. There is no minimum amount requirement for subsequent premiums; however, insufficient premium payments may cause the policy to lapse as described above in POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse).

ALLOCATION OF PREMIUMS

Your initial net premium (and other net premiums we receive prior to and on the effective date through twenty days after the effective date) is allocated to the Money Market division at the end of the business day we receive the premium. Twenty-one days after the effective date, the money is reallocated to the divisions, fixed account and/or fixed DCA account according to your instructions. If the twenty-first day is not a business day, the transfer will occur on the first business day following the twenty-first day from the effective date.

     Example: The effective date of your Policy is February 1st. Your net premium is allocated to the Money Market division at the end of the valuation period we receive the premium. At the close of business on

Principal Variable Universal Life Income II                    PREMIUMS       25
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

              February 21st, the net premium is reallocated to the divisions, fixed account and/or fixed DCA account that you selected.

Net premium payments received after the twenty-day period are allocated to the divisions, the fixed account and/or fixed DCA account according to your premium allocation instructions. For each division, fixed account and fixed DCA account, the allocation percentage must be zero or a whole number. The total of all allocation percentages must equal 100. Net premium payments are allocated as of the valuation period in which they are received.

At any time, you may change the percentage allocation for future premium payments by:
- sending a written request to us;
- calling us at 1-800-247-9988 (if telephone privileges apply); or
- visiting www.principal.com (if internet privileges apply).
The allocation changes are effective at the end of the valuation period in which your new instructions are received.

NOTE: We reserve the right to keep the initial premium payment in the Money
      Market division longer than 20 days to correspond to the examination offer periods of a particular state's replacement requirements.

Division Valuation
There is no guaranteed minimum division value. Its value reflects the investment experience of the division. It is possible that the investment performance could cause a loss of the entire amount allocated to the division. Without additional premium payments or a Death Benefit Guarantee Rider, it is possible that no death benefit would be paid upon the insured's death.

At the end of any valuation period, your value in a division is:
- the number of units you have in the division
- multiplied by the value of a unit in the division.

The number of units is the total of units purchased by allocations to the division from:
- your initial premium payment (less premium expense charges);
- plus subsequent premium payments (less premium expense charges);
- plus transfers from another division, the fixed account or the fixed DCA account minus units sold:
- for partial surrenders from the division;
- as part of a transfer to another division, the fixed account or the loan account; and
- to pay monthly policy charges and any transaction fees.

We calculate unit values on days that the NYSE is open for trading and trading is not restricted. We do not calculate unit values on these recognized holidays:
New Year's Day; Labor Day; Martin Luther King, Jr. Day; Thanksgiving; President's Day; Christmas; Good Friday, Memorial Day and Independence Day. In addition, we do not calculate unit values if an emergency exists making disposal or valuation of securities held in the underlying mutual funds impracticable or if the SEC, by order, permits a suspension or postponement for the protection of security holders.

To calculate the unit value of a division, the unit value from the previous business day is multiplied by the division's net investment factor for the current valuation period. The number of units does not change due to a change in unit value.


 26       PREMIUMS                   Principal Variable Universal Life Income II
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

The net investment factor measures the performance of each division. The net investment factor for a valuation period is calculated as follows:

   [{the share price of the underlying mutual fund at the end of the valuation period before that day's transactions
                                      plus
 the per share amount of the dividend (or other distribution) made by the mutual fund during the valuation period}
                                   divided by
    the share price of the underlying mutual fund at the end of the previous valuation period after that day's transactions].

When an investment owned by an underlying mutual fund pays a dividend, the dividend increases the net asset value of a share of the underlying mutual fund as of the date the dividend is recorded. As the net asset value of a share of an underlying mutual fund increases, the unit value of the corresponding division also reflects an increase. Payment of a dividend under these circumstances does not increase the number of units you own in the division.


Principal Variable Universal Life Income II                    PREMIUMS       27
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


DEATH BENEFITS AND POLICY VALUES


DEATH PROCEEDS


If coverage is in effect and the insured dies before the maturity date, we pay death proceeds upon our receipt of:


     Proof of the death of the insured (typically, a death certificate) and


     A completed and signed Beneficiary's Statement (Claim Form):


     - If the beneficiary is a trust, the Claim Form must be signed by the trustee(s) and we must also receive a copy of the Trust Agreement and/or our Trustee Certification form.


     - If the beneficiary is a corporation or other entity, the Claim Form must be signed by a corporate officer and we must also receive proof of that person's signing authority (e.g., a copy of the Article of Incorporation or By-Laws indicating the authority of the office and a current Board resolution naming the officer(s) authorized to sign on behalf of the entity) and a Certificate of Good Standing or Certificate of Existence provided by the state where the entity was incorporated or otherwise created.


We pay death proceeds first to the assignee, if any, in a lump sum. We pay the remainder to your named beneficiary(ies). If no beneficiary(ies) survives the insured, we will pay the death proceeds to the owner or the owner's estate unless you have given us written notice otherwise.


We will pay death proceeds in a lump sum or according to the benefit payment option (shown below) that you have chosen. If you do not select a benefit payment option, your named beneficiary(ies) may each choose to receive payment in a lump sum or according to a benefit payment option. If your beneficiary(ies) does not choose a benefit payment option, we will pay the death proceeds in a lump sum.


The death proceeds are calculated as of the date of the insured's date of death and include:


- the death benefit described below in DEATH BENEFITS AND POLICY VALUES -- Death Benefit Options;


- minus loan indebtedness;


- minus any overdue monthly policy charges if the insured died during a grace period;


- plus interest on the death proceeds as required by state law.


We pay interest on death proceeds as required by law.


Benefit Payment Instructions


While the insured is alive, you may give us instructions for payment of death proceeds under one of the fixed benefit payment options shown below. If we have not received written benefit payment instructions from you prior to the insured's death, each of your beneficiaries may select either a lump sum distribution or one of the benefit payment options shown below. You may change your benefit payment instructions by sending us written notice. If you change your beneficiary(ies) designation, your prior benefit payment instructions are automatically revoked.


Benefit Payment Options


- Customized Benefit Arrangement


     We will make benefit payments based on arrangements you have requested and we have agreed to in writing; e.g., equal payments made over a specified period of time; joint and survivor life income with a reduced survivor benefit, etc.


- Life Income


     We will make benefit payments for a person's lifetime; payments stop after the death of that person. It is possible that we would make no payments if the person were to die before the first payment was due.


- Life Income with Period Certain


     We will make benefit payments for the longer of a person's lifetime or a guaranteed period that you specify (must be between 5 to 30 years). If the person dies before all of the guaranteed payments have been made, we will continue to make the guaranteed payments to the person(s) you or your beneficiary designate until the end of the guaranteed period.


- Joint and Survivor Life Income


     We will make benefit payments for the longer of the lifetimes of two named people. Payments stop upon the death of the survivor of the two persons. It is possible that we would make no payments if both persons were to die before the first payment was due.


- Joint and Survivor Life Income with Period Certain


     We will make benefit payments for the longer of the lifetimes of two named people or a guaranteed payment period that you specify (must be between 5 to 30 years). If both people die before all of the guaranteed payments have been made, we will continue to make the guaranteed payments to the person(s) you or your beneficiary designates until the end of the guaranteed period.


These benefit payment options are also available if the Policy matures or is surrendered.



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                                                                       Income II
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


DEATH BENEFIT OPTIONS

The death benefit option is selected at the time of application. If a death benefit option is not chosen, the Policy will be issued with Death Benefit Option 1.

The three death benefit options available are:
- Death Benefit Option 1 - the death benefit equals the greater of:
  - the face amount; or
  - the amount found by multiplying the policy value by the applicable percentage*.
- Death Benefit Option 2 - the death benefit equals the greater of:
  - the face amount plus the policy value; or
  - the amount found by multiplying the policy value by the applicable percentage*.
- Death Benefit Option 3 - the death benefit equals the greater of:
  - the face amount plus the greater of a) premiums paid less partial surrenders or b) zero; or
  - the amount found by multiplying the policy value by the applicable percentage*.
    * The applicable percentage tables are in Appendix E and are based on our interpretation of Section 7702 of the Internal Revenue Code as set forth below. The table which applies to your Policy is determined by your choice of either the guideline premium/cash value corridor test or the cash value accumulation test.

       Example: The following assumptions are made to demonstrate the use of the Tables found in Appendix E.
                Death Benefit Option: 1
                Face Amount: $250,000
                Policy Value: $150,000
                Definition of Life Insurance Test: Guideline Premium/Cash Value Corridor Test
                Attained Age: 40
                Risk Class: Preferred Non-Tobacco

                Applicable Percentage:  250%
                Death Benefit = $375,000 ($150,000 x 250%)

                If the Definition of Life Insurance Test was the Cash Value Accumulation Test, the applicable percentage would be 399.00% (assuming the insured is a male) and the death benefit would be $598,500.

CHANGE IN DEATH BENEFIT OPTION
You may change the death benefit option on or after the first policy anniversary. Up to two changes are allowed per policy year. Your request must be made in writing and approved by us. The effective date of the change will be the monthly date that coincides with, or next follows, our approval. If the death benefit option change involves a face amount decrease, you may elect to keep the current face amount, subject to underwriting review and approval.

The option may not be changed from Death Benefit Option 1 to Death Benefit Option 3 or from Death Benefit Option 2 to Death Benefit Option 3. We will increase or decrease the face amount so that the death benefit immediately after the change equals the death benefit before the change.




         CHANGING FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2

  We will decrease the face amount. The amount of the decrease is equal to the policy value on the effective date of the change. If there have been increases in the face amount, the decrease of face amount will be made on a last in, first out basis. Because the death benefit can continue to increase under Death Benefit Option 2, therefore increasing the Company's risk, we may require proof of insurability. In addition, cost of insurance charges will likely increase.


--------------------------------------------------------------------------------------------------------
           FACE AMOUNT                       DEATH BENEFIT                        POLICY VALUE
--------------------------------------------------------------------------------------------------------
        BEFORE THE CHANGE                  BEFORE THE CHANGE                   BEFORE THE CHANGE
--------------------------------------------------------------------------------------------------------
            $1,000,000                         $1,000,000                           $50,000
--------------------------------------------------------------------------------------------------------
         AFTER THE CHANGE                   AFTER THE CHANGE                    AFTER THE CHANGE
--------------------------------------------------------------------------------------------------------
             $950,000                          $1,000,000                           $50,000
      ($1,000,000 - $50,000)               ($950,000+$50,000)






Principal Variable Universal Life Income II            DEATH BENEFITS AND POLICY
VALUES       29

www.principal.com

         CHANGING FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1
  We will increase the face amount. The amount of the increase is equal to the policy value on the effective date of the change. The face amount increase will be in the same proportion as the face amount to the face amount. Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease.

--------------------------------------------------------------------------------------------------------
           FACE AMOUNT                       DEATH BENEFIT                        POLICY VALUE
--------------------------------------------------------------------------------------------------------
        BEFORE THE CHANGE                  BEFORE THE CHANGE                   BEFORE THE CHANGE
--------------------------------------------------------------------------------------------------------
            $1,000,000                         $1,050,000                           $50,000
                                         ($1,000,000 + $50,000)
--------------------------------------------------------------------------------------------------------
         AFTER THE CHANGE                   AFTER THE CHANGE                    AFTER THE CHANGE
--------------------------------------------------------------------------------------------------------
            $1,050,000                         $1,050,000                           $50,000
      ($1,000,000 + $50,000)
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------



         CHANGING FROM DEATH BENEFIT OPTION 3 TO DEATH BENEFIT OPTION 1
  We will increase the face amount if the total premiums paid are greater than total partial surrenders as of the effective date of the change. The increase will be in the same proportion as the face amount is to the face amount. Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease. This example assumes total premiums paid are $30,000, total partial surrenders are $10,000.

--------------------------------------------------------------------------------------------------------
           FACE AMOUNT                       DEATH BENEFIT                        POLICY VALUE
--------------------------------------------------------------------------------------------------------
        BEFORE THE CHANGE                  BEFORE THE CHANGE                   BEFORE THE CHANGE
--------------------------------------------------------------------------------------------------------
            $1,000,000                         $1,020,000                           $50,000
                                        ($1,000,000 + ($30,000 -
                                               $10,000))
--------------------------------------------------------------------------------------------------------
         AFTER THE CHANGE                   AFTER THE CHANGE                    AFTER THE CHANGE
--------------------------------------------------------------------------------------------------------
            $1,020,000                         $1,020,000                           $50,000
     ($1,000,000 + ($30,000 -
             $10,000))
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------



         CHANGING FROM DEATH BENEFIT OPTION 3 TO DEATH BENEFIT OPTION 2

  We will either increase or decrease the face amount by subtracting the policy value from the greater of a) premiums paid less partial surrenders and b) zero. Because the death benefit can continue to increase under Death Benefit Option 2, therefore, increasing the Company's risk, we may require proof of insurability. In addition, cost of insurance charges will likely increase. This example assumes that total premiums paid are $30,000, total partial surrenders are $10,000.


--------------------------------------------------------------------------------------------------------
           FACE AMOUNT                       DEATH BENEFIT                        POLICY VALUE
--------------------------------------------------------------------------------------------------------
        BEFORE THE CHANGE                  BEFORE THE CHANGE                   BEFORE THE CHANGE
--------------------------------------------------------------------------------------------------------
                                               $1,020,000
                                        ($1,000,000 + ($30,000 -
            $1,000,000                         $10,000))                            $50,000
--------------------------------------------------------------------------------------------------------
         AFTER THE CHANGE                   AFTER THE CHANGE                    AFTER THE CHANGE
--------------------------------------------------------------------------------------------------------
             $970,000                          $1,020,000                           $50,000
($1,000,000 + ($30,000 - $10,000)
             - $50,000)                   ($970,000 + $50,000)


IRS DEFINITION OF LIFE INSURANCE
The Policy should qualify as a life insurance contract as long as it satisfies either the guideline premium/cash value corridor test or the cash value accumulation test as defined under Section 7702 of the Internal Revenue Code. One of these tests is chosen on the application. If a test is not chosen, the Policy will comply with the guideline premium/cash value corridor test. Once a test is chosen, it cannot be changed on the Policy.

The guideline premium/cash value corridor test places limitations on the amount of premium payments that may be made and on policy values that can accumulate relative to the death benefit. Guideline premium limits are determined when the Policy is issued and can vary by the death benefit option chosen. Guideline premium limits will likely change due to any adjustment to the Policy.


30       DEATH BENEFITS AND POLICY VALUES      Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

If at any time a premium is paid which would result in total premiums exceeding the current guideline premium limits, we accept only that portion of the premium which would make the total premiums equal the guideline premium limits.

The cash value accumulation test does not place limitations on the amount of premium payments but limits the amount of policy values that can accumulate relative to the death benefit.

To satisfy either test, the ratio of the death benefit to the policy value must be at least as great as the applicable percentage shown in Appendix E. As the policy value increases, the minimum death benefit may be required to increase. Because the cost of insurance you pay is based in part on the amount of the death benefit, an increase in the death benefit increases the cost of insurance.

As compared to the cash value accumulation test, the guideline premium/cash value corridor test generally has:
- smaller applicable percentages
- lower minimum death benefit
- lower cost of insurance charges
- better policy value growth.

The smaller applicable percentages lead to a lower minimum death benefit and thus lower cost of insurance charges. Lower charges result in better policy value growth.

This may not be the result in all cases. The specifics of each Policy determine which test is more suitable. Illustrations using each of the tests will help you determine which test meets your objectives. An illustration may be obtained from your registered representative or by calling 1-800- 247-9988.


The table below demonstrates the minimum death benefit based on the test chosen.


The example below is based on the following:
- The insured is a male with an attained age of 40 at the time the Policy was issued. He dies at the beginning of the sixth policy year (attained age 45).
- Face amount is $100,000.
- Death Benefit Option 1
- Policy value at the date of death is $25,000.
- The minimum death benefit under the guideline premium/cash value corridor test is $53,750 (assuming an applicable percentage of 215% x policy value).
- The minimum death benefit under the cash value accumulation test is $84,172.50 (assuming an applicable percentage of 336.69%).

                                                       THE DEATH BENEFIT PAYABLE IS
                                                          THE LARGER OF THESE TWO
                                                                  AMOUNTS
                                                       ----------------------------              NET AMOUNT AT
                                                                           MINIMUM               RISK USED IN
                                                         FACE               DEATH            CALCULATING THE COST
                                                        AMOUNT             BENEFIT            OF INSURANCE CHARGE
                                                       --------          ----------          --------------------
Guideline Premium/Cash Value Corridor Test             $100,000          $   53,750               $74,753.98
Cash Value Accumulation Test                           $100,000          $84,172.50               $74,753.98


Here's the same example, but with a policy value of $75,000. Because the policy value has increased, the minimum death benefit is now:
- $161,250 for the guideline premium/cash value corridor test.
- $252,517.50 for the cash value accumulation test.




Principal Variable Universal Life Income II            DEATH BENEFITS AND POLICY
VALUES       31

www.principal.com

                                                   THE DEATH BENEFIT PAYABLE IS
                                                     THE LARGER OF THESE TWO
                                                             AMOUNTS
                                                  -----------------------------              NET AMOUNT AT
                                                                      MINIMUM                RISK USED IN
                                                    FACE               DEATH             CALCULATING THE COST
                                                   AMOUNT             BENEFIT             OF INSURANCE CHARGE
                                                  --------          -----------          --------------------
Guideline Premium/Cash Value Corridor Test        $100,000          $   161,250               $ 85,853.29
Cash Value Accumulation Test                      $100,000          $252,517.50               $176,896.26


Keep in mind that cost of insurance charges, which affect your Policy's value, increase with the amount of the death benefit, as well as over time. The cost of insurance is charged at a rate per $1,000 of the net amount at risk. As the net amount at risk increases, the cost of insurance increases. Policy value also varies depending on the performance of the investment options in your Policy.

All transactions will be subject to the limits as defined under Section 7702 of the Internal Revenue Code. A transaction may not be allowed, or an increase in face amount may be required, if the transaction would cause a refund of premium and/or distribution of the policy value in order to maintain compliance with the
Section 7702 limits.

MATURITY PROCEEDS
The maturity date is the policy anniversary where the insured's attained age is
121. If the insured is living on the maturity date, the Policy is in force and you do not want the maturity date extended by the Extended Coverage Rider, maturity proceeds equal to the net surrender value are paid. If the Extended Coverage Rider is attached but you wish to receive the maturity proceeds at the Policy's maturity and avoid conversion to Death Benefit Option 1, you must send notice to our home office.

The maturity proceeds are paid either as a cash lump sum on the maturity date or under the benefit payment option you have selected. Only if the Extended Coverage Rider is present on the Policy will the maturity date automatically be extended to the date of the insured's death (as explained in GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits).

ADJUSTMENT OPTIONS

Increase in Face Amount

You may request an increase at any time provided that the Policy is not in a grace period and monthly policy charges are not being waived under a rider. The minimum increase in face amount is $50,000 ($10,000 for special underwriting programs). A face amount increase request made in the first 10 policy years will increase th e no-lapse guarantee premium for the remainder of the 10 years.

The request must be made on an adjustment application. The application must be signed by the owner(s) and the insured. If your request is not approved, no changes are made to your Policy.

We will approve your request if:
- the insured is alive at the time of your request; and
- the attained age meets our then current underwriting requirements; and
- we receive evidence satisfactory to us that the insured is insurable under our underwriting guidelines in place at the time of your request.

The increase in face amount is in a risk classification determined by us. The adjustment is effective on the monthly date on or next following our approval of your request.


If you want insurance coverage to start at the time the adjustment application is submitted, an "adjustment premium" payment must be sent with the completed application. The amount of the adjustment premium is based on the face amount of the Policy, issue age, gender and tobacco status. This amount is shown on the policy illustration provided to you by your registered representative. If this amount is submitted with the application, an adjustment premium conditional receipt will be given to you. The receipt acknowledges the adjustment premium payment and details any interim conditional insurance coverage.



32       DEATH BENEFITS AND POLICY VALUES      Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

Any adjustment premium payment made in connection with the adjustment application is held in our general account without interest (for a period of up to 60 days) while we complete underwriting for the adjustment. If we approve the adjustment, on the effective date of the adjustment, the amount of the adjustment premium payment being held minus the premium expense charge is moved to the divisions, fixed account and/or fixed DCA accounts according to your then current premium allocation percentages.


The cost of insurance charge will increase in the event of an increase in a Policy's face amount. If there is insufficient value to pay the higher charges after an increase in face amount, the entire Policy (not just the incremental increase in face amount) will terminate, unless the no-lapse or death benefit guarantees are in effect.


Decrease in Face Amount

On or after the first policy anniversary, you may request a decrease in the face amount. No transaction fee is imposed on decreases in the face amount. A decrease in face amount lowers the cost of insurance charges but does not reduce surrender charges nor the no-lapse guarantee premium requirement. A decrease is requested as follows:
- the request must be made on an adjustment application;
- the application must be signed by the owner(s);
- the Policy is not in a grace period;
- monthly policy charges are not being waived under a waiver rider;

- the decrease is at least the minimum amount as determined by our underwriting guidelines in place at the time of your request;


- the decrease may not reduce the face amount below $100,000; and


- unless you direct otherwise, if there have been previous increases in the total face amount, the decrease of total face amount will be made on a last in, first out basis.


A decrease may not be allowed if the decrease would cause a refund of premium and/or the distribution of the policy value in order to maintain compliance with the limits required by the Internal Revenue Code relating to the definition of life insurance.

POLICY VALUES
Your policy value is equal to the sum of the values in your divisions, fixed account, fixed DCA account and loan account.
- Your policy value increases as premiums are applied and when interest is credited.
- Your policy value decreases as policy loans, partial surrenders, unpaid loan interest and policy expenses are deducted.
- Your policy value can increase or decrease as the investment experience of your chosen divisions fluctuates.

SURRENDERS AND PARTIAL SURRENDERS

SURRENDERS
You must send us a written request for any surrender. The request must be signed by all owners, irrevocable beneficiary(ies), if any, and any assignees. The surrender is effective and the surrender value calculated as of the end of the valuation period during which we receive the written request for surrender. Partial surrenders may negatively affect your no-lapse guarantee provision and your Death Benefit Guarantee Rider, if applicable.

Total and partial surrenders from the Policy are generally paid within five business days of our receipt of the written request for surrender. Certain delays in payment are permitted (see GENERAL DESCRIPTION OF THE POLICY - Delay of Payments).


Full Surrender

You may surrender the Policy while the Policy is in effect. If the full surrender is within fourteen years of the policy date or a face amount increase, a surrender charge is imposed. There is no refund of any monthly policy charges deducted before the full surrender effective date.


Principal Variable Universal Life Income II               SURRENDERS AND PARTIAL
SURRENDERS       33
www.principal.com

We reserve the right to require you to return the Policy to us prior to making any payment though this does not affect the amount of the surrender value.


Unscheduled Partial Surrender

On or after the first policy anniversary and prior to the maturity date, you may surrender a part of the net surrender value. Up to two unscheduled partial surrenders may be made during a policy year. The total of your two unscheduled partial surrenders during a policy year may not be greater than 75% of the net surrender value (as of the date of the request for the first unscheduled partial surrender in that policy year). The unscheduled partial surrender may not decrease the face amount to less than $100,000.

Your policy value is reduced by the amount of the surrender. Partial surrenders will negatively affect your death benefit and your Death Benefit Guarantee Rider if applicable. We surrender units from the divisions and/or values from the fixed account to equal the dollar amount of the surrender request. The surrender is deducted from your division(s) and/ or fixed account according to the surrender allocation percentages you specify. If surrender allocation percentages are not specified, the deduction is made using your monthly policy charge allocation percentages. No surrender charge is imposed on an unscheduled partial surrender.

An unscheduled partial surrender may cause a reduction in face amount. If the face amount had been increased, any reduction of the face amount is made on a last in, first out basis.
- If the Death Benefit Option 1 is in effect and the death benefit equals the face amount, the face amount is reduced by the amount of the unscheduled partial surrender that is not deemed to be a preferred partial surrender. In situations where the death benefit is greater than the face amount, the face amount is reduced by the amount the unscheduled partial surrender exceeds the difference between the death benefit and face amount.

          Preferred Partial Surrender (pertains only if Death Benefit Option 1 is in effect)
          During policy years two through fifteen, 10% of the net surrender value as of the end of the prior policy year may be surrendered without a subsequent decrease in the face amount. Any amount surrendered in excess of 10% causes a reduction in the face amount. The 10% preferred partial surrender privilege is not cumulative from year-to-year and cannot exceed $100,000 in any policy year or $250,000 over the life of the Policy.

          The maximum amount of preferred partial surrenders in a policy year is the lesser of ((a) plus (b)) or (c) where:
          (a) is the sum of the scheduled partial surrenders planned for that policy year.
          (b) is the amount of any preferred partial surrenders in the same policy year.
          (c) is 10% of the net surrender value at the end of the prior policy year.

- If the Death Benefit Option 2 is in effect, there is no reduction in the face amount upon an unscheduled partial surrender.


- If the Death Benefit Option 3 is in effect, the face amount is reduced by the lesser of (a) or (b) where:


          (a) is the unscheduled partial surrender amount;


          (b) is the greater of (i) the amount that total partial surrenders exceed total premiums paid, or (ii) zero.




Scheduled Partial Surrender
On or after the first policy anniversary and prior to the maturity date, you may elect to receive part of your net surrender value automatically on any monthly date.
- You select the amount of the surrender and the surrender frequency (annually, semi-annually, quarterly or monthly (based on policy year)).
- The surrender is deducted from your division(s) and/or fixed account according to your monthly policy charge allocation percentages.
- Each scheduled partial surrender may not be greater than 90% of the net surrender value (as of the date of the scheduled partial surrender).

- Scheduled partial surrenders will continue until we receive your instructions to stop them or until surrenders equal premiums paid. Once surrenders equal premiums paid, if there is any remaining net policy value, scheduled policy loans will automatically begin, unless you direct us otherwise, so as to provide you the same dollar amount at the same frequency as you had received under the scheduled partial surrenders.



34       SURRENDERS AND PARTIAL SURRENDERS     Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

- A scheduled partial surrender may cause a reduction in face amount:
  - If Death Benefit Option 1 is in effect and the death benefit equals the face amount:
    - on the first monthly date a scheduled partial surrender is effective (and each subsequent policy anniversary) the face amount is reduced,
    - the amount of the reduction is the sum of the scheduled partial surrenders planned for that policy year that are not deemed to be a preferred partial surrender.

    - If the amount of the scheduled partial surrender is increased, the face amount is reduced on the monthly date the change is effective. If the amount of the scheduled partial surrender is decreased, the face amount is not increased.


     If the death benefit is greater than the face amount, the face amount is reduced by the amount determined above which exceeds the difference between the death benefit and face amount.

          Preferred Partial Surrender (pertains only if Death Benefit Option 1 is in effect)
          During policy years two through fifteen, 10% of the net surrender value as of the end of the prior policy year may be surrendered without a subsequent decrease in the face amount. Any amount surrendered in excess of 10% causes a reduction in the face amount. The 10% preferred partial surrender privilege is not cumulative from year-to-year and cannot exceed $100,000 in any policy year or $250,000 over the life of the Policy.

          The maximum amount of preferred partial surrenders in a policy year is the lesser of ((a) plus (b)) or (c) where:
          (a) is the sum of the scheduled partial surrenders planned for that policy year.
          (b) is the amount of any preferred partial surrenders in the same policy year.
          (c) is 10% of the net surrender value at the end of the prior policy year.

  - If the Death Benefit Option 2 is in effect, there is no reduction in the face amount due to scheduled partial surrenders.


  - If the Death Benefit Option 3 is in effect, the face amount is reduced on the first monthly date a scheduled partial surrender is effective and on each subsequent policy anniversary. The face amount may also be reduced on the monthly date any increase to a scheduled partial surrender is effective. The face amount is reduced by the lesser of (a) or (b) where:


       (a) is the scheduled partial surrender amounts planned for that policy year;


       (b) is the greater of (i) the amount that total partial surrenders exceed total premiums paid, or (ii) zero.




EXAMINATION OFFER (FREE-LOOK PROVISION)

It is important to us that you are satisfied with the purchase of your Policy. Under state law, you have the right to return the Policy for any reason during the examination offer period (a "free look"). If you properly exercise your free look, we will rescind the policy and we will pay you a refund. The state in which the Policy is issued determines the examination offer period and the type of refund that applies.



If you return this Policy before expiration of the examination offer period, we will refund your full premium in states where required. In states where permitted, we will refund the net policy value, which may be more or less than your premium.



Your request to return the Policy must be in writing. The request and the Policy must be mailed to us or returned to the agent no later (as determined by the postmark) than the last day of the examination offer period as shown below.


The examination offer period is the later of:
- 10 days after the Policy is delivered to you; or
- such later date as specified by applicable state law.

NOTE:  See GENERAL DESCRIPTION OF THE POLICY - Delay of Payments.


Principal Variable Universal Life Income II               SURRENDERS AND PARTIAL
SURRENDERS       35
www.principal.com

LOANS

POLICY LOANS
While your Policy is in effect (but after the examination offer period) and has a net surrender value, you may borrow money from us with the Policy as the security for the policy loan.
- The maximum amount you may borrow is 90% of the net surrender value as of the date we process the policy loan.
- You may request a policy loan of $5,000 or less by calling us at 1-800-247-9988. If you are requesting a policy loan of more than $5,000, your request must be made in writing.
- Generally, policy loan proceeds are sent within five business days from the date we receive your request (see GENERAL DESCRIPTION OF THE POLICY -- Delay of Payments).
- Requests for policy loans from any joint owner are binding on all joint owners.
- Policy loans may negatively affect your no-lapse guarantee provision and your Death Benefit Guarantee Rider, if applicable (see POLICY TERMINATION AND REINSTATEMENT -- Policy Termination (Lapse)).


You are charged interest on any loan indebtedness. During the first ten policy years, the interest rate is 5.50% per year. After policy year ten, the interest rate is 4.00% per year. Interest accrues daily and is due and payable at the end of the policy year. If interest is not paid when due, it is added to the loan indebtedness. Adding unpaid interest to the loan indebtedness causes additional amounts to be withdrawn from your fixed account, fixed DCA account and/or division(s) and transferred to the loan account. Withdrawals are made in the same proportion as the allocation used for the most recent monthly policy charge.


A policy loan generally has a permanent effect on policy values. If a policy loan had not been made, the policy value would reflect the investment experience of the division(s) and the interest credited to the fixed account and fixed DCA account. In addition, loan indebtedness is subtracted from:
- death proceeds at the death of the insured;
- surrender value upon full surrender or termination of a Policy; and
- maturity proceeds paid.


Loan indebtedness reduces your net surrender value. If the net surrender value is less than the monthly policy charges on a monthly date, the 61-day grace period provision applies (see POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse)).



If the Policy terminates with an outstanding loan balance, there may be negative tax consequences.


LOAN ACCOUNT

When a policy loan is taken, a loan account is established. The loan account is part of our general account.



An amount equal to the loan is transferred from your divisions and/or fixed account to your loan account. You may instruct us on the proportions to be taken from your divisions or the fixed account. There are no restrictions on which divisions or accounts that the loan amount can be transferred from.



Your loan account earns interest from the date of transfer. The loan account interest rate is 4.00% per year. Interest accrues daily and is paid at the end of the policy year.


Unscheduled Loans
Unscheduled loans are available in all policy years. You may instruct us on the proportions to be taken from your accounts. If you do not provide such instruction, the loan amount is withdrawn in the same proportion as the allocation used for the most recent monthly policy charge.

Scheduled Loans

After the first policy year, scheduled policy loans are available on any monthly date if you have withdrawn, through partial surrenders, an amount equal to or exceeding total premiums paid. A scheduled loan is the equivalent of a


36       LOANS                       Principal Variable Universal Life Income II
                                                                  1-800-247-9988
scheduled withdrawal of earnings following the withdrawal of all premiums paid. Scheduled loans may occur on a monthly, quarterly, semiannual or annual basis (based on the policy year). The loan amount is withdrawn in the same proportion as the most recent monthly policy charge.


Your loan account earns interest from the date of transfer. The loan account interest rate is 4.00% per year. Interest accrues daily and is paid at the end of the policy year.

LOAN PAYMENTS
While the Policy is in force and before the insured dies, you may pay the loan indebtedness as follows:
- policy loans may be repaid totally or in part;
- repayments are allocated to the division(s), fixed account and fixed DCA account in the proportions used for allocation of premium payments;

- payments that we receive that are not designated as premium payments are applied as loan repayments if there is any loan indebtedness;

- the repayments are allocated as of the valuation period in which we receive the repayment; and
- repayments are to be sent to our home office.

POLICY TERMINATION AND REINSTATEMENT

POLICY TERMINATION (LAPSE)
During the first 10 policy years, a Policy will enter a grace period and is at risk of terminating if (i) the Policy does not satisfy the "no-lapse guarantee test" described below and (ii) the net surrender value on any monthly date is less than the monthly policy charge.

After the first 10 policy years, a Policy will enter a grace period and is at risk of terminating if the net surrender value on any monthly date is less than the monthly policy charge.

During a grace period, as described below, you may pay the minimum required premium to keep your Policy in force. A Policy will terminate if you have not paid the minimum required premium before the grace period expires.

The Policy also terminates:
- when you make a full Policy surrender;
- when death proceeds are paid; and
- when the maturity proceeds are paid.

When the Policy terminates, all privileges and rights of the owner(s) and all optional insurance benefits will end. Subject to certain conditions, you may reinstate a policy that has terminated (see POLICY TERMINATION AND REINSTATEMENT -- Reinstatement).

No-Lapse Guarantee Test
During the first 10 policy years, a Policy will not enter a grace period if it meets the "no-lapse guarantee test," even if the Policy's net surrender value is insufficient to meet the monthly policy charge. A Policy satisfies the no-lapse guarantee test if ((a) minus (b)) is greater than or equal to (c), where:
          (a) is the sum of the premiums paid.
          (b) is the sum of all loan indebtedness and partial surrenders.(c) is the sum of the no-lapse guarantee premiums since the policy date to the most recent monthly date.

The no-lapse guarantee does not protect the Policy beyond the tenth policy year. After the first 10 policy years, there is no guarantee that your Policy will stay in force even if you make premium payments under your planned periodic premium schedule unless:
- your Policy's net surrender value is at least equal to the monthly policy charge on the current monthly date; or
- the Death Benefit Guarantee Rider is in effect.


Principal Variable Universal Life Income II               POLICY TERMINATION AND
REINSTATEMENT       37
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

GRACE PERIOD
If a policy is at risk of terminating, we will send you notice of a 61-day grace period during which you can pay the minimum required premium to keep your Policy in force. This grace period begins on the date we mail the notice of impending policy termination to you. The notice will be sent to your last post office address known to us and will tell you the amount of the minimum required premium to avoid termination of your Policy, payment instructions and the grace period end date. Your Policy will remain in force during the grace period. If we do not receive the minimum required premium payment by the end of the grace period, your Policy will terminate without value.

No partial surrenders, face amount adjustments, or policy loans may be made during a grace period.

Minimum Required Premium
During the first 10 policy years, the minimum required premium is the lesser of the cumulative premium shortfall or the net surrender value shortfall, each set forth below:


          The cumulative premium shortfall is the amount of premium necessary for the Policy to satisfy the no lapse guarantee premium requirement. The cumulative premium shortfall is equal to ((a) minus (b)) plus (c) where:

          (a) is the cumulative minimum monthly premium due at the start of the grace period.
          (b) is the amount equal to all premiums paid minus the sum of the loan indebtedness and partial surrenders.
          (c) is three no-lapse guarantee monthly premiums.


          The net surrender value shortfall is the amount of premium necessary to (i) reimburse us for the monthly policy charges during the grace period and (ii) provide enough policy value to pay the monthly policy charge on the first monthly date after the grace period. The net surrender value shortfall is equal to ((a) plus (b)) divided by (c) where:

          (a) is the amount by which the surrender charge is more than the net policy value at the start of the grace period after the monthly policy charge is deducted.

          (b) is three monthly policy charges.

          (c) is 1 minus the maximum premium expense charge.

After the first 10 policy years, the minimum required premium is the net surrender value shortfall described above.



If the grace period ends before we receive the minimum required premium, we keep any remaining value in the Policy to cover past due monthly policy charges. Adverse market fluctuations may cause the Policy to enter into subsequent grace periods.

Death During Grace Period
If the insured dies during a grace period, we will pay the death benefit to the beneficiary(ies). The amount of the death benefit will be reduced by:
- all monthly policy charges due and unpaid at the death of the insured; and
- any loan indebtedness.

REINSTATEMENT
Subject to certain conditions, you may reinstate a Policy that terminated as described in POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse). The Policy may be reinstated provided all of the following conditions are satisfied:
          (a) such reinstatement is prior to the maturity date;
          (b) you have not surrendered the Policy;
          (c) not more than three years have elapsed since the Policy terminated;
          (d) you supply evidence which satisfies us that the insured is alive and is insurable; and

          (e) you make the minimum required reinstatement premium as described below.



38       POLICY TERMINATION AND REINSTATEMENT  Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

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Minimum Required Premium
During the first 10 policy years, the minimum required premium is the lesser of the cumulative premium shortfall or the net surrender value shortfall, each set forth below.


The cumulative premium shortfall is the amount of premium necessary for the Policy to satisfy the no lapse guarantee premium requirement following expiration of the grace period. The cumulative premium shortfall is ((a) minus
(b)) plus (c) where:

          (a) is the cumulative minimum monthly premium due at the end of the grace period.
          (b) is the amount equal to all premiums paid minus the sum of the loan indebtedness and partial surrenders.
          (c) is three no-lapse guarantee monthly premiums.


The net surrender value shortfall is the amount of premium necessary to (i) reimburse us for the monthly policy charges during the grace period and (ii) provide enough policy value to pay the monthly policy charge for three monthly dates after the grace period. The net surrender value shortfall is ((a) plus
(b)) divided by (c) where:

          (a) is the amount by which the surrender charge is more than the net policy value at the end of the grace period after the monthly policy charge is deducted.
          (b) is three monthly policy charges.
          (c) is 1 minus the maximum premium expense charge.

During Policy Years 11 and later, the minimum required premium is the net surrender value shortfall described above.


NOTE: The minimum required premium during a grace period and the minimum required premium to reinstate a policy are calculated differently. The minimum required premium for reinstatement is calculated so as to allow us recover monthly policy charges due and unpaid during the grace period and to provide us with enough policy value to pay three monthly policy charges after reinstatement of the Policy. As a result, the minimum required premium for reinstatement will be higher than the minimum required premium for grace period.


Reinstatement will be effective on the next monthly date following the date we approve the reinstatement application. Your rights and privileges as owner(s) are restored upon reinstatement. The reinstated Policy will have the same policy date as the original Policy. All minimum premium guarantees will be as if the Policy had never ended.

If a policy loan or loan interest was unpaid when the Policy terminated, the policy loan must be reinstated or repaid (loan interest does not accrue over the period the Policy was terminated). We do not require payment of monthly policy charges during the period the Policy was terminated.


Premiums received with your reinstatement application are held in our general account without interest while we complete underwriting for the reinstatement. If the reinstatement is approved, premiums are allocated to your selected division(s), fixed account and/or fixed DCA account on the reinstatement date. We will use the premium allocation percentages in effect at the time of termination of the Policy unless you provide new allocation instructions.


If you reinstate your Policy and then it is fully surrendered, a surrender charge may be imposed. The surrender charge, if any, is calculated based on the number of years the Policy was in force. The period of time during which the Policy was terminated is not included in these calculations.

If you reinstate your Policy, the Return of Cost of Insurance Rider is not reinstated.

TAX ISSUES RELATED TO THE POLICY

The following description is a general summary of the tax rules pertaining to life insurance policies. This section relates primarily to federal income taxes rules, regulations and interpretations, which in our opinion are currently in effect but which are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. While we reserve the right to change the Policy to assure it continues to qualify as life insurance for tax purposes, we cannot make any guarantee regarding the future tax treatment of any Policy.


Principal Variable Universal Life Income II            TAX ISSUES RELATED TO THE
POLICY       39
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

NOTE: DUE TO THE COMPLEXITY OF THESE RULES AND BECAUSE THEY ARE AFFECTED BY THE
      FACTS AND CIRCUMSTANCES OF EACH POLICY, YOU SHOULD CONSULT WITH LEGAL AND TAX COUNSEL AND OTHER COMPETENT ADVISORS REGARDING THESE MATTERS.

TAXATION OF DEATH PROCEEDS
The death proceeds payable under a Policy are generally excludable from the gross income of the beneficiary(ies) under the Internal Revenue Code (IRC). However, if the Policy is transferred for valuable consideration, then a portion of the death proceeds may be includable in the beneficiary's gross income.

The Pension Protection Act of 2006 limits the tax-free death proceeds for employer-owned insurance to the amount of premiums paid unless certain requirements are satisfied. This legislation pertains to Policies issued August 17, 2006 and later, and Policies issued prior to August 17, 2006 that have had a material increase in the death benefit or other material change on or after August 17, 2006. The following requirements must be satisfied in order for the death proceeds of employer-owned life insurance to be tax-free:

1) Specific written notice must be provided to the insured, and written consent from the insured must be obtained prior to the policy being issued; and

2) A specific qualifying condition with respect to the insured's status must be met.
   Some examples are: the insured must be either (i) an employee of the policy holder at any time during the 12 month period before the insured's death, or
   (ii) a director or a highly compensated employee or a highly compensated individual, as defined by the IRC, at the time the policy was issued.

TAXATION OF MATURITY PROCEEDS
A taxable event may occur if the net surrender value at maturity plus any loan indebtedness is greater than premiums paid less partial surrenders and premium refunds. The taxable amount is the difference between the surrender value and the remaining premiums in the policy.

TAXATION OF GROWTH IN POLICY VALUE
Any increase in policy value is not included in gross income while the Policy is in-force and continues to meet the definition of life insurance as defined under
Section 7702 of the Internal Revenue Code. If a contract does not meet the definition of life insurance, the owner will be subject to income tax on annual increases in cash value.

TAXATION OF POLICY SURRENDERS AND PARTIAL SURRENDERS
A surrender or termination of the Policy may have income tax consequences. Upon surrender, the owner(s) is not taxed on the surrender value except for the amount, if any, that exceeds the gross premiums paid less the untaxed portion of any prior surrenders. The amount of any loan indebtedness, upon surrender or termination, is added to the net surrender value and treated, for this purpose, as if it had been received. A loss incurred upon surrender is generally not deductible. The tax consequences of a surrender may differ if the proceeds are received under any benefit payment option.

A full surrender of the Policy will, and a partial surrender may, be included in your gross income to the extent that the distribution exceeds your investment in the Policy. Partial surrenders generally are not taxable unless the total of such surrenders exceeds total premiums paid to the date of partial surrender less the untaxed portion of any prior partial surrenders. If within the first fifteen policy years you make a partial surrender with a corresponding reduction in the face amount, special rules apply. Under those circumstances, the Internal Revenue Code has defined a special formula under which you may be taxed on all or a portion of the surrender amount.

The increase in policy value of the Policy is not included in gross income unless and until there is a full surrender or partial surrender under the Policy. A full surrender of the Policy will, and a partial surrender may, be included in your gross income to the extent the distribution exceeds your investment in the Policy. Transfers between the division(s) fixed account and/or fixed DCA account are not considered as distributions from the Policy and would not be considered taxable income.

NOTE: The tax treatment of partial surrenders described above also applies to preferred partial surrenders.


40       TAX ISSUES RELATED TO THE POLICY      Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

TAXATION OF POLICY LOANS AND LOAN INTEREST
If the Policy is not a modified endowment contract, loans received under the Policy are not generally considered to be distributions subject to tax. Interest paid to us as a result of a policy loan may or may not be deductible depending on a number of factors.

If the Policy is a modified endowment contract, loans received under the Policy are considered to be distributions subject to tax.

If the Policy terminates with an outstanding loan balance, there may be tax consequences.

TAXATION OF CHANGE OF OWNER
If an ownership change occurs, the taxable amount is calculated by taking the policy value less net premiums paid.

Transfer of ownership may have tax consequences to the owner. Please consult with your tax advisor before changing ownership of your life insurance policy.

TAXATION OF CHANGE OF INSURED
For tax purposes, changing the insured is considered to be the same as a surrender of the policy. The taxable amount is the difference between the policy value and the net premiums paid.

MODIFIED ENDOWMENT CONTRACT STATUS
A Policy becomes a Modified Endowment Contract when premiums paid exceed certain premium limits as defined by Section 7702A of the Internal Revenue Code. There is no change regarding the tax-deferred internal build-up of policy value or the income tax-free death benefit to your beneficiary(ies), however, distributions from a Modified Endowment Contract are taxed as if the Policy is a deferred annuity. Thus, taxation on partial surrenders, policy loans and other defined distributions will occur if your policy value is greater than your premiums paid. In addition, taxable distributions are subject to a federal income tax penalty of 10% unless the distribution is
- made after the owner attains age 59 1/2; or
- attributable to the taxpayer becoming disabled; or
- part of a series of substantially equal periodic payments (made not less frequently than annually) made for the life or life expectancy of the taxpayer or the joint lives or joint life expectancy of the taxpayer and beneficiary.

Once a Policy is classified as a Modified Endowment Contract, the classification cannot be changed. Modified endowment contract classification may be avoided by limiting the amount of premiums paid under the Policy. In the absence of your instructions, we will refund all or part of the premium payment that would make the Policy a modified endowment contract.

TAXATION OF EXCHANGE OR ASSIGNMENT OF POLICIES
A change of policy, or an exchange or assignment of a Policy may have tax consequences. An assignment or exchange may result in taxable income to the transferring owner.

CORPORATE ALTERNATIVE MINIMUM TAX
Ownership of a Policy by certain corporations may affect the owner's exposure to the corporate alternative minimum tax. In determining whether it is subject to alternative minimum tax, the corporate owner must make two computations. First, the corporation must take into account a portion of the current year's increase in the built-in gain in its corporate owned policies. Second, the corporation must take into account a portion of the amount by which the death benefits received under any Policy exceed the sum of a) the premiums paid on that Policy in the year of death, and b) the corporation's basis in the Policy (as measured for alternative minimum tax purposes) as of the end of the corporation's tax year immediately preceding the year of death. The corporate alternative minimum tax does not apply to S Corporations. Such tax also does not apply to "Small Corporations" as defined by Section 55(c) of the Internal Revenue Code. Corporations with gross receipts of $5,000,000 or less for their first taxable year after 1996, with gross receipts not exceeding $7,500,000 after the first taxable year, will meet this definition.


Principal Variable Universal Life Income II            TAX ISSUES RELATED TO THE
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

SPECIAL CONSIDERATIONS FOR CORPORATIONS
Section 264 of the Internal Revenue Code imposes numerous limitations on the interest and other business deductions that may otherwise be available to businesses that own life insurance policies. In addition, the premium paid by a business for a life insurance policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the policy. For purposes of the alternative minimum tax ("AMT") that may be imposed on corporations, the death benefit from a life insurance policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes. In addition, although increases to the cash surrender value of a life insurance policy are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes.

OTHER TAX ISSUES
Federal estate taxes and state and local estate, inheritance and other taxes may become due depending on applicable law and your circumstances or the circumstances of the policy beneficiary(ies) if you or the insured dies.

WITHHOLDING
Withholding is generally required on certain taxable distributions under insurance contracts. In the case of periodic payments, the withholding is at graduated rates. With respect to non-periodic distributions, withholding is a flat rate of 10%. You may elect to have either non-periodic or periodic payments made without withholding except if your tax identification number has not been furnished to us or if the IRS has notified us that the number you furnished is incorrect.


42       TAX ISSUES RELATED TO THE POLICY      Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

GENERAL PROVISIONS

FREQUENT TRADING AND MARKET-TIMING (ABUSIVE TRADING PRACTICES)
This Policy is not designed for frequent trading or market timing activity of the investment options. If you intend to trade frequently and/or use market timing investment strategies, you should not purchase this Policy.

We consider frequent trading and market timing activities to be abusive trading practices because they:
- Disrupt the management of the underlying mutual funds by;
  - forcing the fund to hold short-term (liquid) assets rather than investing for long term growth, which results in lost investment opportunities for the fund; and
  - causing unplanned portfolio turnover;
- Hurt the portfolio performance of the underlying mutual funds; and
- Increase expenses of the underlying mutual fund and separate account due to;
  - increased broker-dealer commissions; and
  - increased recordkeeping and related costs.

We have adopted policies and procedures to help us identify and prevent abusive trading practices. In addition, the underlying mutual funds monitor trading activity to identify and take action against abuses. While our policies and procedures are designed to identify and protect against abusive trading practices, there can be no certainty that we will identify and prevent abusive trading in all instances. When we do identify abusive trading, we will apply our policies and procedures in a fair and uniform manner.

If we, or an underlying mutual fund that is an investment option with the Contract, deem abusive trading practices to be occurring, we will take action that may include, but is not limited to:
- Rejecting transfer instructions from a Contract owner or other person authorized by the owner to direct transfers;
- Restricting submission of transfer requests by, for example, allowing transfer requests to be submitted by 1st class U.S. mail only and disallowing requests made via the internet, by facsimile, by overnight courier or by telephone;
- Limiting the number of unscheduled transfer during a Contract year to no more than 12;
- Requiring a holding period of a minimum of thirty days before permitting transfers among the divisions where there is evidence of at least one round-trip transaction by the owner; and
- Taking such other action as directed by the underlying mutual fund.


We will support the underlying mutual funds' right to accept, reject or restrict, without prior written notice, any transfer requests.


In some instances, a transfer may be completed prior to a determination of abusive trading. In those instances, we will reverse the transfer and return the Contract to the investment option holdings it had prior to the transfer. We will give you notice in writing in this instance.

PURCHASE PROCEDURES
A completed application and required supplements must be submitted to us through an agent or broker selling the Policy.

The minimum face amount when the Policy is originally issued is $100,000. We reserve the right to increase or decrease the minimum face amount. The increased minimum face amount would apply only to Policies issued after the effective date of the increase.

To issue a Policy, we require that the age of the insured be 85 or younger as of the policy date. Other underwriting restrictions may apply. An applicant for the Policy must:
- furnish satisfactory evidence of insurability of the insured; and
- meet our insurance underwriting guidelines and suitability rules.


Principal Variable Universal Life Income II          GENERAL PROVISIONS       43
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

If you want insurance coverage to start at the time the application is submitted, you must send a payment with your completed application. The amount is based on the face amount of the Policy, issue age, gender, and tobacco status.

This amount is shown on the policy illustration provided to you by us or your registered representative. If this amount is submitted with the application, a conditional receipt will be given to you. The receipt acknowledges the initial payment and details any interim conditional insurance coverage.

We reserve the right to reject any application or related premium if we determine that we have not received complete information and/or instructions or that our underwriting guidelines, suitability rules or procedures have not been met. Any premium submitted will be returned no later than five business days from the date the application was rejected.

Important Information about Customer Identification Procedures
To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to verify your identity. We may also ask to see your driver's license or other identifying documents.

If concerns arise with verification of your identification, no transactions will be permitted while we attempt to reconcile the concerns. If we are unable to verify your identity within 30 days of our receipt of your initial premium payment, the account(s) will be closed and redeemed in accordance with normal redemption procedures.

Policy Date
If we issue a Policy, a policy date is determined. Policies will not be dated on the 29th, 30th or 31st of any month. Policies that would otherwise be dated on these dates are dated on the 28th of the same month. Policies that are issued on a cash on delivery (COD) basis and that would otherwise be dated on the 29th, 30th or 31st of a month will be dated on the first day of the following month. Your policy date is shown on the current data pages. Current data pages are the most recent policy specification pages issued to an owner and are located in the Policy.

Upon specific request and our approval, your Policy may be backdated. The policy date may not be more than six months prior to the date of application (or shorter period if required by state law) . Payment of at least the monthly policy charges is required for the backdated period. Monthly policy charges are deducted from the policy value for the backdated period.

Effective Date
The Policy date and the effective date are the same unless a backdated policy date is requested. Insurance coverage is effective, provided all purchase requirements for the Policy have been satisfied.

If the proposed insured dies before the effective date, there is no coverage under the Policy (coverage is determined solely under the terms of the conditional receipt, if any).

SPECIAL PURCHASE PLANS
Where permitted by state law, Policies may be purchased under group or sponsored arrangements as well as on an individual basis. A group arrangement is a program under which a trustee, employer, or similar entity purchases Policies covering a group of individuals on a group basis. A sponsored arrangement is a program under which an employer permits group solicitation of its employees or an association permits group solicitation of its members for the purchase of Policies on an individual basis.

Charges and deductions may be reduced for Policies purchased under a group or sponsored arrangement including waiver of premium sales load and waiver of surrender charge. Reductions may be available to:
- employees, officers, directors, agents, and immediate family members of the group or sponsored arrangement; and
- employees of agents of the Company and its subsidiaries.


 44       GENERAL PROVISIONS         Principal Variable Universal Life Income II
                                                                  1-800-247-9988

Reductions are made under our rules in effect on the date a Policy application is approved and are based on certain criteria (size of group, expected number of participants, anticipated premium payments, total assets under management for the group or sponsored arrangement).

Generally, the sales contacts and effort, administrative costs and mortality cost per Policy vary based on the size of the arrangement, the purpose for which the Policies are purchased, and certain characteristics of the members. The amount of the reduction and the criteria for reducing the charges and deductions reflect: a) our reduced sales effort and administrative costs; and b) the different mortality experience expected from sales to arrangements.

We may modify, on a uniform basis, both the amounts of reductions and the criteria for qualification. Reductions in these charges will not discriminate unfairly against any person, including the affected owners and all other Policy owners with policies funded with the Separate Account.

DISTRIBUTION OF THE POLICY
The Company has appointed Princor Financial Services Corporation ("Princor") (Des Moines, Iowa 50392), a broker-dealer registered under the Securities Exchange Act of 1934, a member of the National Association of Securities Dealers, Inc. and affiliate of the Company, as the distributor and principal underwriter of the Policy. The Company pays commissions on sales of the Policy of no more than 50% of premiums received in the first policy year (or the first year following an adjustment) up to the target premium. In addition, a commission of up to 2.5% of premium above the target premium received in the first policy year (or first year following an adjustment) may be paid. In the second through fifth years following the policy date (or adjustment date), commissions range from 0% to 2.5% of premiums received. A service fee up to 0.25% of net policy value is paid in the sixth through tenth policy years and up to 0.15% of net policy value in policy years eleven and beyond. Expense allowances may be paid to agents and brokers based on premiums received. Princor also may receive 12b-1 fees in connection with purchases and sales of mutual funds underlying the Policies. The 12b-1 fees for the underlying mutual funds are shown in this Policy prospectus in SUMMARY: FEE TABLES, Annual Underlying Mutual Fund Operating Expenses section of this prospectus.

Applications for the Policies are solicited by registered representatives of Princor or such other broker-dealers as have entered into selling agreements with Princor. Such registered representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Policy in all jurisdictions where it is licensed to do business and where the Policy is approved.

PAYMENTS TO FINANCIAL INTERMEDIARIES
The Company pays compensation to broker-dealers, financial institutions and other parties ("Financial Intermediaries") for the sale of the Policy according to schedules in the sales agreements and other agreements reached between the Company and the Financial Intermediaries. Such compensation generally consists of commissions on premiums paid on the Policy. The Company and/or its affiliates may also pay other amounts ("Additional Payments") that include, but are not limited to, marketing allowances, expense reimbursements and education payments. These Additional Payments are designed to provide incentives for the sale and retention of the Policies as well as other products sold by the Company and may influence the Financial Intermediary or sales representative to recommend the purchase of this Policy over competing policies or over other investment options. You may ask your sales representative about these differing and divergent interests, how she/he is personally compensated and how his/her broker-dealer is compensated for soliciting applications for the Policy.

SERVICE ARRANGEMENTS AND COMPENSATION
The Company and/or Princor have entered into agreements with the distributors, advisers and/or the affiliates of some of the mutual funds underlying the Policy and receive compensation for providing certain services including, but not limited to, distribution and operational support services, to the underlying mutual fund. Fees for these services are paid periodically (typically, quarterly or monthly) based on the average daily net asset value of shares of each fund held by the Separate Account and purchased at the Policy owners' instructions. Because the Company and Princor receive such fees, they may be subject to competing interests in making these funds available as investment options under the Policy. The Company takes into consideration the anticipated payments from underling mutual funds when it determines the charges assessed under the Policy. Without these payments, charges under the Policy are expected to be higher.


Principal Variable Universal Life Income II          GENERAL PROVISIONS       45
www.principal.com

STATEMENT OF VALUES
You receive an annual statement at the end of each policy year. The statement will show:
- current death benefit;
- current policy value and surrender value;
- all premiums paid since the last statement;
- all charges since the last statement;
- any loan indebtedness;
- any partial surrenders since the last statement;
- any investment gain or loss since the last statement; and
- total value of each of your divisions, the fixed DCA account and the fixed account.

You will also receive a statement as of the end of each calendar quarter. At any time, you may request a free current statement by telephoning 1-800-247-9988.

We also send you the reports required by the Investment Company Act of 1940 (as amended).

SERVICES AVAILABLE VIA THE INTERNET AND TELEPHONE
If you elect internet and/or telephone privileges, instructions for the following transactions may be given to us via the internet or telephone:
- change in allocations of future premium payments;
- change in allocation of the monthly policy charge;
- change to your APR instructions;
- change to your scheduled transfer instructions;
- unscheduled transfers; and
- policy loan (not available via the internet) (loan proceeds are mailed to the owner's address of record).
If the Policy is owned by a trust, an authorized individual (with the proper password) may use these services and provide us with instructions.

Your instructions:
  - may be given by calling us at 1-800-247-9988 between 7 a.m. and 9 p.m. Central Time on any day that the NYSE is open;
  - may be given by accessing us at www.principal.com (for security purposes, you need a password to use any of the internet services, including viewing your Policy information on-line. If you don't have a password, you can obtain one at www.principal.com);
  - must be received by us before the close of the NYSE (generally 3:00 p.m. Central Time) to be effective the day you call;
  - are effective the next business day if not received until after the close of the NYSE; and
  - from one joint owner are binding on all joint owners.

Direct Dial
You may receive information about your Policy from our Direct Dial system between 7 a.m. and 9 p.m. Central Time, Monday through Saturday. The Direct Dial number is 1-800-247-9988. Through this automated system, you can:
- obtain information about unit values and policy values;
- initiate certain changes to your Policy; and
- change your password.
Instructions from one joint owner are binding on all joint owners. If the Policy is owned by a trust, an authorized individual (with the proper password) may use these services and provide us with instructions.

Although neither the Separate Account nor the Company is responsible for the authenticity of telephone transaction or internet requests, the Separate Account and the Company reserve the right to refuse telephone and/or internet orders. You are liable for a loss resulting from a fraudulent telephone or internet order that we reasonably believe is genuine. We use reasonable procedures to assure instructions are genuine. If the procedures are not followed, we may be liable for loss due to unauthorized or fraudulent transactions. The procedures for telephone instructions include: recording all telephone instructions, requesting personal identification information (name, phone number,

 46       GENERAL PROVISIONS         Principal Variable Universal Life Income II
                                                                  1-800-247-9988
social security number, birth date, etc.) and sending written confirmation to the owner's address of record. The procedures for internet and Direct Dial include requesting the same personal identification information as well as your password, logging all internet and Direct Dial activity and sending written transaction confirmations to the owner's address of record.

MISSTATEMENT OF AGE OR GENDER
If the age or, where applicable, gender of the insured has been misstated, we adjust the death benefit payable under your Policy to reflect the amount that would have been payable at the correct age and gender.

NON-PARTICIPATING POLICY
The Policies do not share in any divisible surplus of the Company.

INCONTESTABILITY
We will not contest the insurance coverage provided by the Policy, except for any increases in face amount, after the Policy has been in force during the lifetime of the insured for a period of two years from the policy date. Any face amount increase has its own two-year contestability period that begins on the effective date of the adjustment. In many states, the time limit in the incontestability period does not apply to fraudulent misrepresentations.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements of the Principal Life Insurance Company Variable Life Separate Account and the consolidated financial statements of the Principal Life Insurance Company are included in the Statement of Additional Information. Those statements have been audited by Ernst & Young LLP, independent registered public accounting firm, 801 Grand Avenue, Des Moines, Iowa 50309, for the periods indicated in their reports.

LEGAL PROCEEDINGS

There are no legal proceedings pending to which the Separate Account is a party or which would materially affect the Separate Account.


Principal Variable Universal Life Income II           LEGAL PROCEEDINGS       47
www.principal.com

TABLE OF SEPARATE ACCOUNT DIVISIONS

The following is a brief summary of the investment objectives of each division. There is no guarantee that the objectives will be met.

              -----------------------------------------------------

ALLIANCEBERNSTEIN INTERNATIONAL VALUE DIVISION


          INVESTS IN:  AllianceBernstein Variable Products Series Fund, Inc. -
                       AllianceBernstein International Value Portfolio - Class A
  INVESTMENT ADVISOR:  AllianceBernstein L.P.
INVESTMENT OBJECTIVE:  seeks long term growth of capital.


              -----------------------------------------------------

ALLIANCEBERNSTEIN SMALL CAP GROWTH DIVISION


          INVESTS IN:  AllianceBernstein Variable Products Series Fund, Inc. -
                       AllianceBernstein Small Cap Growth Portfolio - Class A
  INVESTMENT ADVISOR:  AllianceBernstein L.P.
INVESTMENT OBJECTIVE:  seeks growth of capital by pursuing aggressive investment policies.


              -----------------------------------------------------

ALLIANCEBERNSTEIN SMALL/MID CAP VALUE DIVISION


          INVESTS IN:  AllianceBernstein Variable Products Series Fund, Inc. -
                       AllianceBernstein Small/Mid Cap Value Portfolio - Class A
  INVESTMENT ADVISOR:  AllianceBernstein L.P.
INVESTMENT OBJECTIVE:  seeks long term growth of capital.


              -----------------------------------------------------

AIM V.I. CAPITAL APPRECIATION DIVISION


          INVESTS IN:  AIM V.I. Capital Appreciation Fund - Series II Shares
  INVESTMENT ADVISOR:  A I M Advisors, Inc.
INVESTMENT OBJECTIVE:  to seek growth of capital.


              -----------------------------------------------------

AIM V.I. CORE EQUITY DIVISION


          INVESTS IN:  AIM V.I. Core Equity Fund - Series II Shares
  INVESTMENT ADVISOR:  A I M Advisors, Inc.
INVESTMENT OBJECTIVE:  seeks growth of capital. The Fund invests normally at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities, including convertible securities, of established companies that have long-term above-average growth in earnings, and growth companies that are believed to have the potential for above- average growth in earnings.




 48       TABLE OF SEPARATE ACCOUNT DIVISIONS  Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

              -----------------------------------------------------

AIM V.I. GLOBAL HEALTH CARE DIVISION


          INVESTS IN:  AIM V.I. Global Health Care Fund - Series I Shares
  INVESTMENT ADVISOR:  A I M Advisors, Inc.
INVESTMENT OBJECTIVE:  seeks long-term capital growth. The Fund invests normally 80% of its assets in securities of healthcare industry companies.


              -----------------------------------------------------

AMERICAN CENTURY VP INCOME & GROWTH DIVISION


          INVESTS IN:  American Century VP Income & Growth Fund - Class II
  INVESTMENT ADVISOR:  American Century Investment Management, Inc.
INVESTMENT OBJECTIVE:  seeks dividend growth, current income and appreciation. The account will seek to achieve its investment objective by investing in common stocks.


              -----------------------------------------------------

AMERICAN CENTURY VP VALUE DIVISION


          INVESTS IN:  American Century VP Value Fund - Class II
  INVESTMENT ADVISOR:  American Century Investment Management, Inc.
INVESTMENT OBJECTIVE:  seeks capital growth over time and, secondarily, income by investing primarily in equity securities.


              -----------------------------------------------------

AMERICAN CENTURY VP VISTA DIVISION


          INVESTS IN:  American Century VP Vista Fund - Class II
  INVESTMENT ADVISOR:  American Century Investment Management, Inc.
INVESTMENT OBJECTIVE:  seeks long-term capital growth.


              -----------------------------------------------------

CALVERT INCOME DIVISION


          INVESTS IN:  Calvert Variable Series, Inc. Income Portfolio - Initial Share Class
  INVESTMENT ADVISOR:  Calvert Asset Management
INVESTMENT OBJECTIVE:  seeks to maximize long-term income through investment in bonds and other income producing securities.



              -----------------------------------------------------

DWS DREMAN SMALL MID CAP VALUE DIVISION


          INVESTS IN:  DWS Dreman Small Mid Cap Value VIP - Class B
  INVESTMENT ADVISOR:  Dreman Value Management, LLC
INVESTMENT OBJECTIVE:  seeks long-term capital appreciation.




Principal Variable Universal Life Income II            TABLE OF SEPARATE ACCOUNT
DIVISIONS       49
www.principal.com

              -----------------------------------------------------

FIDELITY VIP CONTRAFUND DIVISION


          INVESTS IN:  Fidelity VIP Contrafund Portfolio - Service Class 2
  INVESTMENT ADVISOR:  Fidelity Management & Research Company
INVESTMENT OBJECTIVE:  seeks long-term capital appreciation.


              -----------------------------------------------------

FIDELITY VIP EQUITY-INCOME DIVISION


          INVESTS IN:  Fidelity VIP Equity-Income Portfolio - Service Class 2
  INVESTMENT ADVISOR:  Fidelity Management & Research Company
INVESTMENT OBJECTIVE:  seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund's goal is to achieve a yield which exceeds the composite yield on the securities comprising the
                       Standard & Poor's 500(SM) Index (S&P 500(R)).


              -----------------------------------------------------

FIDELITY VIP HIGH INCOME DIVISION


          INVESTS IN:  Fidelity VIP High Income Portfolio - Service Class 2
  INVESTMENT ADVISOR:  Fidelity Management & Research Company
INVESTMENT OBJECTIVE:  seeks a high level of current income, while also considering growth of capital.


              -----------------------------------------------------

FIDELITY VIP MID CAP DIVISION


          INVESTS IN:  Fidelity VIP Mid Cap Portfolio - Service Class 2
  INVESTMENT ADVISOR:  Fidelity Management & Research Company
INVESTMENT OBJECTIVE:  seeks long-term growth of capital.


              -----------------------------------------------------

FRANKLIN MUTUAL DISCOVERY DIVISION


          INVESTS IN:  Franklin Templeton VIP Trust Mutual Discovery Securities Fund -
                       Class 2
  INVESTMENT ADVISOR:  Franklin Templeton Investments
INVESTMENT OBJECTIVE:  seeks capital appreciation. The Fund normally invests mainly in U.S.
                       and foreign equity securities that the manager believes are undervalued. The Fund normally invests primarily in undervalued stocks and to a lesser extent in risk arbitrage securities and distressed companies.




 50       TABLE OF SEPARATE ACCOUNT DIVISIONS  Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

              -----------------------------------------------------

FRANKLIN RISING DIVIDENDS SECURITIES DIVISION


          INVESTS IN:  Franklin Templeton VIP Trust Franklin Rising Dividends Securities
                       Fund - Class 2
  INVESTMENT ADVISOR:  Franklin Templeton Investments
INVESTMENT OBJECTIVE:  seeks long-term capital appreciation, with preservation of capital as an important consideration. The Fund normally invests at least
                       80% of its net assets in investments of companies that have paid rising dividends, and normally invests predominantly in equity securities.



              -----------------------------------------------------

JANUS ASPEN FORTY DIVISION


          INVESTS IN:  Janus Aspen Series Forty Portfolio - Service Shares
  INVESTMENT ADVISOR:  Janus Capital Management LLC
INVESTMENT OBJECTIVE:  seeks long-term growth of capital.



              -----------------------------------------------------

MFS VIT NEW DISCOVERY DIVISION


          INVESTS IN:  MFS VIT New Discovery Series - Service Class
  INVESTMENT ADVISOR:  Massachusetts Financial Services Company
INVESTMENT OBJECTIVE:  seeks capital appreciation.


              -----------------------------------------------------

MFS VIT UTILITIES DIVISION


          INVESTS IN:  MFS VIT Utilities Series - Service Class
  INVESTMENT ADVISOR:  Massachusetts Financial Services Company
INVESTMENT OBJECTIVE:  to seek total return.


              -----------------------------------------------------

NEUBERGER BERMAN AMT PARTNERS DIVISION


          INVESTS IN:  Neuberger Berman AMT Partners Portfolio - Class I
  INVESTMENT ADVISOR:  Neuberger Berman Management Inc.
INVESTMENT OBJECTIVE:  seeks growth of capital.


              -----------------------------------------------------

OPPENHEIMER MAIN STREET SMALL CAP DIVISION


          INVESTS IN:  Oppenheimer Main Street Small Cap Fund(R)/VA - Service Shares
  INVESTMENT ADVISOR:  Oppenheimer Funds, Inc.
INVESTMENT OBJECTIVE:  seeks capital appreciation.




Principal Variable Universal Life Income II            TABLE OF SEPARATE ACCOUNT
DIVISIONS       51
www.principal.com

              -----------------------------------------------------

BOND DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Bond Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to provide as high a level of income as is consistent with preservation of capital and prudent investment risk.


              -----------------------------------------------------

CAPITAL VALUE DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Capital Value Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to provide long-term capital appreciation and secondarily growth in vestment income. The Account seeks to achieve its investment objectives through the purchase primarily of common stocks, but the
                       Account may invest in other securities.


              -----------------------------------------------------

DIVERSIFIED INTERNATIONAL DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Diversified International Account
                       - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek long-term growth of capital by investing in a portfolio of equity securities domiciled in any of the nations of the world.


              -----------------------------------------------------

EQUITY GROWTH DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Equity Growth Account - Class 1
  INVESTMENT ADVISOR:  T. Rowe Price Associates, Inc. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  to provide long-term capital appreciation by in vesting primarily in growth-oriented common stocks of medium and large capitalization
                       U.S. corporations and, to a limited extent, foreign corporations.


              -----------------------------------------------------

GOVERNMENT & HIGH QUALITY BOND DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Government & High Quality Bond
                       Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek a high level of current income, liquidity and safety of principal.




 52       TABLE OF SEPARATE ACCOUNT DIVISIONS  Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

              -----------------------------------------------------

INTERNATIONAL EMERGING MARKETS DIVISION


          INVESTS IN:  Principal Variable Contracts Fund International Emerging Markets
                       Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks long-term growth of capital by investing in equity securities of issuers in emerging market countries.


              -----------------------------------------------------

INTERNATIONAL SMALLCAP DIVISION


          INVESTS IN:  Principal Variable Contracts Fund International SmallCap Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek long-term growth of capital. The Account will attempt to achieve its objective by investing primarily in equity securities of
                       non-U.S. companies with comparatively smaller market
                       capitalizations.


              -----------------------------------------------------

LARGECAP BLEND DIVISION


          INVESTS IN:  Principal Variable Contracts Fund LargeCap Blend Account - Class 1
  INVESTMENT ADVISOR:  T. Rowe Price Associates, Inc. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks long-term growth of capital.


              -----------------------------------------------------

LARGECAP STOCK INDEX DIVISION


          INVESTS IN:  Principal Variable Contracts Fund LargeCap Stock Index Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek long-term growth of capital by investing in stocks of large
                       U.S. companies. The Account attempts to mirror the investment results of the Standard & Poor's 500 Index.


              -----------------------------------------------------

LARGECAP VALUE DIVISION


          INVESTS IN:  Principal Variable Contracts Fund LargeCap Value Account - Class 1
  INVESTMENT ADVISOR:  AllianceBernstein, L.P. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek long-term growth of capital.




Principal Variable Universal Life Income II            TABLE OF SEPARATE ACCOUNT
DIVISIONS       53
www.principal.com

              -----------------------------------------------------

MIDCAP DIVISION


          INVESTS IN:  Principal Variable Contracts Fund MidCap Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to achieve capital appreciation by investing primarily in securities of emerging and other growth-oriented companies.


              -----------------------------------------------------

MIDCAP GROWTH DIVISION


          INVESTS IN:  Principal Variable Contracts Fund MidCap Growth Account - Class 1
  INVESTMENT ADVISOR:  Mellon Equity Associates, LLP through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek long-term growth of capital. The Account will attempt to achieve its objective by investing primarily in growth stocks of medium market capitalization companies.


              -----------------------------------------------------

MIDCAP STOCK DIVISION


          INVESTS IN:  Principal Variable Contracts Fund MidCap Stock Account - Class 1
  INVESTMENT ADVISOR:  Edge Asset Management, LLC through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks to provide long-term capital appreciation


              -----------------------------------------------------

MIDCAP VALUE DIVISION


          INVESTS IN:  Principal Variable Contracts Fund MidCap Value Account - Class 1
  INVESTMENT ADVISOR:  Neuberger Berman Management, Inc. through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks long-term growth of capital by investing primarily in equity securities of companies with value characteristics and medium market capitalizations.


              -----------------------------------------------------

MONEY MARKET DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Money Market Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek as high a level of current income available from short-term securities as is considered consistent with preservation of principal and maintenance of liquidity by investing all of its assets in a portfolio of money market instruments.




 54       TABLE OF SEPARATE ACCOUNT DIVISIONS  Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

              -----------------------------------------------------

LIFETIME 2010 DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Principal LifeTime 2010 Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal
                       Variable Contracts Fund accounts.


              -----------------------------------------------------

LIFETIME 2020 DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Principal LifeTime 2020 Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal
                       Variable Contracts Fund accounts.


              -----------------------------------------------------

LIFETIME 2030 DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Principal LifeTime 2030 Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal
                       Variable Contracts Fund accounts.


              -----------------------------------------------------

LIFETIME 2040 DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Principal LifeTime 2040 Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal
                       Variable Contracts Fund accounts.


              -----------------------------------------------------

LIFETIME 2050 DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Principal LifeTime 2050 Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal
                       Variable Contracts Fund accounts.




Principal Variable Universal Life Income II            TABLE OF SEPARATE ACCOUNT
DIVISIONS       55
www.principal.com

              -----------------------------------------------------

LIFETIME STRATEGIC INCOME DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Principal LifeTime Strategic
                       Income Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks high current income by investing primarily in shares of other
                       Principal Variable Contracts Fund accounts.


              -----------------------------------------------------

REAL ESTATE SECURITIES DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Real Estate Securities Account -
                       Class 1
  INVESTMENT ADVISOR:  Principal Real Estate Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek to generate a high total return. The Account will attempt to achieve its objective by investing primarily in equity securities of companies principally engaged in the real estate industry.


              -----------------------------------------------------

SHORT-TERM BOND DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Short-Term Bond Account - Class 1
  INVESTMENT ADVISOR:  Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to provide current income.


              -----------------------------------------------------

SMALLCAP GROWTH DIVISION


          INVESTS IN:  Principal Variable Contracts Fund SmallCap Growth Account - Class 1
  INVESTMENT ADVISOR:  Emerald Advisors, Inc. through a sub-advisory agreement;
                       Essex Investment Management Company, LLC through a sub-advisory agreement; and UBS Global Asset Management (Americas) Inc. through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek long-term growth of capital. The Account will attempt to achieve its objective by investing primarily in equity securities of growth companies with comparatively smaller market capitalizations.


              -----------------------------------------------------

SMALLCAP VALUE DIVISION


          INVESTS IN:  Principal Variable Contracts Fund SmallCap Value Account - Class 1
  INVESTMENT ADVISOR:  J.P. Morgan Investment Management, Inc. through a sub-advisory agreement and Mellon Equity Associates, LLP through a sub-advisory agreement with Principal Management Corporation
INVESTMENT OBJECTIVE:  to seek long-term growth of capital by investing primarily in equity securities of small companies with value characteristics and comparatively smaller market capitalizations.




 56       TABLE OF SEPARATE ACCOUNT DIVISIONS  Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

              -----------------------------------------------------

STRATEGIC ASSET MANAGEMENT BALANCED PORTFOLIO DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Strategic Asset Management
                       Balanced Portfolio - Class 1
  INVESTMENT ADVISOR:  Edge Asset Management, Inc. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks to provide as high a level of total return (consisting of reinvested income and capital appreciation) as is consistent with reasonable risk.


              -----------------------------------------------------

STRATEGIC ASSET MANAGEMENT CONSERVATIVE BALANCED PORTFOLIO DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Strategic Asset Management
                       Conservative Balanced Portfolio - Class 1
  INVESTMENT ADVISOR:  Edge Asset Management, Inc. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks to provide a high level of total return (consisting of reinvestment of income and capital appreciation), consistent with a moderate degree of principal risk.


              -----------------------------------------------------

STRATEGIC ASSET MANAGEMENT CONSERVATIVE GROWTH PORTFOLIO DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Strategic Asset Management
                       Conservative Growth Portfolio - Class 1
  INVESTMENT ADVISOR:  Edge Asset Management, Inc. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks to provide long-term capital appreciation.


              -----------------------------------------------------

STRATEGIC ASSET MANAGEMENT FLEXIBLE INCOME PORTFOLIO DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Strategic Asset Management
                       Flexible Income Portfolio - Class 1
  INVESTMENT ADVISOR:  Edge Asset Management, Inc. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks to provide a high level of total return (consisting of reinvestment of income with some capital appreciation).


              -----------------------------------------------------

STRATEGIC ASSET MANAGEMENT STRATEGIC GROWTH PORTFOLIO DIVISION


          INVESTS IN:  Principal Variable Contracts Fund Strategic Asset Management
                       Strategic Growth Portfolio - Class 1
  INVESTMENT ADVISOR:  Edge Asset Management, Inc. through a sub-advisory agreement with
                       Principal Management Corporation
INVESTMENT OBJECTIVE:  seeks to provide long-term capital appreciation.




Principal Variable Universal Life Income II            TABLE OF SEPARATE ACCOUNT
DIVISIONS       57
www.principal.com

              -----------------------------------------------------

SUMMIT S&P MIDCAP 400 INDEX DIVISION


          INVESTS IN:  Summit Pinnacle Series - S&P Mid Cap 400 Index Portfolio - Class F
  INVESTMENT ADVISOR:  Summit Investment Partners, Inc.
INVESTMENT OBJECTIVE:  seeks investment results that correspond to the total return performance of U.S. common stocks, as represented by the S&P Mid Cap
                       400 Index.



              -----------------------------------------------------

SUMMIT RUSSELL 2000 SMALL CAP INDEX DIVISION


          INVESTS IN:  Summit Pinnacle Series - Russell 2000 Small Cap Index Portfolio -
                       Class F
  INVESTMENT ADVISOR:  Summit Investment Partners, Inc.
INVESTMENT OBJECTIVE:  seeks investment results that correspond to the investment performance of U.S. common stocks, as represented by the Russell
                       2000 Index.




 58       TABLE OF SEPARATE ACCOUNT DIVISIONS  Principal Variable Universal Life
                                                                       Income II
                                                                  1-800-247-9988

APPENDIX A - SURRENDER CHARGE RATE TABLE

ISSUE AGE     MALE    FEMALE    UNISEX
---------    -----    ------    ------
     0        6.57      6.30      6.52
     1        6.61      6.34      6.56
     2        6.67      6.39      6.61
     3        6.73      6.44      6.67
     4        6.79      6.50      6.74
     5        6.87      6.56      6.81
     6        6.94      6.62      6.88
     7        7.02      6.69      6.95
     8        7.10      6.75      7.03
     9        7.19      6.82      7.12
    10        7.28      6.90      7.20
    11        7.38      6.97      7.30
    12        7.48      7.05      7.39
    13        7.58      7.14      7.49
    14        7.68      7.22      7.59
    15        7.79      7.31      7.69
    16        7.90      7.41      7.80
    17        8.01      7.50      7.91
    18        8.13      7.60      8.02
    19        8.24      7.71      8.14
    20        8.37      7.82      8.25
    21        8.49      7.93      8.38
    22        8.63      8.05      8.51
    23        8.77      8.18      8.65
    24        8.91      8.31      8.79
    25        9.07      8.45      8.94
    26        9.23      8.59      9.10
    27        9.40      8.74      9.26
    28        9.57      8.90      9.44
    29        9.76      9.06      9.62
    30        9.96      9.24      9.81
    31       10.16      9.42     10.01
    32       10.38      9.61     10.23
    33       10.62      9.81     10.45
    34       10.86     10.02     10.69
    35       11.12     10.24     10.94
    36       11.96     10.99     11.77
    37       12.85     11.78     12.63
    38       13.79     12.60     13.54
    39       14.77     13.47     14.50
    40       15.81     14.38     15.51
    41       16.90     15.34     16.58
    42       18.06     16.35     17.71
    43       19.28     17.41     18.89
    44       20.57     18.53     20.15
    45       21.94     19.72     21.48
    46       23.26     20.86     22.76
    47       24.66     22.06     24.12
    48       26.14     23.34     25.55
    49       27.71     24.68     27.08
    50       29.40     26.10     28.71
    51       31.19     27.60     30.44
    52       33.11     29.19     32.29
    53       35.15     30.87     34.25
    54       37.34     32.65     36.34
    55       39.66     34.53     38.57
    56       41.24     35.74     40.07

Principal Variable Universal Life Income II   APPENDIX A - SURRENDER CHARGE RATE
TABLE       59
www.principal.com

ISSUE AGE     MALE    FEMALE    UNISEX
---------    -----    ------    ------
    57       42.90     37.01     41.64
    58       44.65     38.35     43.30
    59       46.52     39.75     45.06
    60       48.52     41.24     46.94
    61       50.66     42.81     48.95
    62       52.94     44.47     51.08
    63       55.35     46.23     53.34
    64       55.79     48.10     55.73
    65       55.74     50.10     55.81
    66       55.67     52.22     55.75
    67       55.60     54.48     55.68
    68       55.53     55.83     55.61
    69       55.44     55.77     55.53
    70       55.35     55.70     55.45
    71       55.26     55.64     55.37
    72       55.20     55.57     55.31
    73       55.13     55.50     55.24
    74       55.04     55.43     55.16
    75       54.95     55.36     55.09
    76       54.86     55.28     55.00
    77       54.77     55.19     54.92
    78       54.70     55.11     54.86
    79       54.65     55.01     54.80
    80       54.59     54.91     54.75
    81       54.56     54.87     54.73
    82       54.51     54.83     54.69
    83       54.45     54.77     54.65
    84       54.41     54.72     54.63
    85       54.39     54.67     54.62




 60       APPENDIX A - SURRENDER CHARGE RATE TABLE  Principal Variable Universal
                                                                  Life Income II
                                                                  1-800-247-9988

APPENDIX B - SURRENDER CHARGE PERCENTAGE TABLE

                                      MALE
                                   POLICY YEAR


   ISSUE
    AGE          1        2       3       4       5       6       7       8       9      10      11      12      13      14      15
   -----       -----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ---
0              100.0%   99.7%   99.3%   98.9%   98.5%   88.8%   79.1%   69.4%   59.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
1              100.0%   99.6%   99.2%   98.8%   98.4%   88.7%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
2              100.0%   99.6%   99.2%   98.7%   98.3%   88.6%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
3              100.0%   99.5%   99.1%   98.7%   98.2%   88.6%   78.9%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
4              100.0%   99.5%   99.1%   98.6%   98.2%   88.5%   78.9%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
5              100.0%   99.5%   99.1%   98.6%   98.1%   88.5%   78.9%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
6              100.0%   99.5%   99.0%   98.6%   98.1%   88.4%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
7              100.0%   99.5%   99.0%   98.5%   98.0%   88.4%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
8              100.0%   99.5%   99.0%   98.5%   97.9%   88.3%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
9              100.0%   99.4%   98.9%   98.4%   97.9%   88.3%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
10             100.0%   99.4%   98.9%   98.4%   97.8%   88.2%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
11             100.0%   99.4%   98.9%   98.3%   97.8%   88.2%   78.6%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
12             100.0%   99.4%   98.8%   98.3%   97.7%   88.2%   78.6%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
13             100.0%   99.4%   98.8%   98.2%   97.7%   88.1%   78.6%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
14             100.0%   99.4%   98.8%   98.2%   97.6%   88.1%   78.6%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
15             100.0%   99.4%   98.8%   98.2%   97.6%   88.1%   78.5%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
16             100.0%   99.4%   98.8%   98.2%   97.5%   88.0%   78.5%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
17             100.0%   99.4%   98.7%   98.1%   97.5%   88.0%   78.5%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
18             100.0%   99.3%   98.7%   98.1%   97.4%   87.9%   78.4%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
19             100.0%   99.3%   98.7%   98.0%   97.3%   87.8%   78.4%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
20             100.0%   99.3%   98.6%   97.9%   97.2%   87.8%   78.3%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
21             100.0%   99.3%   98.6%   97.9%   97.1%   87.7%   78.3%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
22             100.0%   99.2%   98.5%   97.8%   97.0%   87.6%   78.2%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
23             100.0%   99.2%   98.5%   97.7%   96.9%   87.5%   78.1%   68.7%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
24             100.0%   99.2%   98.4%   97.6%   96.8%   87.4%   78.1%   68.7%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
25             100.0%   99.2%   98.4%   97.6%   96.7%   87.4%   78.0%   68.7%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
26             100.0%   99.1%   98.3%   97.5%   96.6%   87.3%   77.9%   68.6%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
27             100.0%   99.1%   98.3%   97.4%   96.5%   87.2%   77.9%   68.6%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
28             100.0%   99.1%   98.2%   97.3%   96.3%   87.0%   77.8%   68.5%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
29             100.0%   99.0%   98.1%   97.2%   96.2%   86.9%   77.7%   68.4%   59.2%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
30             100.0%   99.0%   98.0%   97.0%   96.0%   86.8%   77.6%   68.4%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
31             100.0%   99.0%   98.0%   96.9%   95.9%   86.7%   77.5%   68.3%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
32             100.0%   98.9%   97.9%   96.8%   95.7%   86.5%   77.4%   68.2%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
33             100.0%   98.9%   97.8%   96.7%   95.5%   86.4%   77.3%   68.2%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
34             100.0%   98.8%   97.7%   96.6%   95.4%   86.3%   77.2%   68.1%   59.0%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
35             100.0%   98.8%   97.6%   96.4%   95.2%   86.1%   77.1%   68.0%   59.0%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
36             100.0%   98.8%   97.5%   96.3%   95.0%   86.0%   77.0%   68.0%   59.0%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
37             100.0%   98.7%   97.5%   96.2%   94.8%   85.9%   76.9%   67.9%   58.9%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
38             100.0%   98.7%   97.4%   96.0%   94.7%   85.7%   76.8%   67.8%   58.9%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
39             100.0%   98.6%   97.3%   95.9%   94.5%   85.6%   76.7%   67.8%   58.9%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
40             100.0%   98.6%   97.2%   95.7%   94.3%   85.4%   76.5%   67.7%   58.8%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
41             100.0%   98.5%   97.1%   95.6%   94.1%   85.3%   76.4%   67.6%   58.8%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
42             100.0%   98.5%   97.0%   95.4%   93.9%   85.1%   76.3%   67.5%   58.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
43             100.0%   98.4%   96.9%   95.3%   93.7%   84.9%   76.2%   67.4%   58.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
44             100.0%   98.4%   96.8%   95.1%   93.5%   84.8%   76.1%   67.4%   58.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
45             100.0%   98.3%   96.7%   95.0%   93.2%   84.6%   75.9%   67.3%   58.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
46             100.0%   98.3%   96.6%   94.8%   93.0%   84.4%   75.8%   67.2%   58.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
47             100.0%   98.2%   96.4%   94.6%   92.7%   84.2%   75.6%   67.1%   58.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
48             100.0%   98.1%   96.3%   94.4%   92.4%   83.9%   75.4%   66.9%   58.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
49             100.0%   98.1%   96.1%   94.1%   92.1%   83.7%   75.3%   66.8%   58.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
50             100.0%   98.0%   96.0%   93.9%   91.9%   83.5%   75.1%   66.7%   58.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
51             100.0%   97.9%   95.8%   93.7%   91.6%   83.2%   74.9%   66.6%   58.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
52             100.0%   97.8%   95.7%   93.5%   91.3%   83.0%   74.8%   66.5%   58.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
53             100.0%   97.7%   95.5%   93.3%   91.0%   82.8%   74.6%   66.4%   58.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%

Principal Variable Universal Life Income II        APPENDIX B - SURRENDER CHARGE
PERCENTAGE TABLE       61
www.principal.com

                                                                MALE
                                                            POLICY YEAR



   ISSUE
    AGE          1        2       3       4       5       6       7       8       9      10      11      12      13      14      15
   -----       -----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ---
54             100.0%   97.7%   95.4%   93.1%   90.8%   82.6%   74.4%   66.3%   58.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
55             100.0%   97.6%   95.2%   92.9%   90.5%   88.0%   85.6%   83.1%   80.6%   78.2%   62.5%   46.9%   31.2%   15.6%   0.0%
56             100.0%   97.5%   95.1%   92.6%   90.1%   87.6%   85.1%   82.6%   80.0%   77.5%   62.0%   46.5%   31.0%   15.5%   0.0%
57             100.0%   97.5%   94.9%   92.4%   89.8%   87.2%   84.6%   82.0%   79.5%   76.9%   61.5%   46.1%   30.7%   15.3%   0.0%
58             100.0%   97.4%   94.7%   92.1%   89.4%   86.8%   84.1%   81.5%   78.9%   76.2%   61.0%   45.7%   30.5%   15.2%   0.0%
59             100.0%   97.3%   94.5%   91.8%   89.1%   86.4%   83.7%   81.0%   78.3%   75.6%   60.5%   45.3%   30.2%   15.1%   0.0%
60             100.0%   97.2%   94.4%   91.6%   88.8%   86.0%   83.2%   80.4%   77.7%   74.9%   59.9%   44.9%   29.9%   14.9%   0.0%
61             100.0%   97.1%   94.2%   91.3%   88.5%   85.6%   82.8%   79.9%   77.0%   74.2%   59.3%   44.5%   29.6%   14.8%   0.0%
62             100.0%   97.0%   94.0%   91.1%   88.2%   85.2%   82.3%   79.3%   76.4%   73.4%   58.7%   44.0%   29.3%   14.6%   0.0%
63             100.0%   96.9%   93.9%   90.9%   87.8%   84.8%   81.8%   78.7%   75.6%   72.6%   58.1%   43.5%   29.0%   14.5%   0.0%
64             100.0%   96.8%   93.7%   90.6%   87.5%   84.3%   81.2%   78.0%   74.9%   71.8%   57.4%   43.0%   28.7%   14.3%   0.0%
65             100.0%   96.7%   93.5%   90.3%   87.0%   83.8%   80.5%   77.3%   74.1%   70.9%   56.7%   42.5%   28.3%   14.1%   0.0%
66             100.0%   96.6%   93.3%   89.9%   86.6%   83.2%   79.9%   76.5%   73.3%   70.0%   56.0%   42.0%   28.0%   14.0%   0.0%
67             100.0%   96.5%   93.0%   89.6%   86.1%   82.6%   79.2%   75.8%   72.4%   69.1%   55.3%   41.4%   27.6%   13.8%   0.0%
68             100.0%   96.4%   92.8%   89.2%   85.6%   82.0%   78.5%   75.0%   71.6%   68.2%   54.5%   40.9%   27.2%   13.6%   0.0%
69             100.0%   96.2%   92.5%   88.7%   85.1%   81.4%   77.8%   74.2%   70.7%   67.3%   53.8%   40.3%   26.9%   13.4%   0.0%
70             100.0%   96.1%   92.2%   88.4%   84.6%   80.8%   77.1%   73.5%   69.9%   66.4%   53.1%   39.8%   26.5%   13.2%   0.0%
71             100.0%   95.9%   91.9%   88.0%   84.1%   80.3%   76.4%   72.7%   69.1%   65.5%   52.4%   39.3%   26.2%   13.1%   0.0%
72             100.0%   95.8%   91.7%   87.6%   83.6%   79.7%   75.8%   72.0%   68.3%   64.7%   51.8%   38.8%   25.9%   12.9%   0.0%
73             100.0%   95.7%   91.4%   87.3%   83.1%   79.0%   75.1%   71.2%   67.5%   64.0%   51.2%   38.4%   25.6%   12.8%   0.0%
74             100.0%   95.5%   91.2%   86.8%   82.6%   78.4%   74.4%   70.6%   66.8%   63.3%   50.6%   37.9%   25.3%   12.6%   0.0%
75             100.0%   95.4%   90.9%   86.4%   82.1%   77.9%   73.8%   69.9%   66.2%   62.6%   50.1%   37.5%   25.0%   12.5%   0.0%
76             100.0%   95.2%   90.6%   86.0%   81.6%   77.4%   73.3%   69.4%   65.6%   62.0%   49.6%   37.2%   24.8%   12.4%   0.0%
77             100.0%   95.1%   90.3%   85.7%   81.2%   76.9%   72.8%   68.9%   65.0%   61.4%   49.1%   36.8%   24.5%   12.2%   0.0%
78             100.0%   94.9%   90.1%   85.4%   80.9%   76.6%   72.4%   68.4%   64.6%   61.0%   48.8%   36.6%   24.4%   12.2%   0.0%
79             100.0%   94.8%   89.9%   85.2%   80.6%   76.2%   72.0%   68.0%   64.2%   60.7%   48.6%   36.4%   24.3%   12.1%   0.0%
80             100.0%   94.7%   89.8%   85.0%   80.3%   75.9%   71.7%   67.7%   64.0%   60.6%   48.5%   36.3%   24.2%   12.1%   0.0%
81             100.0%   94.7%   89.6%   84.7%   80.1%   75.6%   71.4%   67.5%   63.9%   60.6%   48.5%   36.3%   24.2%   12.1%   0.0%
82             100.0%   94.6%   89.4%   84.5%   79.8%   75.4%   71.3%   67.5%   63.9%   60.7%   48.6%   36.4%   24.3%   12.1%   0.0%
83             100.0%   94.5%   89.3%   84.3%   79.7%   75.3%   71.3%   67.6%   64.2%   61.0%   48.8%   36.6%   24.4%   12.2%   0.0%
84             100.0%   94.4%   89.2%   84.3%   79.6%   75.4%   71.5%   67.9%   64.5%   61.3%   49.0%   36.8%   24.5%   12.2%   0.0%
85             100.0%   94.4%   89.2%   84.3%   79.8%   75.6%   71.8%   68.2%   64.9%   61.7%   49.4%   37.0%   24.7%   12.3%   0.0%




                                     FEMALE
                                   POLICY YEAR


   ISSUE
    AGE          1        2       3       4       5       6       7       8       9      10      11      12      13      14      15
   -----       -----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ---
0              100.0%   99.7%   99.3%   99.0%   98.7%   88.9%   79.2%   69.4%   59.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
1              100.0%   99.6%   99.3%   98.9%   98.6%   88.9%   79.1%   69.4%   59.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
2              100.0%   99.6%   99.3%   98.9%   98.5%   88.8%   79.1%   69.4%   59.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
3              100.0%   99.6%   99.2%   98.9%   98.5%   88.8%   79.1%   69.4%   59.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
4              100.0%   99.6%   99.2%   98.8%   98.4%   88.7%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
5              100.0%   99.6%   99.2%   98.8%   98.4%   88.7%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
6              100.0%   99.6%   99.2%   98.7%   98.3%   88.6%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
7              100.0%   99.5%   99.1%   98.7%   98.3%   88.6%   78.9%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
8              100.0%   99.5%   99.1%   98.7%   98.2%   88.6%   78.9%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
9              100.0%   99.5%   99.1%   98.6%   98.2%   88.5%   78.9%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
10             100.0%   99.5%   99.0%   98.6%   98.1%   88.5%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
11             100.0%   99.5%   99.0%   98.5%   98.0%   88.4%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
12             100.0%   99.5%   99.0%   98.5%   98.0%   88.4%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
13             100.0%   99.5%   99.0%   98.5%   97.9%   88.3%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
14             100.0%   99.4%   98.9%   98.4%   97.9%   88.3%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
15             100.0%   99.4%   98.9%   98.4%   97.8%   88.2%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
16             100.0%   99.4%   98.9%   98.3%   97.7%   88.2%   78.6%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
17             100.0%   99.4%   98.8%   98.3%   97.7%   88.1%   78.6%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
18             100.0%   99.4%   98.8%   98.2%   97.6%   88.1%   78.5%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%

 62       APPENDIX B - SURRENDER CHARGE PERCENTAGE TABLE      Principal Variable
                                                        Universal Life Income II
                                                                  1-800-247-9988

                                                               FEMALE
                                                            POLICY YEAR



   ISSUE
    AGE          1        2       3       4       5       6       7       8       9      10      11      12      13      14      15
   -----       -----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ---
19             100.0%   99.4%   98.8%   98.2%   97.5%   88.0%   78.5%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
20             100.0%   99.3%   98.7%   98.1%   97.4%   87.9%   78.4%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
21             100.0%   99.3%   98.7%   98.0%   97.3%   87.9%   78.4%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
22             100.0%   99.3%   98.6%   98.0%   97.3%   87.8%   78.3%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
23             100.0%   99.3%   98.6%   97.9%   97.2%   87.7%   78.3%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
24             100.0%   99.3%   98.5%   97.8%   97.1%   87.6%   78.2%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
25             100.0%   99.2%   98.5%   97.7%   97.0%   87.6%   78.2%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
26             100.0%   99.2%   98.4%   97.7%   96.9%   87.5%   78.1%   68.7%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
27             100.0%   99.2%   98.4%   97.6%   96.8%   87.4%   78.0%   68.7%   59.3%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
28             100.0%   99.2%   98.3%   97.5%   96.6%   87.3%   78.0%   68.6%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
29             100.0%   99.1%   98.3%   97.4%   96.5%   87.2%   77.9%   68.6%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
30             100.0%   99.1%   98.2%   97.3%   96.4%   87.1%   77.8%   68.5%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
31             100.0%   99.1%   98.2%   97.2%   96.3%   87.0%   77.8%   68.5%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
32             100.0%   99.0%   98.1%   97.1%   96.2%   86.9%   77.7%   68.4%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
33             100.0%   99.0%   98.0%   97.1%   96.0%   86.8%   77.6%   68.4%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
34             100.0%   99.0%   98.0%   97.0%   95.9%   86.7%   77.5%   68.3%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
35             100.0%   98.9%   97.9%   96.9%   95.8%   86.6%   77.4%   68.3%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
36             100.0%   98.9%   97.8%   96.7%   95.6%   86.5%   77.4%   68.2%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
37             100.0%   98.9%   97.8%   96.6%   95.5%   86.4%   77.3%   68.2%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
38             100.0%   98.8%   97.7%   96.5%   95.3%   86.2%   77.2%   68.1%   59.0%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
39             100.0%   98.8%   97.6%   96.4%   95.1%   86.1%   77.1%   68.0%   59.0%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
40             100.0%   98.7%   97.5%   96.3%   95.0%   86.0%   77.0%   68.0%   59.0%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
41             100.0%   98.7%   97.4%   96.1%   94.8%   85.8%   76.9%   67.9%   58.9%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
42             100.0%   98.7%   97.3%   96.0%   94.6%   85.7%   76.7%   67.8%   58.9%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
43             100.0%   98.6%   97.2%   95.8%   94.4%   85.5%   76.6%   67.7%   58.8%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
44             100.0%   98.6%   97.1%   95.7%   94.2%   85.4%   76.5%   67.7%   58.8%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
45             100.0%   98.5%   97.0%   95.6%   94.0%   85.2%   76.4%   67.6%   58.8%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
46             100.0%   98.5%   96.9%   95.4%   93.8%   85.1%   76.3%   67.5%   58.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
47             100.0%   98.4%   96.8%   95.3%   93.6%   84.9%   76.2%   67.4%   58.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
48             100.0%   98.4%   96.7%   95.1%   93.4%   84.7%   76.0%   67.3%   58.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
49             100.0%   98.3%   96.6%   95.0%   93.2%   84.6%   75.9%   67.3%   58.6%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
50             100.0%   98.3%   96.5%   94.8%   93.0%   84.4%   75.8%   67.2%   58.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
51             100.0%   98.2%   96.4%   94.6%   92.8%   84.3%   75.7%   67.1%   58.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
52             100.0%   98.2%   96.3%   94.5%   92.6%   84.1%   75.6%   67.0%   58.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
53             100.0%   98.1%   96.2%   94.3%   92.4%   83.9%   75.4%   66.9%   58.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
54             100.0%   98.0%   96.1%   94.2%   92.2%   83.7%   75.3%   66.8%   58.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
55             100.0%   98.0%   96.0%   94.0%   92.0%   83.6%   75.2%   66.8%   58.4%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
56             100.0%   97.9%   95.9%   93.8%   91.7%   89.6%   87.5%   85.3%   83.2%   81.0%   64.8%   48.6%   32.4%   16.2%   0.0%
57             100.0%   97.9%   95.8%   93.6%   91.5%   89.3%   87.1%   84.9%   82.6%   80.4%   64.3%   48.2%   32.1%   16.0%   0.0%
58             100.0%   97.8%   95.6%   93.4%   91.2%   89.0%   86.7%   84.4%   82.1%   79.8%   63.8%   47.8%   31.9%   15.9%   0.0%
59             100.0%   97.7%   95.5%   93.2%   90.9%   88.6%   86.3%   83.9%   81.5%   79.1%   63.3%   47.5%   31.6%   15.8%   0.0%
60             100.0%   97.7%   95.3%   93.0%   90.6%   88.2%   85.8%   83.4%   80.9%   78.5%   62.8%   47.1%   31.4%   15.7%   0.0%
61             100.0%   97.6%   95.2%   92.7%   90.3%   87.8%   85.3%   82.8%   80.3%   77.8%   62.2%   46.6%   31.1%   15.5%   0.0%
62             100.0%   97.5%   95.0%   92.5%   90.0%   87.4%   84.8%   82.3%   79.7%   77.0%   61.6%   46.2%   30.8%   15.4%   0.0%
63             100.0%   97.4%   94.8%   92.2%   89.6%   87.0%   84.3%   81.7%   79.0%   76.3%   61.0%   45.8%   30.5%   15.2%   0.0%
64             100.0%   97.3%   94.6%   92.0%   89.3%   86.5%   83.8%   81.1%   78.3%   75.6%   60.4%   45.3%   30.2%   15.1%   0.0%
65             100.0%   97.2%   94.5%   91.7%   88.9%   86.1%   83.3%   80.4%   77.6%   74.8%   59.8%   44.9%   29.9%   14.9%   0.0%
66             100.0%   97.1%   94.3%   91.4%   88.5%   85.6%   82.7%   79.8%   76.9%   74.0%   59.2%   44.4%   29.6%   14.8%   0.0%
67             100.0%   97.0%   94.1%   91.1%   88.1%   85.1%   82.1%   79.1%   76.2%   73.2%   58.6%   43.9%   29.3%   14.6%   0.0%
68             100.0%   96.9%   93.8%   90.8%   87.7%   84.6%   81.5%   78.5%   75.4%   72.4%   57.9%   43.4%   28.9%   14.4%   0.0%
69             100.0%   96.8%   93.6%   90.4%   87.3%   84.1%   81.0%   77.8%   74.7%   71.6%   57.3%   42.9%   28.6%   14.3%   0.0%
70             100.0%   96.7%   93.4%   90.1%   86.9%   83.6%   80.4%   77.1%   73.9%   70.7%   56.6%   42.4%   28.3%   14.1%   0.0%
71             100.0%   96.6%   93.2%   89.8%   86.4%   83.1%   79.7%   76.4%   73.1%   69.9%   55.9%   41.9%   27.9%   13.9%   0.0%
72             100.0%   96.4%   93.0%   89.5%   86.0%   82.5%   79.1%   75.7%   72.3%   68.9%   55.1%   41.3%   27.5%   13.7%   0.0%
73             100.0%   96.3%   92.7%   89.1%   85.5%   82.0%   78.4%   74.9%   71.4%   68.1%   54.4%   40.8%   27.2%   13.6%   0.0%
74             100.0%   96.2%   92.5%   88.8%   85.1%   81.4%   77.7%   74.1%   70.6%   67.2%   53.8%   40.3%   26.9%   13.4%   0.0%

Principal Variable Universal Life Income II        APPENDIX B - SURRENDER CHARGE
PERCENTAGE TABLE       63
www.principal.com

                                                               FEMALE
                                                            POLICY YEAR



   ISSUE
    AGE          1        2       3       4       5       6       7       8       9      10      11      12      13      14      15
   -----       -----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ---
75             100.0%   96.1%   92.2%   88.4%   84.6%   80.8%   77.0%   73.4%   69.9%   66.4%   53.1%   39.8%   26.5%   13.2%   0.0%
76             100.0%   95.9%   91.9%   88.0%   84.0%   80.1%   76.3%   72.7%   69.1%   65.7%   52.5%   39.4%   26.2%   13.1%   0.0%
77             100.0%   95.8%   91.7%   87.6%   83.5%   79.5%   75.7%   72.0%   68.4%   65.0%   52.0%   39.0%   26.0%   13.0%   0.0%
78             100.0%   95.6%   91.4%   87.1%   83.0%   79.0%   75.1%   71.4%   67.8%   64.2%   51.4%   38.5%   25.7%   12.8%   0.0%
79             100.0%   95.5%   91.0%   86.7%   82.6%   78.5%   74.6%   70.8%   67.1%   63.6%   50.9%   38.1%   25.4%   12.7%   0.0%
80             100.0%   95.3%   90.8%   86.4%   82.2%   78.1%   74.2%   70.2%   66.6%   63.1%   50.5%   37.9%   25.2%   12.6%   0.0%
81             100.0%   95.2%   90.7%   86.2%   81.9%   77.8%   73.7%   69.8%   66.2%   62.8%   50.3%   37.7%   25.1%   12.5%   0.0%
82             100.0%   95.2%   90.5%   86.0%   81.6%   77.3%   73.3%   69.5%   66.0%   62.5%   50.0%   37.5%   25.0%   12.5%   0.0%
83             100.0%   95.1%   90.3%   85.7%   81.2%   77.0%   73.0%   69.3%   65.7%   61.8%   49.5%   37.1%   24.7%   12.3%   0.0%
84             100.0%   95.0%   90.2%   85.4%   80.9%   76.7%   72.8%   69.1%   65.0%   61.0%   48.8%   36.6%   24.4%   12.2%   0.0%
85             100.0%   94.9%   89.9%   85.2%   80.8%   76.7%   72.7%   68.4%   64.2%   60.1%   48.0%   36.0%   24.0%   12.0%   0.0%




                                     UNISEX
                                   POLICY YEAR


   ISSUE
    AGE          1        2       3       4       5       6       7       8       9      10      11      12      13      14      15
   -----       -----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ---
0              100.0%   99.7%   99.3%   98.9%   98.6%   88.8%   79.1%   69.4%   59.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
1              100.0%   99.6%   99.2%   98.8%   98.4%   88.7%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
2              100.0%   99.6%   99.2%   98.8%   98.4%   88.7%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
3              100.0%   99.6%   99.1%   98.7%   98.3%   88.6%   79.0%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
4              100.0%   99.5%   99.1%   98.7%   98.2%   88.6%   78.9%   69.3%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
5              100.0%   99.5%   99.1%   98.6%   98.2%   88.5%   78.9%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
6              100.0%   99.5%   99.1%   98.6%   98.1%   88.5%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
7              100.0%   99.5%   99.0%   98.5%   98.0%   88.4%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
8              100.0%   99.5%   99.0%   98.5%   98.0%   88.4%   78.8%   69.2%   59.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
9              100.0%   99.5%   99.0%   98.4%   97.9%   88.3%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
10             100.0%   99.4%   98.9%   98.4%   97.9%   88.3%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
11             100.0%   99.4%   98.9%   98.4%   97.8%   88.2%   78.7%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
12             100.0%   99.4%   98.9%   98.3%   97.8%   88.2%   78.6%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
13             100.0%   99.4%   98.8%   98.3%   97.7%   88.2%   78.6%   69.1%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
14             100.0%   99.4%   98.8%   98.3%   97.7%   88.1%   78.6%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
15             100.0%   99.4%   98.8%   98.2%   97.6%   88.1%   78.6%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
16             100.0%   99.4%   98.8%   98.2%   97.6%   88.1%   78.5%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
17             100.0%   99.4%   98.8%   98.2%   97.5%   88.0%   78.5%   69.0%   59.5%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
18             100.0%   99.3%   98.7%   98.1%   97.4%   87.9%   78.4%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
19             100.0%   99.3%   98.7%   98.0%   97.4%   87.9%   78.4%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
20             100.0%   99.3%   98.6%   98.0%   97.3%   87.8%   78.3%   68.9%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
21             100.0%   99.3%   98.6%   97.9%   97.2%   87.7%   78.3%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
22             100.0%   99.3%   98.6%   97.8%   97.1%   87.6%   78.2%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
23             100.0%   99.2%   98.5%   97.7%   97.0%   87.6%   78.2%   68.8%   59.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
24             100.0%   99.2%   98.4%   97.7%   96.9%   87.5%   78.1%   68.7%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
25             100.0%   99.2%   98.4%   97.6%   96.8%   87.4%   78.0%   68.7%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
26             100.0%   99.2%   98.3%   97.5%   96.6%   87.3%   78.0%   68.6%   59.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
27             100.0%   99.1%   98.3%   97.4%   96.5%   87.2%   77.9%   68.6%   59.3%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
28             100.0%   99.1%   98.2%   97.3%   96.4%   87.1%   77.8%   68.5%   59.2%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
29             100.0%   99.1%   98.2%   97.2%   96.2%   87.0%   77.7%   68.5%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
30             100.0%   99.0%   98.1%   97.1%   96.1%   86.9%   77.6%   68.4%   59.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
31             100.0%   99.0%   98.0%   97.0%   95.9%   86.7%   77.5%   68.3%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
32             100.0%   99.0%   97.9%   96.9%   95.8%   86.6%   77.5%   68.3%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
33             100.0%   98.9%   97.8%   96.8%   95.6%   86.5%   77.4%   68.2%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
34             100.0%   98.9%   97.8%   96.6%   95.5%   86.4%   77.3%   68.2%   59.1%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
35             100.0%   98.8%   97.7%   96.5%   95.3%   86.2%   77.2%   68.1%   59.0%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
36             100.0%   98.8%   97.6%   96.4%   95.1%   86.1%   77.1%   68.0%   59.0%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
37             100.0%   98.7%   97.5%   96.3%   95.0%   86.0%   77.0%   68.0%   59.0%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
38             100.0%   98.7%   97.4%   96.1%   94.8%   85.8%   76.9%   67.9%   58.9%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
39             100.0%   98.7%   97.3%   96.0%   94.6%   85.7%   76.7%   67.8%   58.9%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%

 64       APPENDIX B - SURRENDER CHARGE PERCENTAGE TABLE      Principal Variable
                                                        Universal Life Income II
                                                                  1-800-247-9988

                                                               UNISEX
                                                            POLICY YEAR



   ISSUE
    AGE          1        2       3       4       5       6       7       8       9      10      11      12      13      14      15
   -----       -----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ---
40             100.0%   98.6%   97.2%   95.8%   94.4%   85.5%   76.6%   67.7%   58.8%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
41             100.0%   98.6%   97.1%   95.7%   94.2%   85.4%   76.5%   67.7%   58.8%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
42             100.0%   98.5%   97.0%   95.6%   94.0%   85.2%   76.4%   67.6%   58.8%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
43             100.0%   98.5%   96.9%   95.4%   93.8%   85.1%   76.3%   67.5%   58.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
44             100.0%   98.4%   96.8%   95.3%   93.6%   84.9%   76.2%   67.4%   58.7%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
45             100.0%   98.4%   96.7%   95.1%   93.4%   84.7%   76.0%   67.3%   58.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
46             100.0%   98.3%   96.6%   94.9%   93.2%   84.5%   75.9%   67.2%   58.6%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
47             100.0%   98.3%   96.5%   94.7%   92.9%   84.3%   75.7%   67.1%   58.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
48             100.0%   98.2%   96.4%   94.5%   92.7%   84.1%   75.6%   67.0%   58.5%   50.0%   40.0%   30.0%   20.0%    9.9%   0.0%
49             100.0%   98.1%   96.2%   94.3%   92.4%   83.9%   75.4%   66.9%   58.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
50             100.0%   98.0%   96.1%   94.1%   92.1%   83.7%   75.2%   66.8%   58.4%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
51             100.0%   98.0%   95.9%   93.9%   91.8%   83.5%   75.1%   66.7%   58.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
52             100.0%   97.9%   95.8%   93.7%   91.6%   83.3%   74.9%   66.6%   58.3%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
53             100.0%   97.8%   95.7%   93.5%   91.3%   83.1%   74.8%   66.5%   58.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
54             100.0%   97.8%   95.5%   93.3%   91.1%   82.8%   74.6%   66.4%   58.2%   50.0%   40.0%   30.0%   20.0%   10.0%   0.0%
55             100.0%   97.7%   95.4%   93.1%   90.8%   88.4%   86.1%   83.7%   81.3%   78.9%   63.1%   47.3%   31.5%   15.7%   0.0%
56             100.0%   97.6%   95.3%   92.9%   90.5%   88.1%   85.6%   83.2%   80.7%   78.3%   62.6%   47.0%   31.3%   15.6%   0.0%
57             100.0%   97.5%   95.1%   92.6%   90.2%   87.7%   85.2%   82.7%   80.2%   77.7%   62.1%   46.6%   31.0%   15.5%   0.0%
58             100.0%   97.5%   94.9%   92.4%   89.8%   87.3%   84.7%   82.2%   79.6%   77.1%   61.6%   46.2%   30.8%   15.4%   0.0%
59             100.0%   97.4%   94.7%   92.1%   89.5%   86.9%   84.3%   81.7%   79.0%   76.4%   61.1%   45.8%   30.5%   15.2%   0.0%
60             100.0%   97.3%   94.6%   91.9%   89.2%   86.5%   83.8%   81.1%   78.4%   75.7%   60.6%   45.4%   30.3%   15.1%   0.0%
61             100.0%   97.2%   94.4%   91.7%   88.9%   86.1%   83.4%   80.6%   77.8%   75.0%   60.0%   45.0%   30.0%   15.0%   0.0%
62             100.0%   97.1%   94.3%   91.4%   88.6%   85.8%   82.9%   80.1%   77.2%   74.3%   59.4%   44.6%   29.7%   14.8%   0.0%
63             100.0%   97.0%   94.1%   91.2%   88.3%   85.3%   82.4%   79.4%   76.5%   73.5%   58.8%   44.1%   29.4%   14.7%   0.0%
64             100.0%   96.9%   93.9%   90.9%   87.9%   84.9%   81.8%   78.8%   75.8%   72.8%   58.2%   43.6%   29.1%   14.5%   0.0%
65             100.0%   96.9%   93.8%   90.6%   87.5%   84.4%   81.2%   78.1%   75.0%   72.0%   57.6%   43.2%   28.8%   14.4%   0.0%
66             100.0%   96.8%   93.5%   90.3%   87.1%   83.8%   80.6%   77.4%   74.3%   71.1%   56.9%   42.7%   28.4%   14.2%   0.0%
67             100.0%   96.6%   93.3%   90.0%   86.6%   83.3%   80.0%   76.7%   73.5%   70.3%   56.2%   42.1%   28.1%   14.0%   0.0%
68             100.0%   96.5%   93.1%   89.6%   86.1%   82.7%   79.3%   76.0%   72.7%   69.4%   55.5%   41.6%   27.7%   13.8%   0.0%
69             100.0%   96.4%   92.8%   89.2%   85.7%   82.2%   78.7%   75.3%   71.9%   68.6%   54.8%   41.1%   27.4%   13.7%   0.0%
70             100.0%   96.2%   92.5%   88.9%   85.2%   81.6%   78.1%   74.6%   71.1%   67.7%   54.2%   40.6%   27.1%   13.5%   0.0%
71             100.0%   96.1%   92.3%   88.5%   84.8%   81.1%   77.5%   73.9%   70.4%   66.9%   53.5%   40.1%   26.7%   13.3%   0.0%
72             100.0%   96.0%   92.1%   88.2%   84.4%   80.6%   76.8%   73.2%   69.6%   66.2%   53.0%   39.7%   26.5%   13.2%   0.0%
73             100.0%   95.9%   91.8%   87.8%   83.9%   80.0%   76.2%   72.5%   68.9%   65.5%   52.4%   39.3%   26.2%   13.1%   0.0%
74             100.0%   95.7%   91.6%   87.5%   83.4%   79.4%   75.6%   71.9%   68.3%   64.9%   51.9%   38.9%   25.9%   12.9%   0.0%
75             100.0%   95.6%   91.3%   87.1%   82.9%   78.9%   75.0%   71.3%   67.7%   64.3%   51.4%   38.5%   25.7%   12.8%   0.0%
76             100.0%   95.5%   91.0%   86.7%   82.5%   78.4%   74.5%   70.8%   67.2%   63.7%   51.0%   38.2%   25.5%   12.7%   0.0%
77             100.0%   95.3%   90.8%   86.4%   82.1%   78.1%   74.1%   70.3%   66.7%   63.3%   50.6%   37.9%   25.3%   12.6%   0.0%
78             100.0%   95.2%   90.6%   86.1%   81.8%   77.7%   73.8%   70.0%   66.4%   62.9%   50.3%   37.7%   25.1%   12.5%   0.0%
79             100.0%   95.1%   90.4%   85.9%   81.6%   77.4%   73.5%   69.7%   66.1%   62.7%   50.2%   37.6%   25.1%   12.5%   0.0%
80             100.0%   95.0%   90.3%   85.8%   81.4%   77.2%   73.2%   69.4%   65.9%   62.7%   50.1%   37.6%   25.0%   12.5%   0.0%
81             100.0%   95.0%   90.2%   85.6%   81.2%   77.0%   73.0%   69.3%   65.9%   62.8%   50.2%   37.6%   25.1%   12.5%   0.0%
82             100.0%   94.9%   90.1%   85.4%   81.0%   76.9%   73.0%   69.4%   66.1%   63.0%   50.4%   37.8%   25.2%   12.6%   0.0%
83             100.0%   94.9%   90.0%   85.3%   80.9%   76.8%   73.0%   69.6%   66.4%   63.2%   50.5%   37.9%   25.2%   12.6%   0.0%
84             100.0%   94.8%   89.9%   85.3%   81.0%   77.0%   73.3%   69.9%   66.6%   63.3%   50.6%   37.9%   25.3%   12.6%   0.0%
85             100.0%   94.8%   89.9%   85.4%   81.1%   77.3%   73.7%   70.2%   66.7%   63.4%   50.7%   38.0%   25.3%   12.6%   0.0%





Principal Variable Universal Life Income II        APPENDIX B - SURRENDER CHARGE
PERCENTAGE TABLE       65
www.principal.com

APPENDIX C - TARGET PREMIUM RATES



                TARGET PREMIUM RATES (PER $1,000 OF FACE AMOUNT)


ISSUE AGE     MALE    FEMALE    UNISEX    ISSUE AGE     MALE    FEMALE    UNISEX
---------    -----    ------    ------    ---------    -----    ------    ------
     0        3.36      2.91      3.27        43       15.06     11.50     14.35
     1        3.36      2.91      3.27        44       15.67     12.02     14.94
     2        3.36      2.91      3.27        45       16.29     12.53     15.54
     3        3.36      2.91      3.27        46       17.25     13.26     16.45
     4        3.36      2.91      3.27        47       18.21     13.99     17.37
     5        3.36      2.91      3.27        48       19.18     14.72     18.28
     6        3.36      2.91      3.27        49       20.14     15.45     19.20
     7        3.36      2.91      3.27        50       21.10     16.18     20.12
     8        3.36      2.91      3.27        51       22.06     16.90     21.03
     9        3.36      2.91      3.27        52       23.02     17.63     21.95
    10        3.36      2.91      3.27        53       23.99     18.36     22.86
    11        3.53      3.05      3.43        54       24.95     19.09     23.78
    12        3.70      3.20      3.60        55       25.91     19.82     24.69
    13        3.87      3.34      3.76        56       27.18     20.87     25.92
    14        4.03      3.47      3.92        57       28.45     21.91     27.14
    15        4.21      3.63      4.09        58       29.71     22.96     28.36
    16        4.56      3.93      4.44        59       30.98     24.00     29.59
    17        4.93      4.24      4.80        60       32.25     25.05     30.81
    18        5.29      4.56      5.14        61       33.52     26.10     32.03
    19        5.66      4.87      5.50        62       34.79     27.14     33.26
    20        6.02      5.17      5.85        63       36.05     28.19     34.48
    21        6.05      5.19      5.87        64       37.32     29.23     35.70
    22        6.08      5.24      5.91        65       38.59     30.28     36.93
    23        6.09      5.25      5.92        66       38.97     30.87     37.35
    24        6.12      5.28      5.95        67       39.34     31.46     37.76
    25        6.15      5.30      5.98        68       39.72     32.04     38.18
    26        6.55      5.51      6.34        69       40.09     32.62     38.60
    27        6.94      5.72      6.70        70       40.47     33.22     39.02
    28        7.34      5.93      7.06        71       41.04     33.80     39.59
    29        7.74      6.14      7.42        72       41.62     34.38     40.17
    30        8.14      6.35      7.78        73       42.20     34.96     40.75
    31        8.53      6.56      8.14        74       42.79     35.56     41.34
    32        8.93      6.77      8.50        75       43.37     36.14     41.92
    33        9.33      6.98      8.86        76       44.82     37.35     43.33
    34        9.72      7.19      9.22        77       46.27     38.56     44.73
    35       10.12      7.40      9.58        78       47.71     39.77     46.12
    36       10.74      7.91     10.17        79       49.16     40.98     47.52
    37       11.35      8.43     10.77        80       50.60     42.18     48.92
    38       11.97      8.94     11.36        81       52.05     43.39     50.32
    39       12.59      9.45     11.96        82       53.50     44.60     51.72
    40       13.21      9.97     12.56        83       54.94     45.81     53.11
    41       13.82     10.48     13.15        84       56.39     47.02     54.52
    42       14.44     10.99     13.75        85       57.83     48.22     55.91





 66       APPENDIX C - TARGET PREMIUM RATES    Principal Variable Universal Life
                                                                       Income II

                                                                  1-800-247-9988

APPENDIX D - ILLUSTRATIONS

SAMPLE ILLUSTRATIONS OF POLICY VALUES, SURRENDER VALUES AND DEATH BENEFITS

The following tables illustrate how the policy value, surrender value and death proceeds of the Policy may change with the investment experience of the divisions. The tables show how these amounts in the Policy vary over time if planned periodic premiums are paid annually and if the investment return of the divisions were a uniform, gross, after-tax, annual rate of 0%, 6% or 12%. The death benefits and values would be different from those shown if the return averaged 0%, 6% or 12%, but fluctuated above and below those averages during the year. Death benefit options 1, 2 and 3 are illustrated.

The illustrations reflect a hypothetical Policy issued to a 40 year-old male non-tobacco, Preferred class. Illustrations for younger males or for females would be more favorable than those presented. Illustrations for older males or tobacco users would be less favorable.
- Illustrations 1, 3 and 5 reflect current policy charges.
- Illustrations 2, 4 and 6 reflect the guaranteed maximum policy charges.

The illustrations reflect all Policy charges including:
- deductions from premiums for sales load and state and federal taxes;
- monthly administration charge;
- cost of insurance charge;
- asset based charge;
- monthly policy issue charge; and
- surrender charge that may be deducted if the Policy was fully surrendered or if it lapsed.


In addition, the illustrations reflect the arithmetic average of the underlying mutual funds' fees and expenses of the divisions during the fiscal year ending December 31, 2006. The Managers of certain divisions have agreed to reimburse operating expenses, if necessary, to limit total operating expenses for those divisions. More information about the expense reimbursements can be found in the prospectuses for the underlying mutual funds which accompany this prospectus. There is no assurance that the fee reimbursement programs will continue. In the future, fees and expenses of the divisions may be more or less than those shown. Such changes would make the operating expenses actually incurred by a division differ from the average rate used in the illustrations.


The illustrations are based on the assumption that:
- $250,000 initial face amount;
- payments are made according to the $3,250 annual premium schedule;
- no values are allocated to the fixed account or the fixed DCA account;
- no changes are made to the death benefit option or face amount;
- no policy loans and/or partial surrenders are made; and
- no riders are in effect.

Upon request, we will prepare a comparable illustration based upon the proposed insured's actual age, gender, tobacco status, risk classification and desired Policy features. For those illustrations, you have option of selecting which divisions (and their specific fees and expenses) are used. If no selection is made, the illustration is run using a hypothetical average.

In advertisements or sales literature for the Policies that include performance data for one of more of the divisions, we may include policy values, surrender values and death benefit figures computed using the same methods that were used in creating the following illustrations. However, the actual average total rate of return for the specific division(s) will be used instead of the average used in the following illustrations. This information may be shown in the form of graphs, charts, tables and examples. It may include data for periods prior to the offering of the Policy for a division that has had performance during such prior period (with policy charges assumed to be equal to current charges for any period(s) prior to the offering of the Policy).


Principal Variable Universal Life Income II  APPENDIX D - ILLUSTRATIONS       67
www.principal.com

ILLUSTRATION 1                                 PRINCIPAL LIFE INSURANCE COMPANY                   INITIAL FACE AMOUNT $250,000
                                                         VUL INCOME II                                  DEATH BENEFIT OPTION 1
PLANNED PERIODIC PREMIUM $3,250                  MALE AGE 40 PREFERRED TOBACCO
                                                   ASSUMING CURRENT CHARGES
                                                         (ALL STATES)




--------------------------------------------------------------------------------

                                                                                                                         SURRENDER
                                                                                                                         VALUE(2)
                                                                                                                         ASSUMING
                                                                                                                       HYPOTHETICAL
                                                                                                                           GROSS
                                       DEATH BENEFIT(2)                               POLICY VALUE(2)                     ANNUAL
                                 ASSUMING HYPOTHETICAL GROSS                    ASSUMING HYPOTHETICAL GROSS             INVESTMENT
                                 ANNUAL INVESTMENT RETURN OF                    ANNUAL INVESTMENT RETURN OF              RETURN OF
                         -------------------------------------------    -------------------------------------------    ------------
END OF    ACCUMULATED         0%              6%             12%             0%              6%             12%             0%
 YEAR     PREMIUMS(1)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)
------    -----------    ------------    -----------    ------------    ------------    -----------    ------------    ------------
   1          3,413         250,000        250,000         250,000          2,043           2,194           2,345              -
   2          6,996         250,000        250,000         250,000          4,210           4,645           5,099            313
   3         10,758         250,000        250,000         250,000          6,317           7,177           8,112          2,475
   4         14,708         250,000        250,000         250,000          8,362           9,792          11,407          4,579
   5         18,856         250,000        250,000         250,000         10,337          12,484          15,006          6,610
   6         23,212         250,000        250,000         250,000         12,270          15,283          18,968          8,895
   7         27,785         250,000        250,000         250,000         14,166          18,201          23,338         11,143
   8         32,586         250,000        250,000         250,000         16,031          21,247          28,163         13,355
   9         37,628         250,000        250,000         250,000         17,870          24,432          33,496         15,546
  10         42,922         250,000        250,000         250,000         19,683          27,761          39,390         17,706
  11         48,481         250,000        250,000         250,000         21,622          31,463          46,228         20,041
  12         54,317         250,000        250,000         250,000         23,547          35,361          53,839         22,361
  13         60,446         250,000        250,000         250,000         25,548          39,465          62,309         24,668
  14         66,880         250,000        250,000         250,000         27,355          43,786          71,737         26,960
  15         73,637         250,000        250,000         250,000         29,239          48,336          82,230         29,239
  20        112,838         250,000        250,000         250,000         41,615          78,359         159,071         41,615
  25        162,869         250,000        250,000         359,987         56,558         121,196         295,071         56,558
  30        226,723         250,000        250,000         599,151         61,558         168,195         516,509         61,558
               SURRENDER VALUE(2)
          ASSUMING HYPOTHETICAL GROSS
          ANNUAL INVESTMENT RETURN OF
          ---------------------------
END OF         6%             12%
 YEAR     (5.10% NET)    (11.10% NET)
------    -----------    ------------
   1              -               -
   2            748           1,202
   3          3,336           4,270
   4          6,009           7,624
   5          8,756          11,278
   6         11,908          15,593
   7         15,177          20,314
   8         18,571          25,487
   9         22,108          31,172
  10         25,785          37,414
  11         29,882          44,647
  12         34,176          52,653
  13         38,675          61,519
  14         43,391          71,341
  15         48,336          82,230
  20         78,359         159,071
  25        121,196         295,071
  30        168,195         516,509



 (1) Assumes net interest of 5% compounded annually.
 (2) Assumes no policy loans have been made.


 The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below the average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates of return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


 68       APPENDIX D - ILLUSTRATIONS Principal Variable Universal Life Income II
                                                                  1-800-247-9988

ILLUSTRATION 2                                 PRINCIPAL LIFE INSURANCE COMPANY                   INITIAL FACE AMOUNT $250,000
                                                         VUL INCOME II                                  DEATH BENEFIT OPTION 1
PLANNED PERIODIC PREMIUM $3,250                  MALE AGE 40 PREFERRED TOBACCO
                                                  ASSUMING GUARANTEED CHARGES
                                                         (ALL STATES)




--------------------------------------------------------------------------------

                                                                                                                         SURRENDER
                                                                                                                         VALUE(2)
                                                                                                                         ASSUMING
                                                                                                                       HYPOTHETICAL
                                                                                                                           GROSS
                                       DEATH BENEFIT(2)                               POLICY VALUE(2)                     ANNUAL
                                 ASSUMING HYPOTHETICAL GROSS                    ASSUMING HYPOTHETICAL GROSS             INVESTMENT
                                 ANNUAL INVESTMENT RETURN OF                    ANNUAL INVESTMENT RETURN OF              RETURN OF
                         -------------------------------------------    -------------------------------------------    ------------
END OF    ACCUMULATED         0%              6%             12%             0%              6%             12%             0%
 YEAR     PREMIUMS(1)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)
------    -----------    ------------    -----------    ------------    ------------    -----------    ------------    ------------
   1          3,413         250,000        250,000         250,000          1,765           1,905           2,045             --
   2          6,996         250,000        250,000         250,000          3,470           3,861           4,269             --
   3         10,758         250,000        250,000         250,000          5,111           5,864           6,684          1,269
   4         14,708         250,000        250,000         250,000          6,683           7,911           9,305          2,900
   5         18,856         250,000        250,000         250,000          8,176           9,994          12,143          4,448
   6         23,212         250,000        250,000         250,000          9,587          12,110          15,217          6,211
   7         27,785         250,000        250,000         250,000         10,920          14,264          18,557          7,896
   8         32,586         250,000        250,000         250,000         12,172          16,455          22,187          9,497
   9         37,628         250,000        250,000         250,000         13,372          18,711          26,167         11,048
  10         42,922         250,000        250,000         250,000         14,512          21,028          30,529         12,535
  11         48,481         250,000        250,000         250,000         15,663          23,520          35,482         14,082
  12         54,317         250,000        250,000         250,000         16,737          26,075          40,929         15,551
  13         60,446         250,000        250,000         250,000         17,709          28,672          46,904         16,918
  14         66,880         250,000        250,000         250,000         18,569          31,306          53,462         18,174
  15         73,637         250,000        250,000         250,000         19,294          33,956          60,653         19,294
  20        112,838         250,000        250,000         250,000         22,110          48,672         110,339         22,110
  25        162,869         250,000        250,000         250,000         24,289          68,358         199,588         24,289
  30        226,723         250,000        250,000         398,847         11,071          80,032         343,834         11,071
               SURRENDER VALUE(2)
          ASSUMING HYPOTHETICAL GROSS
          ANNUAL INVESTMENT RETURN OF
          ---------------------------
END OF         6%             12%
 YEAR     (5.10% NET)    (11.10% NET)
------    -----------    ------------
   1             --              --
   2             --             372
   3          2,022           2,842
   4          4,129           5,523
   5          6,267           8,416
   6          8,735          11,842
   7         11,241          15,533
   8         13,779          19,511
   9         16,387          23,843
  10         19,052          28,552
  11         21,939          33,901
  12         24,889          39,743
  13         27,882          46,113
  14         30,911          53,066
  15         33,956          60,653
  20         48,672         110,339
  25         68,358         199,588
  30         80,032         343,834



 (1) Assumes net interest of 5% compounded annually.
 (2) Assumes no policy loans have been made.


 The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below the average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates of return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


Principal Variable Universal Life Income II  APPENDIX D - ILLUSTRATIONS       69
www.principal.com

ILLUSTRATION 3                                 PRINCIPAL LIFE INSURANCE COMPANY                   INITIAL FACE AMOUNT $250,000
                                                         VUL INCOME II                                  DEATH BENEFIT OPTION 2
PLANNED PERIODIC PREMIUM $3,250                  MALE AGE 40 PREFERRED TOBACCO
                                                   ASSUMING CURRENT CHARGES
                                                         (ALL STATES)




--------------------------------------------------------------------------------

                                                                                                                         SURRENDER
                                                                                                                         VALUE(2)
                                                                                                                         ASSUMING
                                                                                                                       HYPOTHETICAL
                                                                                                                           GROSS
                                       DEATH BENEFIT(2)                               POLICY VALUE(2)                     ANNUAL
                                 ASSUMING HYPOTHETICAL GROSS                    ASSUMING HYPOTHETICAL GROSS             INVESTMENT
                                 ANNUAL INVESTMENT RETURN OF                    ANNUAL INVESTMENT RETURN OF              RETURN OF
                         -------------------------------------------    -------------------------------------------    ------------
END OF    ACCUMULATED         0%              6%             12%             0%              6%             12%             0%
 YEAR     PREMIUMS(1)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)
------    -----------    ------------    -----------    ------------    ------------    -----------    ------------    ------------
   1          3,413         252,040        252,190         252,342          2,040           2,190           2,342              -
   2          6,996         254,201        254,636         255,089          4,201           4,636           5,089            304
   3         10,758         256,299        257,157         258,088          6,299           7,157           8,088          2,457
   4         14,708         258,331        259,755         261,363          8,331           9,755          11,363          4,548
   5         18,856         260,288        262,423         264,931         10,288          12,423          14,931          6,561
   6         23,212         262,200        265,193         268,852         12,200          15,193          18,852          8,824
   7         27,785         264,071        268,073         273,168         14,071          18,073          23,168         11,048
   8         32,586         265,908        271,075         277,923         15,908          21,075          27,923         13,232
   9         37,628         267,716        274,207         283,170         17,716          24,207          33,170         15,392
  10         42,922         269,494        277,476         288,960         19,494          27,476          38,960         17,518
  11         48,481         271,396        281,106         295,666         21,396          31,106          45,666         19,815
  12         54,317         273,280        284,922         303,116         23,280          34,922          53,116         22,094
  13         60,446         275,147        288,931         311,394         25,147          38,931          61,394         24,356
  14         66,880         276,997        293,146         320,590         26,997          43,146          70,590         26,602
  15         73,637         278,830        297,575         330,808         28,830          47,575          80,808         28,830
  20        112,838         291,012        326,886         405,502         41,012          76,886         155,502         41,012
  25        162,869         305,646        368,271         536,638         55,646         118,271         286,638         55,646
  30        226,723         308,502        408,447         743,736         58,502         158,447         493,736         58,502
               SURRENDER VALUE(2)
          ASSUMING HYPOTHETICAL GROSS
          ANNUAL INVESTMENT RETURN OF
          ---------------------------
END OF         6%             12%
 YEAR     (5.10% NET)    (11.10% NET)
------    -----------    ------------
   1              -               -
   2            738           1,192
   3          3,315           4,246
   4          5,972           7,580
   5          8,696          11,204
   6         11,817          15,477
   7         15,050          20,144
   8         18,399          25,248
   9         21,883          30,846
  10         25,500          36,983
  11         29,525          44,085
  12         33,736          51,931
  13         38,141          60,603
  14         42,751          70,195
  15         47,575          80,808
  20         76,886         155,502
  25        118,271         286,638
  30        158,447         493,736



 (1) Assumes net interest of 5% compounded annually.
 (2) Assumes no policy loans have been made.


 The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below the average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates of return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


 70       APPENDIX D - ILLUSTRATIONS Principal Variable Universal Life Income II
                                                                  1-800-247-9988

ILLUSTRATION 4                                 PRINCIPAL LIFE INSURANCE COMPANY                   INITIAL FACE AMOUNT $250,000
                                                         VUL INCOME II                                  DEATH BENEFIT OPTION 2
PLANNED PERIODIC PREMIUM $3,250                  MALE AGE 40 PREFERRED TOBACCO
                                                  ASSUMING GUARANTEED CHARGES
                                                         (ALL STATES)




--------------------------------------------------------------------------------

                                                                                                                         SURRENDER
                                                                                                                         VALUE(2)
                                                                                                                         ASSUMING
                                                                                                                       HYPOTHETICAL
                                                                                                                           GROSS
                                       DEATH BENEFIT(2)                               POLICY VALUE(2)                     ANNUAL
                                 ASSUMING HYPOTHETICAL GROSS                    ASSUMING HYPOTHETICAL GROSS             INVESTMENT
                                 ANNUAL INVESTMENT RETURN OF                    ANNUAL INVESTMENT RETURN OF              RETURN OF
                         -------------------------------------------    -------------------------------------------    ------------
END OF    ACCUMULATED         0%              6%             12%             0%              6%             12%             0%
 YEAR     PREMIUMS(1)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)
------    -----------    ------------    -----------    ------------    ------------    -----------    ------------    ------------
   1          3,413         251,761        251,901         252,041          1,761           1,901           2,041              -
   2          6,996         253,459        253,848         254,256          3,459           3,848           4,256              -
   3         10,758         255,088        255,838         256,654          5,088           5,838           6,654          1,247
   4         14,708         256,645        257,866         259,251          6,645           7,866           9,251          2,862
   5         18,856         258,117        259,921         262,052          8,117           9,921          12,052          4,390
   6         23,212         259,502        262,000         265,075          9,502          12,000          15,075          6,126
   7         27,785         260,802        264,106         268,344         10,802          14,106          18,344          7,779
   8         32,586         262,016        266,234         271,879         12,016          16,234          21,879          9,340
   9         37,628         263,170        268,415         275,737         13,170          18,415          25,737         10,846
  10         42,922         264,259        270,643         279,944         14,259          20,643          29,944         12,283
  11         48,481         265,351        273,025         284,698         15,351          23,025          34,698         13,770
  12         54,317         266,357        275,446         289,890         16,357          25,446          39,890         15,171
  13         60,446         267,250        277,880         295,538         17,250          27,880          45,538         16,459
  14         66,880         268,019        280,316         301,680         18,019          30,316          51,680         17,624
  15         73,637         268,638        282,726         308,339         18,638          32,726          58,339         18,638
  20        112,838         270,844        295,567         352,788         20,844          45,567         102,788         20,844
  25        162,869         272,180        311,368         427,047         22,180          61,368         177,047         22,180
  30        226,723         257,140        312,546         529,711          7,140          62,546         279,711          7,140
               SURRENDER VALUE(2)
          ASSUMING HYPOTHETICAL GROSS
          ANNUAL INVESTMENT RETURN OF
          ---------------------------
END OF         6%             12%
 YEAR     (5.10% NET)    (11.10% NET)
------    -----------    ------------
   1              -               -
   2              -             358
   3          1,996           2,813
   4          4,083           5,468
   5          6,194           8,325
   6          8,624          11,699
   7         11,082          15,320
   8         13,559          19,203
   9         16,091          23,413
  10         18,667          27,968
  11         21,444          33,117
  12         24,260          38,704
  13         27,090          44,747
  14         29,921          51,284
  15         32,726          58,339
  20         45,567         102,788
  25         61,368         177,047
  30         62,546         279,711



 (1) Assumes net interest of 5% compounded annually.
 (2) Assumes no policy loans have been made.


 The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below the average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates of return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


Principal Variable Universal Life Income II  APPENDIX D - ILLUSTRATIONS       71
www.principal.com

ILLUSTRATION 5                                 PRINCIPAL LIFE INSURANCE COMPANY                   INITIAL FACE AMOUNT $250,000
                                                         VUL INCOME II                                  DEATH BENEFIT OPTION 3
PLANNED PERIODIC PREMIUM $3,250                  MALE AGE 40 PREFERRED TOBACCO
                                                   ASSUMING CURRENT CHARGES
                                                         (ALL STATES)




--------------------------------------------------------------------------------

                                                                                                                         SURRENDER
                                                                                                                         VALUE(2)
                                                                                                                         ASSUMING
                                                                                                                       HYPOTHETICAL
                                                                                                                           GROSS
                                       DEATH BENEFIT(2)                               POLICY VALUE(2)                     ANNUAL
                                 ASSUMING HYPOTHETICAL GROSS                    ASSUMING HYPOTHETICAL GROSS             INVESTMENT
                                 ANNUAL INVESTMENT RETURN OF                    ANNUAL INVESTMENT RETURN OF              RETURN OF
                         -------------------------------------------    -------------------------------------------    ------------
END OF    ACCUMULATED         0%              6%             12%             0%              6%             12%             0%
 YEAR     PREMIUMS(1)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)
------    -----------    ------------    -----------    ------------    ------------    -----------    ------------    ------------
   1          3,413         253,250        253,250         253,250          2,039           2,190           2,341              -
   2          6,996         256,500        256,500         256,500          4,198           4,633           5,086            301
   3         10,758         259,750        259,750         259,750          6,292           7,151           8,083          2,450
   4         14,708         263,000        263,000         263,000          8,318           9,744          11,354          4,535
   5         18,856         266,250        266,250         266,250         10,267          12,406          14,919          6,539
   6         23,212         269,500        269,500         269,500         12,167          15,167          18,837          8,792
   7         27,785         272,750        272,750         272,750         14,025          18,038          23,150         11,001
   8         32,586         276,000        276,000         276,000         15,845          21,029          27,906         13,169
   9         37,628         279,250        279,250         279,250         17,634          24,150          33,156         15,310
  10         42,922         282,500        282,500         282,500         19,392          27,407          38,953         17,416
  11         48,481         285,750        285,750         285,750         21,270          31,024          45,674         19,689
  12         54,317         289,000        289,000         289,000         23,128          34,827          53,147         21,942
  13         60,446         292,250        292,250         292,250         24,966          38,824          61,459         24,176
  14         66,880         295,500        295,500         295,500         26,786          43,028          70,704         26,391
  15         73,637         298,750        298,750         298,750         28,587          47,447          80,988         28,587
  20        112,838         315,000        315,000         315,000         40,641          76,777         156,419         40,641
  25        162,869         331,250        331,250         354,906         55,215         118,705         290,907         55,215
  30        226,723         347,500        347,500         591,026         56,895         161,059         509,505         56,895
               SURRENDER VALUE(2)
          ASSUMING HYPOTHETICAL GROSS
          ANNUAL INVESTMENT RETURN OF
          ---------------------------
END OF         6%             12%
 YEAR     (5.10% NET)    (11.10% NET)
------    -----------    ------------
   1              -               -
   2            736           1,189
   3          3,309           4,241
   4          5,962           7,572
   5          8,679          11,192
   6         11,792          15,461
   7         15,014          20,126
   8         18,353          25,230
   9         21,826          30,832
  10         25,431          36,977
  11         29,443          44,093
  12         33,641          51,961
  13         38,034          60,669
  14         42,632          70,309
  15         47,447          80,988
  20         76,777         156,419
  25        118,705         290,907
  30        161,059         509,505



 (1) Assumes net interest of 5% compounded annually.
 (2) Assumes no policy loans have been made.


 The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below the average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates of return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


 72       APPENDIX D - ILLUSTRATIONS Principal Variable Universal Life Income II
                                                                  1-800-247-9988

ILLUSTRATION 6                                 PRINCIPAL LIFE INSURANCE COMPANY                   INITIAL FACE AMOUNT $250,000
                                                         VUL INCOME II                                  DEATH BENEFIT OPTION 3
PLANNED PERIODIC PREMIUM $3,250                  MALE AGE 40 PREFERRED TOBACCO
                                                  ASSUMING GUARANTEED CHARGES
                                                         (ALL STATES)




--------------------------------------------------------------------------------

                                                                                                                         SURRENDER
                                                                                                                         VALUE(2)
                                                                                                                         ASSUMING
                                                                                                                       HYPOTHETICAL
                                                                                                                           GROSS
                                       DEATH BENEFIT(2)                               POLICY VALUE(2)                     ANNUAL
                                 ASSUMING HYPOTHETICAL GROSS                    ASSUMING HYPOTHETICAL GROSS             INVESTMENT
                                 ANNUAL INVESTMENT RETURN OF                    ANNUAL INVESTMENT RETURN OF              RETURN OF
                         -------------------------------------------    -------------------------------------------    ------------
END OF    ACCUMULATED         0%              6%             12%             0%              6%             12%             0%
 YEAR     PREMIUMS(1)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)    (5.10% NET)    (11.10% NET)    (-0.90% NET)
------    -----------    ------------    -----------    ------------    ------------    -----------    ------------    ------------
   1          3,413         253,250        253,250         253,250          1,760           1,899           2,040              -
   2          6,996         256,500        256,500         256,500          3,454           3,843           4,251              -
   3         10,758         259,750        259,750         259,750          5,075           5,826           6,643          1,233
   4         14,708         263,000        263,000         263,000          6,620           7,843           9,231          2,837
   5         18,856         266,250        266,250         266,250          8,075           9,883          12,020          4,348
   6         23,212         269,500        269,500         269,500          9,436          11,941          15,026          6,061
   7         27,785         272,750        272,750         272,750         10,706          14,020          18,276          7,683
   8         32,586         276,000        276,000         276,000         11,880          16,114          21,789          9,204
   9         37,628         279,250        279,250         279,250         12,986          18,254          25,624         10,662
  10         42,922         282,500        282,500         282,500         14,018          20,433          29,807         12,041
  11         48,481         285,750        285,750         285,750         15,039          22,756          34,537         13,458
  12         54,317         289,000        289,000         289,000         15,960          25,107          39,709         14,774
  13         60,446         292,250        292,250         292,250         16,749          27,459          45,345         15,959
  14         66,880         295,500        295,500         295,500         17,393          29,797          51,488         16,997
  15         73,637         298,750        298,750         298,750         17,858          32,089          58,169         17,858
  20        112,838         315,000        315,000         315,000         18,738          43,931         103,371         18,738
  25        162,869         331,250        331,250         331,250         17,264          57,819         182,461         17,264
  30        226,723               0        347,500         357,278              0          54,387         307,998              0
               SURRENDER VALUE(2)
          ASSUMING HYPOTHETICAL GROSS
          ANNUAL INVESTMENT RETURN OF
          ---------------------------
END OF         6%             12%
 YEAR     (5.10% NET)    (11.10% NET)
------    -----------    ------------
   1              -               -
   2              -             354
   3          1,984           2,802
   4          4,061           5,448
   5          6,156           8,293
   6          8,566          11,651
   7         10,996          15,252
   8         13,439          19,114
   9         15,930          23,300
  10         18,457          27,831
  11         21,175          32,956
  12         23,922          38,523
  13         26,669          44,555
  14         29,402          51,092
  15         32,089          58,169
  20         43,931         103,371
  25         57,819         182,461
  30         54,387         307,998



 (1) Assumes net interest of 5% compounded annually.
 (2) Assumes no policy loans have been made.


 The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below the average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates of return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


Principal Variable Universal Life Income II  APPENDIX D - ILLUSTRATIONS       73
www.principal.com

APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION TEST)

GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST

  INSURED'S     PERCENTAGE OF      INSURED'S     PERCENTAGE OF      INSURED'S     PERCENTAGE OF
ATTAINED AGE     POLICY VALUE    ATTAINED AGE     POLICY VALUE    ATTAINED AGE     POLICY VALUE
------------    -------------    ------------    -------------    ------------    -------------

    0-40            250.00            53             164.00            66             119.00

     41             243.00            54             157.00            67             118.00

     42             236.00            55             150.00            68             117.00

     43             229.00            56             146.00            69             116.00

     44             222.00            57             142.00            70             115.00

     45             215.00            58             138.00            71             113.00

     46             209.00            59             134.00            72             111.00

     47             203.00            60             130.00            73             109.00

     48             197.00            61             128.00            74             107.00

     49             191.00            62             126.00           75-90           105.00

     50             185.00            63             124.00            91             104.00

     51             178.00            64             122.00            92             103.00

     52             171.00            65             120.00            93             102.00

                                                                       94+            101.00




 74      APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION
TEST)                                Principal Variable Universal Life Income II
                                                                  1-800-247-9988

        CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - MALE

                       150%       175%       200%       225%       250%      275%      300%      325%      350%      375%
TABLE:      STD         2          3          4          5          6          7         8         9        10        11
 AGE:
------    -------    -------    -------    -------    -------    -------    ------    ------    ------    ------    ------
   0      1569.13%   1295.46%   1203.01%   1127.69%   1064.74%   1011.09%   964.65%   923.93%   887.84%   855.58%   826.50%
   1      1530.15%   1267.24%   1178.38%   1105.94%   1045.37%    993.74%   949.02%   909.80%   875.02%   843.92%   815.87%
   2      1482.94%   1230.32%   1144.91%   1075.27%   1017.04%    967.38%   924.36%   886.62%   853.16%   823.22%   796.23%
   3      1433.47%   1190.72%   1108.62%   1041.68%    985.69%    937.94%   896.57%   860.28%   828.09%   799.29%   773.31%
   4      1383.22%   1149.89%   1070.98%   1006.62%    952.80%    906.89%   867.11%   832.21%   801.25%   773.55%   748.56%
   5      1333.54%   1109.26%   1033.40%    971.53%    919.78%    875.64%   837.39%   803.83%   774.06%   747.42%   723.39%
   6      1285.51%   1069.93%    997.00%    937.52%    887.77%    845.33%   808.55%   776.28%   747.65%   722.03%   698.92%
   7      1239.23%   1032.01%    961.90%    904.73%    856.89%    816.09%   780.73%   749.70%   722.17%   697.53%   675.31%
   8      1194.50%    995.31%    927.92%    872.95%    826.97%    787.74%   753.74%   723.90%   697.43%   673.73%   652.36%
   9      1151.27%    959.81%    895.02%    842.18%    797.97%    760.25%   727.56%   698.87%   673.42%   650.63%   630.08%
  10      1109.62%    925.58%    863.30%    812.50%    770.00%    733.74%   702.31%   674.72%   650.24%   628.33%   608.56%
  11      1069.37%    892.47%    832.60%    783.77%    742.91%    708.04%   677.82%   651.29%   627.76%   606.69%   587.68%
  12      1030.88%    860.84%    803.30%    756.35%    717.07%    683.55%   654.50%   628.99%   606.36%   586.10%   567.82%
  13       994.22%    830.80%    775.49%    730.36%    692.60%    660.37%   632.44%   607.91%   586.15%   566.67%   549.09%
  14       959.26%    802.20%    749.04%    705.66%    669.36%    638.38%   611.53%   587.95%   567.02%   548.29%   531.38%
  15       926.02%    775.10%    724.01%    682.32%    647.43%    617.65%   591.83%   569.16%   549.04%   531.03%   514.77%
  16       894.82%    749.82%    700.73%    660.67%    627.14%    598.52%   573.70%   551.91%   532.56%   515.24%   499.61%
  17       865.39%    726.11%    678.95%    640.46%    608.24%    580.74%   556.89%   535.94%   517.35%   500.69%   485.66%
  18       837.56%    703.81%    658.52%    621.55%    590.60%    564.18%   541.26%   521.13%   503.26%   487.26%   472.80%
  19       810.85%    682.43%    638.94%    603.44%    573.71%    548.33%   526.32%   506.98%   489.81%   474.43%   460.54%
  20       785.02%    661.73%    619.97%    585.89%    557.34%    532.97%   511.83%   493.26%   476.77%   461.99%   448.65%
  21       759.92%    641.57%    601.48%    568.76%    541.36%    517.96%   497.66%   479.83%   463.99%   449.80%   436.99%
  22       735.44%    621.83%    583.36%    551.95%    525.65%    503.18%   483.70%   466.58%   451.37%   437.74%   425.44%
  23       711.67%    602.62%    565.70%    535.55%    510.31%    488.75%   470.04%   453.61%   439.01%   425.93%   414.12%
  24       688.55%    583.88%    548.44%    519.51%    495.29%    474.60%   456.65%   440.87%   426.87%   414.31%   402.98%
  25       666.09%    565.64%    531.63%    503.87%    480.63%    460.77%   443.55%   428.42%   414.98%   402.93%   392.05%
  26       644.29%    547.89%    515.26%    488.62%    466.32%    447.27%   430.75%   416.23%   403.34%   391.78%   381.34%
  27       623.22%    530.72%    499.42%    473.86%    452.47%    434.20%   418.35%   404.42%   392.06%   380.97%   370.96%
  28       602.86%    514.11%    484.08%    459.57%    439.05%    421.53%   406.33%   392.97%   381.11%   370.49%   360.89%
  29       583.03%    497.88%    469.07%    445.56%    425.88%    409.07%   394.50%   381.70%   370.33%   360.14%   350.94%
  30       563.67%    481.96%    454.32%    431.77%    412.90%    396.79%   382.81%   370.53%   359.63%   349.86%   341.04%
  31       544.80%    466.40%    439.89%    418.26%    400.16%    384.70%   371.30%   359.53%   349.08%   339.72%   331.26%
  32       526.44%    451.20%    425.76%    405.02%    387.66%    372.84%   359.99%   348.70%   338.68%   329.70%   321.60%
  33       508.58%    436.38%    411.98%    392.08%    375.43%    361.22%   348.89%   338.07%   328.46%   319.86%   312.09%
  34       491.28%    421.99%    398.58%    379.49%    363.52%    349.89%   338.07%   327.69%   318.48%   310.24%   302.79%
  35       474.52%    408.03%    385.57%    367.26%    351.94%    338.87%   327.54%   317.59%   308.76%   300.85%   293.71%
  36       458.30%    394.49%    372.94%    355.37%    340.68%    328.15%   317.28%   307.74%   299.28%   291.70%   284.86%
  37       442.66%    381.42%    360.75%    343.90%    329.81%    317.79%   307.37%   298.23%   290.11%   282.85%   276.29%
  38       427.55%    368.79%    348.96%    332.79%    319.28%    307.76%   297.77%   289.00%   281.23%   274.26%   267.98%
  39       413.01%    356.62%    337.60%    322.10%    309.14%    298.09%   288.52%   280.12%   272.66%   265.99%   259.97%
  40       399.00%    344.90%    326.65%    311.79%    299.37%    288.77%   279.60%   271.54%   264.40%   258.01%   252.24%
  41       385.51%    333.61%    316.11%    301.86%    289.94%    279.79%   270.99%   263.28%   256.43%   250.31%   244.79%
  42       372.54%    322.75%    305.97%    292.30%    280.89%    271.15%   262.73%   255.33%   248.78%   242.91%   237.62%
  43       360.09%    312.33%    296.24%    283.14%    272.20%    262.87%   254.80%   247.72%   241.44%   235.82%   230.75%
  44       348.13%    302.34%    286.91%    274.36%    263.87%    254.94%   247.20%   240.42%   234.41%   229.03%   224.18%
  45       336.69%    292.78%    277.99%    265.96%    255.92%    247.36%   239.95%   233.46%   227.71%   222.56%   217.92%
  46       325.73%    283.63%    269.47%    257.94%    248.32%    240.13%   233.04%   226.83%   221.32%   216.39%   211.96%
  47       315.22%    274.86%    261.29%    250.26%    241.04%    233.20%   226.42%   220.47%   215.20%   210.49%   206.25%
  48       305.12%    266.45%    253.45%    242.88%    234.07%    226.56%   220.07%   214.38%   209.35%   204.84%   200.79%
  49       295.35%    258.29%    245.85%    235.73%    227.29%    220.11%   213.90%   208.46%   203.64%   199.34%   195.46%
  50       285.91%    250.40%    238.48%    228.79%    220.71%    213.84%   207.90%   202.70%   198.09%   193.98%   190.28%
  51       276.80%    242.77%    231.35%    222.08%    214.35%    207.78%   202.10%   197.12%   192.72%   188.79%   185.25%
           400%      425%      450%      475%      500%
TABLE:      12        13        14        15        16
 AGE:
------    ------    ------    ------    ------    ------
   0      800.12%   776.05%   753.97%   733.62%   714.80%
   1      790.43%   767.20%   745.88%   726.23%   708.04%
   2      771.72%   749.35%   728.82%   709.89%   692.36%
   3      749.73%   728.20%   708.44%   690.22%   673.35%
   4      725.88%   705.17%   686.16%   668.63%   652.39%
   5      701.57%   681.65%   663.36%   646.50%   630.88%
   6      677.94%   658.78%   641.19%   624.97%   609.94%
   7      655.13%   636.70%   619.78%   604.17%   589.72%
   8      632.95%   615.23%   598.95%   583.94%   570.04%
   9      611.41%   594.36%   578.71%   564.27%   550.90%
  10      590.61%   574.22%   559.16%   545.27%   532.41%
  11      570.41%   554.64%   540.16%   526.80%   514.43%
  12      551.21%   536.05%   522.12%   509.27%   497.36%
  13      533.12%   518.53%   505.13%   492.77%   481.32%
  14      516.02%   501.99%   489.10%   477.21%   466.20%
  15      500.00%   486.50%   474.11%   462.67%   452.07%
  16      485.40%   472.42%   460.50%   449.49%   439.30%
  17      472.00%   459.52%   448.05%   437.46%   427.65%
  18      459.67%   447.67%   436.64%   426.46%   417.02%
  19      447.92%   436.38%   425.78%   415.99%   406.92%
  20      436.52%   425.44%   415.25%   405.84%   397.12%
  21      425.34%   414.69%   404.90%   395.86%   387.48%
  22      414.25%   404.03%   394.62%   385.94%   377.89%
  23      403.38%   393.56%   384.53%   376.20%   368.47%
  24      392.67%   383.24%   374.58%   366.58%   359.16%
  25      382.16%   373.12%   364.80%   357.12%   350.00%
  26      371.85%   363.18%   355.20%   347.83%   341.00%
  27      361.86%   353.54%   345.89%   338.82%   332.27%
  28      352.16%   344.19%   336.85%   330.08%   323.80%
  29      342.57%   334.92%   327.89%   321.40%   315.38%
  30      333.03%   325.70%   318.96%   312.73%   306.96%
  31      323.58%   316.55%   310.09%   304.13%   298.60%
  32      314.23%   307.50%   301.31%   295.59%   290.29%
  33      305.03%   298.57%   292.64%   287.17%   282.09%
  34      296.02%   289.84%   284.15%   278.90%   274.04%
  35      287.23%   281.30%   275.85%   270.83%   266.16%
  36      278.64%   272.96%   267.74%   262.93%   258.46%
  37      270.34%   264.89%   259.89%   255.28%   251.00%
  38      262.27%   257.06%   252.27%   247.85%   243.75%
  39      254.50%   249.51%   244.92%   240.68%   236.76%
  40      247.00%   242.22%   237.82%   233.77%   230.02%
  41      239.77%   235.19%   230.98%   227.10%   223.50%
  42      232.82%   228.43%   224.40%   220.69%   217.24%
  43      226.15%   221.96%   218.10%   214.55%   211.25%
  44      219.78%   215.76%   212.07%   208.67%   205.52%
  45      213.71%   209.86%   206.34%   203.08%   200.07%
  46      207.93%   204.25%   200.88%   197.77%   194.90%
  47      202.40%   198.89%   195.67%   192.70%   189.95%
  48      197.11%   193.75%   190.67%   187.84%   185.21%
  49      191.94%   188.74%   185.80%   183.09%   180.59%
  50      186.92%   183.86%   181.05%   178.46%   176.07%
  51      182.04%   179.12%   176.44%   173.97%   171.69%




Principal Variable Universal Life Income II  APPENDIX E - APPLICABLE PERCENTAGES
(FOR LIFE INSURANCE DEFINITION TEST)    75
www.principal.com

        CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - MALE

                     150%      175%      200%      225%      250%      275%      300%      325%      350%      375%      400%
TABLE:      STD        2         3         4         5         6         7         8         9        10        11        12
 AGE:
------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
   52     268.02%   235.43%   224.49%   215.62%   208.22%   201.93%   196.50%   191.75%   187.54%   183.78%   180.40%   177.34%
   53     259.61%   228.39%   217.92%   209.43%   202.36%   196.34%   191.15%   186.60%   182.59%   179.00%   175.77%   172.85%
   54     251.56%   221.65%   211.64%   203.51%   196.75%   191.00%   186.03%   181.69%   177.85%   174.43%   171.35%   168.55%
   55     243.86%   215.23%   205.65%   197.88%   191.41%   185.91%   181.17%   177.03%   173.36%   170.09%   167.15%   164.49%
   56     236.52%   209.12%   199.96%   192.53%   186.35%   181.10%   176.57%   172.61%   169.11%   166.00%   163.19%   160.65%
   57     229.52%   203.30%   194.54%   187.44%   181.54%   176.53%   172.21%   168.43%   165.10%   162.12%   159.45%   157.03%
   58     222.84%   197.76%   189.39%   182.61%   176.97%   172.19%   168.07%   164.47%   161.29%   158.45%   155.91%   153.61%
   59     216.41%   192.43%   184.43%   177.95%   172.57%   168.01%   164.08%   160.65%   157.62%   154.92%   152.49%   150.30%
   60     210.23%   187.30%   179.66%   173.48%   168.34%   163.99%   160.24%   156.97%   154.09%   151.52%   149.21%   147.12%
   61     204.30%   182.38%   175.09%   169.19%   164.29%   160.15%   156.57%   153.46%   150.71%   148.26%   146.07%   144.08%
   62     198.65%   177.71%   170.74%   165.12%   160.45%   156.50%   153.09%   150.13%   147.51%   145.18%   143.10%   141.21%
   63     193.28%   173.28%   166.64%   161.27%   156.83%   153.06%   149.82%   147.00%   144.51%   142.30%   140.32%   138.52%
   64     188.19%   169.10%   162.77%   157.66%   153.42%   149.84%   146.76%   144.08%   141.71%   139.61%   137.73%   136.03%
   65     183.35%   165.14%   159.11%   154.24%   150.21%   146.81%   143.88%   141.33%   139.09%   137.09%   135.30%   133.69%
   66     178.74%   161.38%   155.64%   151.01%   147.18%   143.94%   141.16%   138.75%   136.62%   134.73%   133.03%   131.51%
   67     174.34%   157.79%   152.33%   147.93%   144.29%   141.22%   138.58%   136.29%   134.28%   132.49%   130.88%   129.44%
   68     170.11%   154.35%   149.15%   144.97%   141.52%   138.61%   136.11%   133.94%   132.03%   130.34%   128.82%   127.46%
   69     166.04%   151.04%   146.10%   142.14%   138.86%   136.10%   133.74%   131.69%   129.88%   128.28%   126.85%   125.56%
   70     162.12%   147.85%   143.16%   139.39%   136.29%   133.68%   131.44%   129.50%   127.80%   126.29%   124.94%   123.72%
   71     158.36%   144.78%   140.33%   136.76%   133.82%   131.35%   129.24%   127.40%   125.79%   124.37%   123.10%   121.95%
   72     154.74%   141.83%   137.61%   134.23%   131.45%   129.11%   127.12%   125.39%   123.87%   122.53%   121.33%   120.25%
   73     151.32%   139.06%   135.06%   131.86%   129.23%   127.02%   125.14%   123.50%   122.07%   120.81%   119.68%   118.67%
   74     148.07%   136.43%   132.64%   129.61%   127.13%   125.04%   123.27%   121.73%   120.39%   119.20%   118.14%   117.19%
   75     144.97%   133.92%   130.33%   127.47%   125.13%   123.17%   121.49%   120.05%   118.79%   117.67%   116.68%   115.79%
   76     142.02%   131.53%   128.14%   125.44%   123.23%   121.38%   119.81%   118.45%   117.27%   116.22%   115.29%   114.46%
   77     139.20%   129.26%   126.05%   123.50%   121.42%   119.68%   118.20%   116.93%   115.82%   114.84%   113.97%   113.19%
   78     136.52%   127.10%   124.07%   121.66%   119.70%   118.07%   116.68%   115.48%   114.44%   113.53%   112.71%   111.99%
   79     133.99%   125.07%   122.20%   119.94%   118.09%   116.55%   115.25%   114.13%   113.16%   112.30%   111.54%   110.86%
   80     131.61%   123.17%   120.47%   118.33%   116.60%   115.15%   113.93%   112.88%   111.97%   111.17%   110.46%   109.83%
   81     129.39%   121.40%   118.85%   116.84%   115.21%   113.85%   112.71%   111.72%   110.87%   110.12%   109.46%   108.87%
   82     127.31%   119.76%   117.36%   115.47%   113.93%   112.66%   111.59%   110.67%   109.87%   109.18%   108.56%   108.01%
   83     125.37%   118.23%   115.97%   114.19%   112.75%   111.56%   110.55%   109.69%   108.95%   108.30%   107.73%   107.22%
   84     123.54%   116.80%   114.66%   112.99%   111.64%   110.52%   109.58%   108.78%   108.09%   107.48%   106.95%   106.47%
   85     121.83%   115.46%   113.45%   111.87%   110.60%   109.56%   108.68%   107.93%   107.29%   106.72%   106.23%   105.78%
   86     120.23%   114.22%   112.32%   110.84%   109.65%   108.67%   107.85%   107.15%   106.55%   106.02%   105.56%   105.15%
   87     118.75%   113.08%   111.29%   109.90%   108.78%   107.86%   107.09%   106.43%   105.87%   105.38%   104.95%   104.57%
   88     117.39%   112.05%   110.36%   109.04%   107.99%   107.12%   106.40%   105.79%   105.26%   104.80%   104.40%   104.05%
   89     116.14%   111.11%   109.52%   108.27%   107.28%   106.46%   105.79%   105.21%   104.72%   104.29%   103.91%   103.58%
   90     114.98%   110.27%   108.76%   107.59%   106.65%   105.88%   105.24%   104.70%   104.24%   103.83%   103.48%   103.17%
   91     113.92%   109.52%   108.10%   106.99%   106.11%   105.38%   104.78%   104.27%   103.83%   103.45%   103.12%   102.83%
   92     112.89%   108.82%   107.49%   106.44%   105.60%   104.92%   104.35%   103.87%   103.46%   103.10%   102.79%   102.51%
   93     111.89%   108.16%   106.91%   105.93%   105.14%   104.49%   103.95%   103.50%   103.11%   102.78%   102.48%   102.23%
   94     110.88%   107.53%   106.38%   105.45%   104.71%   104.10%   103.59%   103.16%   102.79%   102.48%   102.20%   101.97%
   95     109.83%   106.91%   105.87%   105.01%   104.32%   103.74%   103.26%   102.85%   102.50%   102.20%   101.97%   101.00%
   96     108.68%   106.29%   105.38%   104.61%   103.97%   103.43%   102.98%   102.59%   102.26%   101.98%   101.00%   101.00%
   97     107.33%   105.55%   104.82%   104.18%   103.61%   103.13%   102.71%   102.34%   102.03%   101.97%   101.00%   101.00%
   98     105.61%   104.55%   104.06%   103.61%   103.19%   102.80%   102.44%   102.11%   101.97%   101.00%   101.00%   101.00%
   99     103.30%   102.95%   102.78%   102.61%   102.44%   102.26%   102.09%   101.97%   101.00%   101.00%   101.00%   101.00%
  100     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  101     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  102     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  103     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
           425%      450%      475%      500%
TABLE:      13        14        15        16
 AGE:
------    ------    ------    ------    ------
   52     174.55%   171.99%   169.64%   167.46%
   53     170.18%   167.74%   165.49%   163.42%
   54     166.01%   163.68%   161.54%   159.56%
   55     162.06%   159.84%   157.80%   155.92%
   56     158.34%   156.23%   154.28%   152.49%
   57     154.83%   152.82%   150.96%   149.26%
   58     151.51%   149.59%   147.83%   146.21%
   59     148.31%   146.48%   144.81%   143.26%
   60     145.23%   143.49%   141.90%   140.43%
   61     142.28%   140.63%   139.12%   137.72%
   62     139.50%   137.93%   136.49%   135.17%
   63     136.90%   135.41%   134.05%   132.79%
   64     134.48%   133.07%   131.78%   130.59%
   65     132.23%   130.89%   129.67%   128.54%
   66     130.12%   128.86%   127.70%   126.63%
   67     128.13%   126.93%   125.84%   124.83%
   68     126.22%   125.09%   124.06%   123.11%
   69     124.39%   123.33%   122.36%   121.46%
   70     122.62%   121.62%   120.70%   119.86%
   71     120.92%   119.97%   119.11%   118.32%
   72     119.28%   118.39%   117.58%   116.84%
   73     117.76%   116.93%   116.17%   115.47%
   74     116.33%   115.56%   114.84%   114.19%
   75     114.99%   114.26%   113.59%   112.98%
   76     113.71%   113.03%   112.41%   111.84%
   77     112.49%   111.85%   111.27%   110.74%
   78     111.33%   110.74%   110.20%   109.71%
   79     110.25%   109.70%   109.20%   108.74%
   80     109.26%   108.74%   108.28%   107.85%
   81     108.34%   107.86%   107.43%   107.03%
   82     107.52%   107.07%   106.67%   106.30%
   83     106.76%   106.34%   105.97%   105.63%
   84     106.05%   105.67%   105.32%   105.00%
   85     105.39%   105.03%   104.71%   104.42%
   86     104.78%   104.45%   104.15%   103.88%
   87     104.23%   103.92%   103.64%   103.39%
   88     103.73%   103.44%   103.19%   102.95%
   89     103.28%   103.02%   102.78%   102.56%
   90     102.89%   102.64%   102.42%   102.22%
   91     102.56%   102.33%   102.13%   101.97%
   92     102.27%   102.05%   101.97%   101.00%
   93     102.00%   101.97%   101.00%   101.00%
   94     101.97%   101.00%   101.00%   101.00%
   95     101.00%   101.00%   101.00%   101.00%
   96     101.00%   101.00%   101.00%   101.00%
   97     101.00%   101.00%   101.00%   101.00%
   98     101.00%   101.00%   101.00%   101.00%
   99     101.00%   101.00%   101.00%   101.00%
  100     101.00%   101.00%   101.00%   101.00%
  101     101.00%   101.00%   101.00%   101.00%
  102     101.00%   101.00%   101.00%   101.00%
  103     101.00%   101.00%   101.00%   101.00%




 76      APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION
TEST)                                Principal Variable Universal Life Income II
                                                                  1-800-247-9988

        CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - MALE

                     150%      175%      200%      225%      250%      275%      300%      325%      350%      375%      400%
TABLE:      STD        2         3         4         5         6         7         8         9        10        11        12
 AGE:
------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
  104     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  105     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  106     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  107     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  108     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  109     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  110     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  111     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  112     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  113     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  114     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  115     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  116     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  117     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  118     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  119     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  120     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
           425%      450%      475%      500%
TABLE:      13        14        15        16
 AGE:
------    ------    ------    ------    ------
  104     101.00%   101.00%   101.00%   101.00%
  105     101.00%   101.00%   101.00%   101.00%
  106     101.00%   101.00%   101.00%   101.00%
  107     101.00%   101.00%   101.00%   101.00%
  108     101.00%   101.00%   101.00%   101.00%
  109     101.00%   101.00%   101.00%   101.00%
  110     101.00%   101.00%   101.00%   101.00%
  111     101.00%   101.00%   101.00%   101.00%
  112     101.00%   101.00%   101.00%   101.00%
  113     101.00%   101.00%   101.00%   101.00%
  114     101.00%   101.00%   101.00%   101.00%
  115     101.00%   101.00%   101.00%   101.00%
  116     101.00%   101.00%   101.00%   101.00%
  117     101.00%   101.00%   101.00%   101.00%
  118     101.00%   101.00%   101.00%   101.00%
  119     101.00%   101.00%   101.00%   101.00%
  120     101.00%   101.00%   101.00%   101.00%




Principal Variable Universal Life Income II  APPENDIX E - APPLICABLE PERCENTAGES
(FOR LIFE INSURANCE DEFINITION TEST)    77
www.principal.com

       CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - FEMALE

                       150%       175%       200%       225%       250%       275%       300%       325%       350%       375%
TABLE:      STD         2          3          4          5          6          7          8          9          10         11
 AGE:
------    -------    -------    -------    -------    -------    -------    -------    -------    -------    -------    -------
   0      1871.18%   1550.58%   1442.06%   1353.71%   1279.93%   1217.10%   1162.74%   1115.10%   1072.89%   1035.14%   1001.13%
   1      1814.33%   1506.36%   1402.09%   1317.18%   1246.26%   1185.87%   1133.61%   1087.79%   1047.20%   1010.90%    978.18%
   2      1754.86%   1458.98%   1358.78%   1277.18%   1209.02%   1150.97%   1100.73%   1056.69%   1017.66%    982.76%    951.30%
   3      1694.51%   1410.18%   1313.89%   1235.46%   1169.96%   1114.16%   1065.87%   1023.53%    986.01%    952.46%    922.21%
   4      1634.44%   1361.19%   1268.64%   1193.25%   1130.29%   1076.65%   1030.23%    989.53%    953.46%    921.21%    892.13%
   5      1576.08%   1313.46%   1224.50%   1152.05%   1091.52%   1039.97%    995.34%    956.22%    921.55%    890.54%    862.58%
   6      1519.42%   1267.00%   1181.50%   1111.86%   1053.68%   1004.12%    961.23%    923.62%    890.29%    860.48%    833.60%
   7      1464.64%   1222.04%   1139.86%   1072.92%   1017.00%    969.37%    928.13%    891.98%    859.94%    831.28%    805.44%
   8      1412.28%   1179.12%   1100.14%   1035.80%    982.05%    936.27%    896.63%    861.89%    831.09%    803.54%    778.70%
   9      1361.63%   1137.56%   1061.65%    999.81%    948.15%    904.14%    866.05%    832.65%    803.04%    776.56%    752.69%
  10      1312.67%   1097.32%   1024.36%    964.92%    915.27%    872.97%    836.36%    804.26%    775.80%    750.34%    727.40%
  11      1265.49%   1058.52%    988.40%    931.28%    883.56%    842.90%    807.71%    776.86%    749.50%    725.04%    702.98%
  12      1220.02%   1021.12%    953.73%    898.83%    852.96%    813.89%    780.06%    750.41%    724.12%    700.60%    679.40%
  13      1176.58%    985.44%    920.68%    867.92%    823.84%    786.29%    753.79%    725.28%    700.02%    677.41%    657.04%
  14      1134.91%    951.25%    889.02%    838.32%    795.96%    759.88%    728.64%    701.25%    676.97%    655.25%    635.66%
  15      1094.92%    918.45%    858.65%    809.94%    769.24%    734.56%    704.55%    678.23%    654.90%    634.02%    615.20%
  16      1056.41%    886.86%    829.40%    782.59%    743.49%    710.17%    681.33%    656.04%    633.62%    613.56%    595.48%
  17      1019.50%    856.61%    801.41%    756.43%    718.86%    686.85%    659.14%    634.85%    613.31%    594.04%    576.67%
  18       983.92%    827.43%    774.40%    731.19%    695.10%    664.35%    637.73%    614.38%    593.69%    575.18%    558.49%
  19       949.61%    799.27%    748.33%    706.82%    672.15%    642.61%    617.04%    594.61%    574.73%    556.95%    540.92%
  20       916.60%    772.18%    723.24%    683.37%    650.06%    621.69%    597.12%    575.59%    556.49%    539.41%    524.01%
  21       884.67%    745.94%    698.93%    660.63%    628.64%    601.38%    577.79%    557.10%    538.76%    522.36%    507.57%
  22       853.79%    720.53%    675.37%    638.58%    607.85%    581.67%    559.01%    539.14%    521.53%    505.78%    491.57%
  23       823.99%    695.98%    652.61%    617.27%    587.76%    562.61%    540.85%    521.77%    504.85%    489.72%    476.08%
  24       795.11%    672.15%    630.49%    596.55%    568.20%    544.05%    523.15%    504.82%    488.58%    474.05%    460.95%
  25       767.25%    649.13%    609.11%    576.52%    549.29%    526.10%    506.02%    488.42%    472.82%    458.87%    446.29%
  26       740.35%    626.89%    588.46%    557.15%    531.00%    508.72%    489.44%    472.54%    457.56%    444.16%    432.08%
  27       714.38%    605.40%    568.48%    538.41%    513.30%    491.91%    473.39%    457.16%    442.78%    429.91%    418.32%
  28       689.39%    584.72%    549.26%    520.38%    496.26%    475.72%    457.94%    442.36%    428.55%    416.19%    405.06%
  29       665.29%    564.76%    530.70%    502.97%    479.81%    460.08%    443.01%    428.05%    414.79%    402.93%    392.24%
  30       642.04%    545.49%    512.78%    486.15%    463.91%    444.97%    428.58%    414.21%    401.48%    390.10%    379.84%
  31       619.58%    526.85%    495.44%    469.86%    448.51%    430.32%    414.58%    400.79%    388.57%    377.64%    367.79%
  32       597.97%    508.91%    478.75%    454.19%    433.68%    416.22%    401.11%    387.87%    376.14%    365.65%    356.19%
  33       577.13%    491.61%    462.64%    439.06%    419.37%    402.60%    388.10%    375.39%    364.13%    354.06%    344.98%
  34       557.07%    474.93%    447.12%    424.48%    405.57%    389.48%    375.55%    363.35%    352.54%    342.88%    334.17%
  35       537.75%    458.88%    432.18%    410.44%    392.29%    376.84%    363.48%    351.76%    341.39%    332.12%    323.76%
  36       519.22%    443.50%    417.86%    396.99%    379.57%    364.74%    351.91%    340.67%    330.72%    321.82%    313.80%
  37       501.37%    428.66%    404.05%    384.01%    367.29%    353.06%    340.75%    329.96%    320.41%    311.87%    304.18%
  38       484.19%    414.39%    390.76%    371.53%    355.48%    341.82%    330.01%    319.66%    310.49%    302.30%    294.93%
  39       467.62%    400.61%    377.93%    359.47%    344.06%    330.96%    319.62%    309.69%    300.90%    293.04%    285.97%
  40       451.63%    387.30%    365.52%    347.81%    333.03%    320.45%    309.57%    300.05%    291.61%    284.07%    277.29%
  41       436.21%    374.45%    353.55%    336.55%    322.36%    310.29%    299.85%    290.72%    282.63%    275.40%    268.89%
  42       421.34%    362.05%    341.99%    325.67%    312.06%    300.48%    290.47%    281.70%    273.94%    267.01%    260.77%
  43       407.02%    350.11%    330.86%    315.20%    302.14%    291.03%    281.42%    273.01%    265.57%    258.92%    252.93%
  44       393.24%    338.62%    320.14%    305.11%    292.58%    281.92%    272.71%    264.64%    257.50%    251.13%    245.38%
  45       379.99%    327.56%    309.83%    295.41%    283.39%    273.16%    264.32%    256.59%    249.74%    243.62%    238.12%
  46       367.25%    316.93%    299.92%    286.09%    274.55%    264.74%    256.26%    248.85%    242.28%    236.42%    231.14%
  47       355.02%    306.74%    290.41%    277.14%    266.08%    256.67%    248.54%    241.43%    235.13%    229.51%    224.45%
  48       343.31%    296.98%    281.32%    268.59%    257.97%    248.95%    241.16%    234.34%    228.30%    222.92%    218.07%
  49       332.07%    287.63%    272.60%    260.39%    250.22%    241.57%    234.09%    227.56%    221.77%    216.61%    211.97%
  50       321.32%    278.69%    264.28%    252.57%    242.82%    234.52%    227.36%    221.09%    215.55%    210.61%    206.16%
  51       311.03%    270.14%    256.33%    245.10%    235.75%    227.80%    220.94%    214.93%    209.62%    204.88%    200.62%
           400%      425%      450%      475%      500%
TABLE:      12        13        14        15        16
 AGE:
------    ------    ------    ------    ------    ------
   0      970.28%   942.11%   916.27%   892.44%   870.39%
   1      948.49%   921.39%   896.52%   873.59%   852.36%
   2      922.75%   896.69%   872.77%   850.71%   830.29%
   3      894.76%   869.70%   846.70%   825.49%   805.85%
   4      865.73%   841.64%   819.52%   799.13%   780.25%
   5      837.21%   814.04%   792.78%   773.17%   755.01%
   6      809.21%   786.94%   766.49%   747.64%   730.19%
   7      781.99%   760.58%   740.93%   722.80%   706.02%
   8      756.16%   735.57%   716.68%   699.25%   683.12%
   9      731.02%   711.23%   693.07%   676.32%   660.80%
  10      706.56%   687.54%   670.08%   653.98%   639.07%
  11      682.96%   664.67%   647.89%   632.41%   618.07%
  12      660.15%   642.58%   626.44%   611.56%   597.78%
  13      638.54%   621.65%   606.14%   591.84%   578.60%
  14      617.89%   601.65%   586.75%   573.01%   560.28%
  15      598.12%   582.52%   568.20%   554.99%   542.76%
  16      579.07%   564.08%   550.32%   537.62%   525.87%
  17      560.90%   546.49%   533.27%   521.08%   509.78%
  18      543.34%   529.50%   516.80%   505.09%   494.24%
  19      526.37%   513.08%   500.87%   489.62%   479.20%
  20      510.03%   497.27%   485.55%   474.74%   464.73%
  21      494.14%   481.88%   470.63%   460.25%   450.63%
  22      478.68%   466.90%   456.10%   446.13%   436.89%
  23      463.70%   452.39%   442.01%   432.44%   423.58%
  24      449.06%   438.20%   428.23%   419.04%   410.53%
  25      434.87%   424.45%   414.88%   406.05%   397.88%
  26      421.12%   411.11%   401.92%   393.45%   385.61%
  27      407.79%   398.18%   389.36%   381.23%   373.69%
  28      394.96%   385.73%   377.26%   369.45%   362.23%
  29      382.54%   373.69%   365.56%   358.06%   351.13%
  30      370.53%   362.03%   354.23%   347.03%   340.37%
  31      358.85%   350.69%   343.21%   336.30%   329.91%
  32      347.62%   339.79%   332.60%   325.98%   319.84%
  33      336.75%   329.24%   322.34%   315.99%   310.10%
  34      326.27%   319.06%   312.45%   306.35%   300.70%
  35      316.18%   309.26%   302.91%   297.06%   291.65%
  36      306.53%   299.89%   293.80%   288.19%   283.00%
  37      297.20%   290.84%   285.00%   279.62%   274.64%
  38      288.23%   282.13%   276.53%   271.37%   266.59%
  39      279.55%   273.69%   268.32%   263.38%   258.80%
  40      271.13%   265.52%   260.37%   255.62%   251.23%
  41      262.98%   257.60%   252.66%   248.12%   243.91%
  42      255.10%   249.94%   245.21%   240.85%   236.82%
  43      247.51%   242.56%   238.02%   233.84%   229.98%
  44      240.18%   235.44%   231.09%   227.08%   223.38%
  45      233.13%   228.58%   224.42%   220.58%   217.03%
  46      226.36%   222.00%   218.01%   214.33%   210.93%
  47      219.87%   215.69%   211.87%   208.34%   205.08%
  48      213.68%   209.68%   206.01%   202.63%   199.51%
  49      207.76%   203.92%   200.41%   197.18%   194.19%
  50      202.13%   198.45%   195.09%   191.99%   189.13%
  51      196.76%   193.25%   190.02%   187.06%   184.32%




 78      APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION
TEST)                                Principal Variable Universal Life Income II
                                                                  1-800-247-9988

       CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - FEMALE

                     150%      175%      200%      225%      250%      275%      300%      325%      350%      375%      400%
TABLE:      STD        2         3         4         5         6         7         8         9        10        11        12
 AGE:
------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------

   52     301.18%   261.97%   248.73%   237.97%   229.00%   221.39%   214.81%   209.06%   203.97%   199.44%   195.35%   191.66%
   53     291.76%   254.18%   241.48%   231.17%   222.58%   215.28%   208.98%   203.48%   198.61%   194.26%   190.35%   186.82%
   54     282.76%   246.74%   234.57%   224.69%   216.46%   209.47%   203.44%   198.17%   193.50%   189.35%   185.61%   182.22%
   55     274.15%   239.63%   227.97%   218.51%   210.63%   203.93%   198.16%   193.11%   188.65%   184.67%   181.09%   177.85%
   56     265.90%   232.83%   221.67%   212.61%   205.06%   198.66%   193.13%   188.30%   184.03%   180.22%   176.80%   173.70%
   57     258.03%   226.35%   215.66%   206.99%   199.77%   193.64%   188.35%   183.73%   179.65%   176.01%   172.74%   169.78%
   58     250.49%   220.16%   209.93%   201.63%   194.72%   188.86%   183.80%   179.38%   175.48%   172.00%   168.88%   166.05%
   59     243.28%   214.25%   204.46%   196.52%   189.91%   184.31%   179.48%   175.25%   171.53%   168.20%   165.22%   162.52%
   60     236.36%   208.59%   199.22%   191.63%   185.31%   179.96%   175.34%   171.30%   167.74%   164.57%   161.72%   159.14%
   61     229.72%   203.15%   194.19%   186.93%   180.90%   175.78%   171.37%   167.52%   164.12%   161.09%   158.38%   155.92%
   62     223.33%   197.92%   189.37%   182.43%   176.66%   171.78%   167.57%   163.89%   160.65%   157.76%   155.17%   152.83%
   63     217.19%   192.91%   184.73%   178.10%   172.60%   167.93%   163.92%   160.41%   157.32%   154.57%   152.10%   149.87%
   64     211.28%   188.08%   180.27%   173.94%   168.69%   164.24%   160.41%   157.07%   154.12%   151.50%   149.15%   147.02%
   65     205.60%   183.43%   175.97%   169.94%   164.93%   160.69%   157.04%   153.85%   151.05%   148.55%   146.31%   144.29%
   66     200.13%   178.96%   171.85%   166.09%   161.31%   157.27%   153.79%   150.76%   148.09%   145.72%   143.59%   141.66%
   67     194.87%   174.67%   167.88%   162.39%   157.84%   153.99%   150.68%   147.79%   145.25%   142.99%   140.97%   139.14%
   68     189.81%   170.53%   164.06%   158.83%   154.50%   150.83%   147.68%   144.94%   142.53%   140.38%   138.46%   136.72%
   69     184.95%   166.57%   160.40%   155.41%   151.29%   147.80%   144.81%   142.20%   139.91%   137.87%   136.05%   134.40%
   70     180.27%   162.75%   156.88%   152.13%   148.21%   144.89%   142.05%   139.57%   137.40%   135.47%   133.74%   132.18%
   71     175.79%   159.10%   153.50%   148.99%   145.26%   142.11%   139.41%   137.06%   135.00%   133.16%   131.52%   130.05%
   72     171.49%   155.60%   150.28%   145.99%   142.44%   139.45%   136.89%   134.66%   132.71%   130.97%   129.42%   128.02%
   73     167.38%   152.26%   147.20%   143.12%   139.75%   136.92%   134.49%   132.38%   130.53%   128.89%   127.42%   126.10%
   74     163.44%   149.06%   144.25%   140.38%   137.19%   134.50%   132.20%   130.21%   128.45%   126.90%   125.52%   124.27%
   75     159.67%   146.01%   141.45%   137.77%   134.75%   132.20%   130.02%   128.14%   126.48%   125.02%   123.71%   122.53%
   76     156.07%   143.09%   138.76%   135.28%   132.41%   130.00%   127.95%   126.16%   124.60%   123.22%   121.99%   120.88%
   77     152.61%   140.31%   136.20%   132.90%   130.19%   127.91%   125.97%   124.28%   122.81%   121.51%   120.35%   119.31%
   78     149.31%   137.64%   133.75%   130.63%   128.06%   125.91%   124.07%   122.49%   121.10%   119.88%   118.79%   117.81%
   79     146.14%   135.09%   131.40%   128.45%   126.03%   124.00%   122.27%   120.77%   119.47%   118.32%   117.30%   116.38%
   80     143.10%   132.65%   129.16%   126.37%   124.08%   122.16%   120.53%   119.13%   117.90%   116.82%   115.86%   115.00%
   81     140.19%   130.30%   127.01%   124.37%   122.21%   120.40%   118.86%   117.54%   116.39%   115.37%   114.47%   113.67%
   82     137.46%   128.12%   125.01%   122.52%   120.47%   118.77%   117.33%   116.08%   115.00%   114.05%   113.20%   112.45%
   83     134.91%   126.10%   123.16%   120.81%   118.88%   117.28%   115.92%   114.75%   113.73%   112.84%   112.05%   111.34%
   84     132.49%   124.20%   121.43%   119.21%   117.40%   115.89%   114.61%   113.51%   112.56%   111.72%   110.98%   110.32%
   85     130.20%   122.42%   119.80%   117.72%   116.01%   114.59%   113.39%   112.36%   111.46%   110.68%   109.99%   109.37%
   86     128.04%   120.75%   118.30%   116.33%   114.73%   113.39%   112.26%   111.30%   110.46%   109.73%   109.08%   108.50%
   87     125.96%   119.14%   116.83%   114.99%   113.48%   112.22%   111.16%   110.25%   109.46%   108.78%   108.17%   107.63%
   88     124.03%   117.68%   115.52%   113.79%   112.37%   111.19%   110.19%   109.33%   108.59%   107.95%   107.37%   106.87%
   89     122.23%   116.36%   114.34%   112.72%   111.39%   110.28%   109.34%   108.54%   107.84%   107.23%   106.69%   106.21%
   90     120.55%   115.16%   113.29%   111.78%   110.54%   109.50%   108.63%   107.87%   107.22%   106.65%   106.15%   105.70%
   91     118.92%   114.03%   112.32%   110.92%   109.77%   108.82%   108.00%   107.31%   106.70%   106.17%   105.71%   105.29%
   92     117.17%   112.78%   111.22%   109.94%   108.88%   107.99%   107.25%   106.60%   106.05%   105.56%   105.13%   104.75%
   93     115.39%   111.50%   110.08%   108.91%   107.94%   107.13%   106.44%   105.85%   105.34%   104.89%   104.50%   104.15%
   94     113.63%   110.24%   108.97%   107.92%   107.04%   106.29%   105.66%   105.11%   104.64%   104.24%   103.88%   103.56%
   95     111.88%   109.03%   107.93%   106.99%   106.20%   105.52%   104.93%   104.43%   104.00%   103.62%   103.28%   102.99%
   96     110.15%   107.90%   106.98%   106.18%   105.49%   104.88%   104.35%   103.88%   103.48%   103.13%   102.81%   102.54%
   97     108.30%   106.71%   106.02%   105.40%   104.83%   104.32%   103.85%   103.44%   103.06%   102.73%   102.43%   102.16%
   98     106.19%   105.33%   104.93%   104.54%   104.18%   103.83%   103.50%   103.18%   102.89%   102.61%   102.34%   102.10%
   99     103.48%   103.22%   103.09%   102.96%   102.83%   102.70%   102.57%   102.44%   102.31%   102.19%   102.06%   101.97%
  100     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  101     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  102     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  103     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
           425%      450%      475%      500%
TABLE:      13        14        15        16
 AGE:
------    ------    ------    ------    ------

   52     188.29%   185.21%   182.37%   179.75%
   53     183.59%   180.64%   177.93%   175.42%
   54     179.14%   176.31%   173.72%   171.32%
   55     174.90%   172.20%   169.72%   167.43%
   56     170.89%   168.30%   165.93%   163.74%
   57     167.08%   164.61%   162.35%   160.25%
   58     163.47%   161.12%   158.95%   156.95%
   59     160.06%   157.81%   155.74%   153.84%
   60     156.80%   154.65%   152.68%   150.86%
   61     153.68%   151.64%   149.76%   148.02%
   62     150.70%   148.75%   146.96%   145.31%
   63     147.84%   145.98%   144.28%   142.70%
   64     145.09%   143.32%   141.70%   140.21%
   65     142.45%   140.77%   139.23%   137.81%
   66     139.92%   138.32%   136.86%   135.51%
   67     137.48%   135.97%   134.58%   133.30%
   68     135.15%   133.71%   132.39%   131.18%
   69     132.91%   131.55%   130.30%   129.15%
   70     130.76%   129.47%   128.29%   127.20%
   71     128.71%   127.49%   126.37%   125.34%
   72     126.76%   125.60%   124.55%   123.57%
   73     124.90%   123.81%   122.82%   121.90%
   74     123.14%   122.11%   121.17%   120.31%
   75     121.47%   120.50%   119.62%   118.80%
   76     119.88%   118.97%   118.14%   117.37%
   77     118.37%   117.51%   116.73%   116.02%
   78     116.93%   116.13%   115.39%   114.72%
   79     115.55%   114.80%   114.11%   113.49%
   80     114.23%   113.52%   112.88%   112.30%
   81     112.94%   112.28%   111.68%   111.14%
   82     111.77%   111.15%   110.59%   110.08%
   83     110.71%   110.13%   109.61%   109.13%
   84     109.72%   109.19%   108.70%   108.26%
   85     108.82%   108.32%   107.86%   107.45%
   86     107.98%   107.52%   107.10%   106.71%
   87     107.14%   106.71%   106.31%   105.96%
   88     106.41%   106.00%   105.63%   105.30%
   89     105.79%   105.40%   105.05%   104.74%
   90     105.29%   104.93%   104.60%   104.30%
   91     104.92%   104.58%   104.28%   104.00%
   92     104.41%   104.10%   103.82%   103.57%
   93     103.84%   103.56%   103.31%   103.07%
   94     103.27%   103.02%   102.79%   102.58%
   95     102.73%   102.50%   102.29%   102.10%
   96     102.30%   102.09%   101.97%   101.97%
   97     101.97%   101.97%   101.00%   101.00%
   98     101.00%   101.00%   101.00%   101.00%
   99     101.00%   101.00%   101.00%   101.00%
  100     101.00%   101.00%   101.00%   101.00%
  101     101.00%   101.00%   101.00%   101.00%
  102     101.00%   101.00%   101.00%   101.00%
  103     101.00%   101.00%   101.00%   101.00%




Principal Variable Universal Life Income II  APPENDIX E - APPLICABLE PERCENTAGES
(FOR LIFE INSURANCE DEFINITION TEST)    79
www.principal.com

       CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - FEMALE

                     150%      175%      200%      225%      250%      275%      300%      325%      350%      375%      400%
TABLE:      STD        2         3         4         5         6         7         8         9        10        11        12
 AGE:
------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
  104     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  105     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  106     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  107     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  108     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  109     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  110     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  111     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  112     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  113     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  114     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  115     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  116     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  117     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  118     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  119     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  120     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
           425%      450%      475%      500%
TABLE:      13        14        15        16
 AGE:
------    ------    ------    ------    ------
  104     101.00%   101.00%   101.00%   101.00%
  105     101.00%   101.00%   101.00%   101.00%
  106     101.00%   101.00%   101.00%   101.00%
  107     101.00%   101.00%   101.00%   101.00%
  108     101.00%   101.00%   101.00%   101.00%
  109     101.00%   101.00%   101.00%   101.00%
  110     101.00%   101.00%   101.00%   101.00%
  111     101.00%   101.00%   101.00%   101.00%
  112     101.00%   101.00%   101.00%   101.00%
  113     101.00%   101.00%   101.00%   101.00%
  114     101.00%   101.00%   101.00%   101.00%
  115     101.00%   101.00%   101.00%   101.00%
  116     101.00%   101.00%   101.00%   101.00%
  117     101.00%   101.00%   101.00%   101.00%
  118     101.00%   101.00%   101.00%   101.00%
  119     101.00%   101.00%   101.00%   101.00%
  120     101.00%   101.00%   101.00%   101.00%




 80      APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION
TEST)                                Principal Variable Universal Life Income II
                                                                  1-800-247-9988

       CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - UNISEX

                       150%       175%       200%       225%       250%      275%      300%      325%      350%      375%
TABLE:      STD         2          3          4          5          6          7         8         9        10        11
 AGE:
------    -------    -------    -------    -------    -------    -------    ------    ------    ------    ------    ------
   0      1620.92%   1337.91%   1242.50%   1164.84%   1099.98%   1044.74%   996.93%   955.03%   917.90%   884.70%   854.78%
   1      1579.05%   1307.16%   1215.44%   1140.76%   1078.38%   1025.22%   979.20%   938.85%   903.08%   871.09%   842.26%
   2      1529.85%   1268.58%   1180.44%   1108.65%   1048.66%    997.54%   953.28%   914.46%   880.05%   849.27%   821.52%
   3      1478.47%   1227.38%   1142.65%   1073.64%   1015.98%    966.82%   924.26%   886.93%   853.84%   824.22%   797.53%
   4      1426.61%   1185.28%   1103.83%   1037.49%    982.05%    934.80%   893.87%   857.98%   826.15%   797.67%   771.99%
   5      1375.49%   1143.52%   1065.23%   1001.45%    948.15%    902.71%   863.37%   828.85%   798.24%   770.86%   746.16%
   6      1325.90%   1102.91%   1027.65%    966.34%    915.10%    871.42%   833.59%   800.40%   770.97%   744.63%   720.88%
   7      1278.13%   1063.79%    991.44%    932.50%    883.23%    841.24%   804.86%   772.95%   744.65%   719.33%   696.49%
   8      1232.10%   1026.07%    956.52%    899.86%    852.50%    812.12%   777.15%   746.46%   719.25%   694.90%   672.94%
   9      1187.60%    989.56%    922.71%    868.24%    822.71%    783.89%   750.27%   720.76%   694.60%   671.18%   650.06%
  10      1144.73%    954.37%    890.10%    837.74%    793.97%    756.65%   724.32%   695.96%   670.80%   648.28%   627.97%
  11      1103.30%    920.32%    858.54%    808.20%    766.13%    730.25%   699.17%   671.89%   647.70%   626.05%   606.52%
  12      1063.58%    887.70%    828.32%    779.93%    739.48%    704.99%   675.10%   648.88%   625.62%   604.80%   586.02%
  13      1025.77%    856.73%    799.65%    753.14%    714.25%    681.10%   652.37%   627.16%   604.79%   584.77%   566.72%
  14       989.64%    827.18%    772.32%    727.61%    690.24%    658.36%   630.74%   606.51%   585.00%   565.76%   548.39%
  15       955.23%    799.11%    746.39%    703.43%    667.50%    636.87%   610.32%   587.02%   566.35%   547.84%   531.14%
  16       922.82%    772.82%    722.16%    680.88%    646.35%    616.91%   591.39%   568.99%   549.12%   531.33%   515.28%
  17       892.14%    748.05%    699.38%    659.71%    626.54%    598.25%   573.73%   552.20%   533.10%   516.00%   500.57%
  18       863.05%    724.66%    677.91%    639.81%    607.94%    580.76%   557.20%   536.52%   518.17%   501.73%   486.90%
  19       835.09%    702.19%    657.30%    620.71%    590.11%    564.00%   541.37%   521.50%   503.87%   488.08%   473.83%
  20       808.09%    680.48%    637.38%    602.24%    572.85%    547.78%   526.04%   506.96%   490.03%   474.86%   461.17%
  21       781.83%    659.31%    617.92%    584.19%    555.97%    531.89%   511.03%   492.70%   476.44%   461.87%   448.73%
  22       756.31%    638.67%    598.94%    566.55%    539.46%    516.35%   496.31%   478.72%   463.10%   449.12%   436.49%
  23       731.54%    618.60%    580.46%    549.37%    523.37%    501.18%   481.95%   465.06%   450.07%   436.65%   424.53%
  24       707.43%    599.00%    562.39%    532.55%    507.59%    486.29%   467.83%   451.63%   437.24%   424.35%   412.72%
  25       684.04%    579.96%    544.81%    516.17%    492.22%    471.78%   454.06%   438.51%   424.70%   412.33%   401.17%
  26       661.36%    561.45%    527.72%    500.23%    477.24%    457.63%   440.63%   425.70%   412.45%   400.58%   389.87%
  27       639.47%    543.57%    511.20%    484.82%    462.76%    443.94%   427.63%   413.31%   400.60%   389.22%   378.94%
  28       618.33%    526.29%    495.23%    469.92%    448.76%    430.71%   415.06%   401.33%   389.14%   378.22%   368.36%
  29       597.76%    509.43%    479.62%    455.34%    435.04%    417.72%   402.71%   389.54%   377.85%   367.38%   357.93%
  30       577.72%    492.94%    464.34%    441.04%    421.56%    404.95%   390.56%   377.92%   366.71%   356.67%   347.61%
  31       558.24%    476.86%    449.42%    427.07%    408.38%    392.45%   378.64%   366.52%   355.77%   346.14%   337.45%
  32       539.30%    461.20%    434.86%    413.41%    395.49%    380.20%   366.96%   355.34%   345.03%   335.79%   327.46%
  33       520.93%    445.96%    420.69%    400.11%    382.91%    368.25%   355.55%   344.40%   334.51%   325.66%   317.67%
  34       503.13%    431.17%    406.92%    387.17%    370.67%    356.61%   344.42%   333.73%   324.25%   315.76%   308.10%
  35       485.92%    416.85%    393.58%    374.63%    358.80%    345.31%   333.63%   323.38%   314.28%   306.14%   298.80%
  36       469.29%    402.99%    380.65%    362.48%    347.29%    334.35%   323.15%   313.31%   304.60%   296.79%   289.75%
  37       453.25%    389.61%    368.18%    350.75%    336.18%    323.77%   313.02%   303.59%   295.23%   287.75%   281.01%
  38       437.76%    376.69%    356.13%    339.40%    325.43%    313.52%   303.22%   294.18%   286.16%   278.99%   272.52%
  39       422.86%    364.25%    344.52%    328.48%    315.08%    303.66%   293.78%   285.11%   277.43%   270.56%   264.36%
  40       408.51%    352.26%    333.33%    317.94%    305.09%    294.14%   284.67%   276.36%   269.00%   262.41%   256.47%
  41       394.67%    340.69%    322.54%    307.78%    295.45%    284.96%   275.88%   267.91%   260.86%   254.54%   248.85%
  42       381.37%    329.57%    312.16%    298.00%    286.19%    276.13%   267.42%   259.79%   253.03%   246.98%   241.53%
  43       368.58%    318.89%    302.19%    288.61%    277.28%    267.64%   259.30%   251.99%   245.51%   239.71%   234.49%
  44       356.31%    308.64%    292.62%    279.61%    268.75%    259.51%   251.51%   244.51%   238.30%   232.75%   227.75%
  45       344.55%    298.83%    283.47%    271.00%    260.59%    251.74%   244.08%   237.37%   231.43%   226.11%   221.33%
  46       333.28%    289.43%    274.71%    262.75%    252.78%    244.30%   236.97%   230.54%   224.85%   219.77%   215.19%
  47       322.46%    280.42%    266.31%    254.85%    245.30%    237.18%   230.16%   224.01%   218.56%   213.70%   209.32%
  48       312.08%    271.78%    258.26%    247.28%    238.14%    230.36%   223.64%   217.75%   212.54%   207.89%   203.70%
  49       302.05%    263.41%    250.46%    239.95%    231.19%    223.74%   217.31%   211.68%   206.69%   202.24%   198.23%
  50       292.37%    255.33%    242.92%    232.86%    224.47%    217.34%   211.18%   205.80%   201.03%   196.77%   192.94%
  51       283.05%    247.55%    235.66%    226.02%    217.99%    211.16%   205.27%   200.12%   195.56%   191.49%   187.83%
           400%      425%      450%      475%      500%
TABLE:      12        13        14        15        16
 AGE:
------    ------    ------    ------    ------    ------
   0      827.64%   802.88%   780.16%   759.22%   739.85%
   1      816.09%   792.21%   770.29%   750.08%   731.38%
   2      796.33%   773.33%   752.22%   732.76%   714.75%
   3      773.29%   751.16%   730.85%   712.13%   694.79%
   4      748.68%   727.40%   707.86%   689.84%   673.16%
   5      723.75%   703.27%   684.48%   667.15%   651.10%
   6      699.32%   679.63%   661.56%   644.89%   629.45%
   7      675.75%   656.82%   639.43%   623.40%   608.55%
   8      653.00%   634.79%   618.07%   602.65%   588.36%
   9      630.89%   613.37%   597.29%   582.46%   568.72%
  10      609.53%   592.69%   577.22%   562.96%   549.74%
  11      588.79%   572.59%   557.72%   544.00%   531.29%
  12      568.97%   553.39%   539.09%   525.89%   513.67%
  13      550.32%   535.33%   521.58%   508.88%   497.13%
  14      532.62%   518.21%   504.98%   492.77%   481.46%
  15      515.98%   502.12%   489.40%   477.66%   466.78%
  16      500.70%   487.37%   475.13%   463.84%   453.38%
  17      486.55%   473.74%   461.97%   451.11%   441.05%
  18      473.43%   461.11%   449.80%   439.36%   429.68%
  19      460.88%   449.04%   438.17%   428.13%   418.83%
  20      448.73%   437.36%   426.91%   417.27%   408.33%
  21      436.78%   425.86%   415.82%   406.56%   397.97%
  22      425.02%   414.53%   404.89%   396.00%   387.75%
  23      413.51%   403.44%   394.19%   385.65%   377.73%
  24      402.14%   392.48%   383.60%   375.40%   367.80%
  25      391.02%   381.75%   373.22%   365.35%   358.06%
  26      380.14%   371.24%   363.06%   355.51%   348.51%
  27      369.61%   361.07%   353.22%   345.98%   339.27%
  28      359.41%   351.22%   343.70%   336.75%   330.31%
  29      349.34%   341.49%   334.28%   327.62%   321.44%
  30      339.37%   331.85%   324.93%   318.55%   312.63%
  31      329.56%   322.34%   315.71%   309.59%   303.92%
  32      319.89%   312.98%   306.62%   300.75%   295.32%
  33      310.41%   303.78%   297.69%   292.07%   286.86%
  34      301.15%   294.79%   288.95%   283.56%   278.57%
  35      292.13%   286.04%   280.44%   275.28%   270.49%
  36      283.36%   277.52%   272.15%   267.20%   262.62%
  37      274.88%   269.28%   264.14%   259.40%   255.00%
  38      266.65%   261.29%   256.36%   251.82%   247.61%
  39      258.73%   253.59%   248.87%   244.52%   240.49%
  40      251.08%   246.15%   241.63%   237.47%   233.61%
  41      243.69%   238.97%   234.64%   230.65%   226.95%
  42      236.58%   232.06%   227.92%   224.09%   220.56%
  43      229.75%   225.43%   221.46%   217.80%   214.41%
  44      223.22%   219.08%   215.28%   211.78%   208.54%
  45      216.99%   213.02%   209.39%   206.04%   202.94%
  46      211.03%   207.24%   203.77%   200.56%   197.60%
  47      205.34%   201.72%   198.39%   195.33%   192.50%
  48      199.90%   196.43%   193.26%   190.33%   187.62%
  49      194.60%   191.29%   188.25%   185.46%   182.87%
  50      189.47%   186.30%   183.40%   180.73%   178.26%
  51      184.51%   181.48%   178.71%   176.16%   173.80%




Principal Variable Universal Life Income II  APPENDIX E - APPLICABLE PERCENTAGES
(FOR LIFE INSURANCE DEFINITION TEST)    81
www.principal.com

       CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - UNISEX

                     150%      175%      200%      225%      250%      275%      300%      325%      350%      375%      400%
TABLE:      STD        2         3         4         5         6         7         8         9        10        11        12
 AGE:
------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
   52     274.08%   240.06%   228.67%   219.44%   211.75%   205.22%   199.59%   194.66%   190.30%   186.41%   182.91%   179.73%
   53     265.49%   232.89%   221.98%   213.14%   205.79%   199.54%   194.15%   189.44%   185.27%   181.55%   178.20%   175.18%
   54     257.26%   226.02%   215.58%   207.12%   200.09%   194.11%   188.96%   184.45%   180.47%   176.92%   173.72%   170.83%
   55     249.40%   219.48%   209.49%   201.39%   194.66%   188.95%   184.02%   179.72%   175.91%   172.52%   169.47%   166.71%
   56     241.90%   213.25%   203.69%   195.95%   189.51%   184.05%   179.35%   175.23%   171.60%   168.36%   165.45%   162.82%
   57     234.75%   207.32%   198.18%   190.78%   184.63%   179.41%   174.91%   170.99%   167.52%   164.43%   161.65%   159.14%
   58     227.92%   201.67%   192.93%   185.85%   179.98%   175.00%   170.71%   166.96%   163.65%   160.71%   158.06%   155.67%
   59     221.35%   196.24%   187.88%   181.12%   175.51%   170.75%   166.66%   163.08%   159.93%   157.12%   154.60%   152.32%
   60     215.04%   191.02%   183.03%   176.57%   171.21%   166.68%   162.77%   159.36%   156.36%   153.68%   151.28%   149.11%
   61     208.98%   186.02%   178.38%   172.22%   167.10%   162.77%   159.05%   155.80%   152.94%   150.39%   148.10%   146.03%
   62     203.21%   181.25%   173.96%   168.07%   163.19%   159.07%   155.52%   152.42%   149.69%   147.27%   145.09%   143.12%
   63     197.71%   176.72%   169.76%   164.15%   159.50%   155.56%   152.18%   149.24%   146.64%   144.33%   142.26%   140.39%
   64     192.48%   172.44%   165.80%   160.44%   156.01%   152.27%   149.05%   146.24%   143.77%   141.58%   139.61%   137.84%
   65     187.50%   168.37%   162.04%   156.93%   152.71%   149.15%   146.09%   143.42%   141.08%   138.99%   137.13%   135.44%
   66     182.76%   164.50%   158.46%   153.61%   149.59%   146.20%   143.29%   140.76%   138.53%   136.55%   134.78%   133.19%
   67     178.21%   160.80%   155.05%   150.43%   146.61%   143.39%   140.63%   138.23%   136.11%   134.24%   132.56%   131.05%
   68     173.85%   157.25%   151.78%   147.38%   143.75%   140.70%   138.07%   135.80%   133.79%   132.02%   130.43%   129.00%
   69     169.66%   153.84%   148.63%   144.45%   141.01%   138.11%   135.62%   133.47%   131.57%   129.89%   128.39%   127.04%
   70     165.62%   150.55%   145.60%   141.63%   138.36%   135.61%   133.25%   131.21%   129.42%   127.83%   126.41%   125.13%
   71     161.74%   147.39%   142.69%   138.92%   135.82%   133.21%   130.98%   129.05%   127.35%   125.85%   124.51%   123.31%
   72     158.03%   144.36%   139.89%   136.32%   133.38%   130.91%   128.80%   126.98%   125.38%   123.96%   122.70%   121.56%
   73     154.50%   141.51%   137.26%   133.87%   131.09%   128.75%   126.76%   125.03%   123.52%   122.19%   121.00%   119.93%
   74     151.15%   138.79%   134.77%   131.55%   128.92%   126.71%   124.83%   123.20%   121.78%   120.52%   119.40%   118.40%
   75     147.95%   136.21%   132.39%   129.35%   126.86%   124.77%   123.00%   121.47%   120.13%   118.94%   117.89%   116.95%
   76     144.90%   133.75%   130.13%   127.25%   124.90%   122.93%   121.26%   119.82%   118.55%   117.44%   116.46%   115.57%
   77     141.99%   131.40%   127.97%   125.25%   123.03%   121.17%   119.60%   118.24%   117.06%   116.01%   115.09%   114.26%
   78     139.23%   129.18%   125.93%   123.36%   121.26%   119.51%   118.03%   116.75%   115.64%   114.66%   113.79%   113.01%
   79     136.61%   127.08%   124.00%   121.57%   119.59%   117.95%   116.55%   115.35%   114.31%   113.39%   112.58%   111.85%
   80     134.15%   125.11%   122.20%   119.91%   118.04%   116.49%   115.18%   114.05%   113.07%   112.21%   111.45%   110.77%
   81     131.83%   123.27%   120.52%   118.35%   116.59%   115.13%   113.89%   112.84%   111.92%   111.11%   110.40%   109.76%
   82     129.67%   121.56%   118.96%   116.91%   115.25%   113.88%   112.72%   111.73%   110.87%   110.11%   109.45%   108.85%
   83     127.65%   119.97%   117.51%   115.58%   114.02%   112.73%   111.64%   110.71%   109.90%   109.20%   108.57%   108.02%
   84     125.74%   118.49%   116.16%   114.34%   112.87%   111.65%   110.63%   109.76%   109.00%   108.34%   107.76%   107.24%
   85     123.96%   117.10%   114.90%   113.18%   111.79%   110.65%   109.69%   108.87%   108.17%   107.55%   107.01%   106.52%
   86     122.29%   115.82%   113.74%   112.12%   110.81%   109.73%   108.83%   108.06%   107.40%   106.82%   106.31%   105.86%
   87     120.74%   114.63%   112.67%   111.13%   109.89%   108.88%   108.03%   107.30%   106.68%   106.14%   105.67%   105.25%
   88     119.30%   113.55%   111.70%   110.24%   109.07%   108.11%   107.31%   106.63%   106.05%   105.54%   105.09%   104.70%
   89     117.98%   112.59%   110.83%   109.46%   108.35%   107.44%   106.68%   106.04%   105.49%   105.01%   104.58%   104.21%
   90     116.75%   111.72%   110.07%   108.77%   107.72%   106.86%   106.14%   105.53%   105.01%   104.56%   104.16%   103.80%
   91     115.60%   110.94%   109.39%   108.17%   107.18%   106.37%   105.69%   105.12%   104.62%   104.19%   103.82%   103.49%
   92     114.42%   110.16%   108.71%   107.57%   106.64%   105.87%   105.24%   104.69%   104.23%   103.83%   103.47%   103.16%
   93     113.23%   109.37%   108.04%   106.97%   106.10%   105.38%   104.78%   104.27%   103.84%   103.46%   103.13%   102.83%
   94     112.00%   108.59%   107.37%   106.38%   105.57%   104.90%   104.34%   103.86%   103.45%   103.10%   102.79%   102.51%
   95     110.72%   107.80%   106.72%   105.82%   105.07%   104.44%   103.91%   103.46%   103.07%   102.74%   102.45%   102.19%
   96     109.36%   107.01%   106.08%   105.29%   104.62%   104.04%   103.55%   103.12%   102.76%   102.44%   102.17%   101.97%
   97     107.80%   106.10%   105.38%   104.74%   104.17%   103.67%   103.22%   102.82%   102.47%   102.17%   101.97%   101.00%
   98     105.91%   104.94%   104.50%   104.07%   103.68%   103.30%   102.95%   102.63%   102.32%   102.04%   101.00%   101.00%
   99     103.39%   103.09%   102.94%   102.79%   102.65%   102.50%   102.35%   102.20%   102.05%   101.97%   101.00%   101.00%
  100     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  101     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  102     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  103     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
           425%      450%      475%      500%
TABLE:      13        14        15        16
 AGE:
------    ------    ------    ------    ------
   52     176.85%   174.20%   171.76%   169.51%
   53     172.42%   169.89%   167.56%   165.42%
   54     168.19%   165.78%   163.56%   161.51%
   55     164.20%   161.90%   159.78%   157.82%
   56     160.42%   158.23%   156.21%   154.35%
   57     156.86%   154.77%   152.84%   151.07%
   58     153.49%   151.50%   149.67%   147.98%
   59     150.25%   148.35%   146.61%   145.00%
   60     147.13%   145.33%   143.67%   142.14%
   61     144.16%   142.44%   140.86%   139.41%
   62     141.34%   139.71%   138.21%   136.83%
   63     138.69%   137.14%   135.72%   134.41%
   64     136.22%   134.75%   133.40%   132.16%
   65     133.91%   132.52%   131.24%   130.06%
   66     131.74%   130.41%   129.20%   128.09%
   67     129.67%   128.42%   127.28%   126.22%
   68     127.70%   126.52%   125.44%   124.44%
   69     125.81%   124.69%   123.67%   122.73%
   70     123.98%   122.92%   121.96%   121.07%
   71     122.22%   121.23%   120.32%   119.48%
   72     120.53%   119.60%   118.74%   117.96%
   73     118.96%   118.08%   117.28%   116.54%
   74     117.49%   116.66%   115.91%   115.22%
   75     116.09%   115.32%   114.61%   113.97%
   76     114.77%   114.05%   113.39%   112.78%
   77     113.51%   112.83%   112.21%   111.65%
   78     112.31%   111.68%   111.10%   110.58%
   79     111.20%   110.60%   110.07%   109.57%
   80     110.16%   109.61%   109.10%   108.65%
   81     109.19%   108.68%   108.21%   107.78%
   82     108.32%   107.84%   107.40%   107.01%
   83     107.52%   107.08%   106.67%   106.30%
   84     106.78%   106.36%   105.99%   105.64%
   85     106.09%   105.70%   105.35%   105.03%
   86     105.46%   105.10%   104.77%   104.48%
   87     104.87%   104.53%   104.23%   103.95%
   88     104.34%   104.03%   103.74%   103.49%
   89     103.88%   103.58%   103.32%   103.07%
   90     103.49%   103.21%   102.96%   102.73%
   91     103.19%   102.92%   102.68%   102.47%
   92     102.88%   102.63%   102.41%   102.21%
   93     102.57%   102.34%   102.14%   101.97%
   94     102.27%   102.06%   101.97%   101.00%
   95     101.97%   101.97%   101.00%   101.00%
   96     101.00%   101.00%   101.00%   101.00%
   97     101.00%   101.00%   101.00%   101.00%
   98     101.00%   101.00%   101.00%   101.00%
   99     101.00%   101.00%   101.00%   101.00%
  100     101.00%   101.00%   101.00%   101.00%
  101     101.00%   101.00%   101.00%   101.00%
  102     101.00%   101.00%   101.00%   101.00%
  103     101.00%   101.00%   101.00%   101.00%




 82      APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION
TEST)                                Principal Variable Universal Life Income II
                                                                  1-800-247-9988

       CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - UNISEX

                     150%      175%      200%      225%      250%      275%      300%      325%      350%      375%      400%
TABLE:      STD        2         3         4         5         6         7         8         9        10        11        12
 AGE:
------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
  104     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  105     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  106     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  107     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  108     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  109     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  110     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  111     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  112     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  113     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  114     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  115     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  116     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  117     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  118     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  119     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
  120     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
           425%      450%      475%      500%
TABLE:      13        14        15        16
 AGE:
------    ------    ------    ------    ------
  104     101.00%   101.00%   101.00%   101.00%
  105     101.00%   101.00%   101.00%   101.00%
  106     101.00%   101.00%   101.00%   101.00%
  107     101.00%   101.00%   101.00%   101.00%
  108     101.00%   101.00%   101.00%   101.00%
  109     101.00%   101.00%   101.00%   101.00%
  110     101.00%   101.00%   101.00%   101.00%
  111     101.00%   101.00%   101.00%   101.00%
  112     101.00%   101.00%   101.00%   101.00%
  113     101.00%   101.00%   101.00%   101.00%
  114     101.00%   101.00%   101.00%   101.00%
  115     101.00%   101.00%   101.00%   101.00%
  116     101.00%   101.00%   101.00%   101.00%
  117     101.00%   101.00%   101.00%   101.00%
  118     101.00%   101.00%   101.00%   101.00%
  119     101.00%   101.00%   101.00%   101.00%
  120     101.00%   101.00%   101.00%   101.00%




Principal Variable Universal Life Income II  APPENDIX E - APPLICABLE PERCENTAGES
(FOR LIFE INSURANCE DEFINITION TEST)    83
www.principal.com

ADDITIONAL INFORMATION

Additional information about the Policy is available in the Statement of Additional Information dated XXXXXXXXXX and which is part of this prospectus.

Your questions and/or requests for a free copy of the Statement of Additional Information or a free personalized illustration should be directed to: Principal Variable Universal Life Income II, Principal Financial Group, P.O. Box 9296, Des Moines, Iowa 50306-9296, 1-800-247-9988. You may also contact us through our internet site: www.principal.com

Information about the Policy (including the Statement of Additional Information) can be reviewed and copied at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the Commission at 202-551-8090. Reports and other information about the Policy are available on the Commission's internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission, Room 1580, 100 F Street NE, Washington, D.C. 20549.

                   Principal Variable Universal Life Income II
                   Investment Company Act File No. 333-146896


 84       ADDITIONAL INFORMATION     Principal Variable Universal Life Income II
                                                                  1-800-247-9988

                                     PART B

                       STATEMENT OF ADDITIONAL INFORMATION

                 PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II(SM)

                               DATED______________

The Statement of Additional Information provides information about the Principal Variable Universal Life Income II Insurance Policy sponsored by Principal Life Insurance Company through its Principal Life Insurance Company Variable Life Separate Account.

This Statement of Additional Information is not a prospectus but does provide information that supplements the Policy's Prospectus dated_________. It should be read with that Prospectus which is available without charge. To request a copy of the Prospectus, please contact us at:

                   Principal Variable Universal Life Income II
                            Principal Financial Group
                                  P.O. Box 9296
                           Des Moines, Iowa 50306-9296
                            Telephone:1-800-247-9988

                                TABLE OF CONTENTS


                                                                                   PAGE
                                                                                   ----
GENERAL INFORMATION AND HISTORY..................................................    3

  THE COMPANY....................................................................    3

  PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT................    3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM....................................    3

UNDERWRITERS.....................................................................    3

  UNDERWRITING PROCEDURES........................................................    3

PERFORMANCE DATA.................................................................    4

FINANCIAL STATEMENTS.............................................................    5




 2                                   PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II
                                                                  1-800-247-9988

GENERAL INFORMATION AND HISTORY

THE COMPANY
Principal Life Insurance Company (the "Company") is the issuer of the Principal Variable Universal Life Income II Insurance Policy (the "Policy"). The Company is a stock life insurance company with its home office at: Principal Financial Group, Des Moines, Iowa 50392. It is authorized to transact life and annuity business in all states of the United States and the District of Columbia. The Company is a wholly owned indirect subsidiary of Principal Financial Group, Inc., a publicly-traded company.

In 1879, the Company was incorporated under Iowa law as a mutual assessment life insurance company named Bankers Life Association. It became a legal reserve life insurance company and changed its name to Bankers Life Company in 1911 and then to Principal Mutual Life Insurance Company in 1986. The name change to Principal Life Insurance Company and reorganization into a mutual insurance holding company structure took place in 1998, when the Company became a stock life insurance company. In 2001, the mutual insurance holding company converted to a stock company through a process called demutualization, resulting in the current organizational structure.

PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT
The separate account was established under Iowa law on November 2, 1987. It was then registered as a unit investment trust with the SEC. This registration does not involve SEC supervision of the investments or investment policies of the separate account.

All of the units of the Separate Account are owned by the Company. Policy owners may purchase units of the divisions of the Separate Account.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, 801 Grand Avenue, Des Moines, Iowa, serves as the independent registered public accounting firm for Principal Life Insurance Company Variable Life Separate Account and the Company.

UNDERWRITERS

The principal underwriter of the Policy is Princor Financial Services Corporation ("Princor") which is a wholly-owned subsidiary of Principal Financial Services, Inc. and an affiliate of the Company. The address of Princor is The Principal Financial Group, 680 8th Street, Des Moines, IA 50392. Princor was incorporated in Iowa in 1968, and is a securities broker-dealer registered with the SEC as well as a member of the Financial Industry Regulatory Authority (FINRA). The Policies may also be sold through other broker-dealers authorized by Princor and applicable law to do so. Registered representatives of such broker-dealers may be paid on a different basis than described below.

The Policy's offering to the public is continuous. As the principal underwriter, Princor is paid for the distribution of the Policy.

                 2007*
           RECEIVED/RETAINED

               ---------
                  $/$0



*     for the period from _________, 2007 through December 31, 2007

UNDERWRITING PROCEDURES

Guaranteed maximum cost of insurance rates are based on 2001 CSO Mortality Table (the prevailing mortality table approved by the National Association of Insurance Commissioners), age nearest birthday, with distinction for the insured's gender and tobacco status.


PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II              GENERAL INFORMATION AND
HISTORY       3
www.principal.com

PERFORMANCE DATA

The Separate Account may publish advertisements containing information (including graphs, charts, tables and examples) about the performance of one or more of its divisions.

The Policy was not offered prior to ______________. The Separate Account may publish advertisements containing information about the hypothetical performance of one or more of its divisions for this Policy as if the Policy had been issued on or after the date the underlying mutual fund in which such division invests was first offered. The hypothetical performance from the date of the inception of the underlying mutual fund is derived by reducing the actual performance of the underlying mutual fund by the fees and charges of the Policy as if it had been in existence. The yield and total return figures described below vary depending upon market conditions, the composition of the underlying mutual fund's portfolios and operating expenses. These factors and possible differences in the methods used in calculating yield and total return should be considered when comparing the Separate Account performance figures to performance figures published for other products. The Separate Account may also quote rankings, yields or returns published by independent statistical services or publishers and information regarding performance of certain market indices. Any performance data quoted for the Separate Account represents historical performance and is not intended to indicate future performance.

From time to time the Principal Variable Contracts Fund, Inc. advertises its Money Market division's "yield" and "effective yield". Both yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the division refers to the income generated in the division over a seven day period (the period will be stated in the advertisement). This income is then "annualized." That is, the amount of income generated during that week is assumed to be generated each week over a 52-week period and is shown as a percentage. The "effective yield" is calculated similarly but, when annualized, the income earned in the division is assumed to be reinvested. The "effective yield" is slightly higher than the "yield" because of the compounding effect of this assumed reinvestment. Neither yield quotation reflects a sales load deducted from purchase payments which, if included, would reduce the "yield" and "effective yield." For the period ended December 31, 2007, the 7-day annualized and effective yields were XXXXXX% and XXXXXX%, respectively.


In addition, the Separate Account advertises the "yield" for certain other divisions. The "yield" of a division is determined by annualizing the net investment income per unit for a specific, historical 30-day period and dividing the result by the ending maximum offering price of the unit for the same period. This yield quotation does not reflect a contingent deferred sales charge which, if included, would reduce the "yield." No contingent deferred sales charge is assessed on investments in the Separate Account divisions of the Policy, however, Policies which are fully surrendered within the first fourteen policy years (or within fourteen years of a policy face amount increase) are subject to a surrender charge.


Performance history of the underlying mutual funds is measured by comparing the value of the underlying mutual fund at the beginning of the period to the value of the underlying mutual fund at the end of the period.

The Separate Account also advertises the average annual total return of its various divisions. The average annual total return for any of the divisions is computed by calculating the average annual compounded rate of return over the stated period that would equate an initial premium of $1,000 to the ending redeemable policy value.

The performance information does not include any charges or fees that are deducted from your Policy. These are charges and fees such as the sales charge, charge for taxes, surrender charges, transfer fees (if any), cost of insurance charge, asset based charge, monthly administrative charge, monthly policy issue charge, policy loan interest charge (if any), and charges for optional insurance benefits. Some of these charges vary depending on your age, gender, face amount, underwriting class, premiums, policy duration, and account value. All of these policy charges will have a significant impact on your Policy's value and overall performance. If these charges and fees were reflected in the performance data, performance would be lower. To see the impact of these charges and fees on your Policy's performance, you should obtain a personalized illustration based on historical underlying mutual fund performance from your financial adviser.


 4       PERFORMANCE DATA            PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II
                                                                  1-800-247-9988

Following are the hypothetical average annual total returns for the periods ended December 31, 2006 assuming the Policy had been offered as of the effective dates of the underlying mutual funds in which the divisions invest:

                                                        EFFECTIVE                                         SINCE
                        DIVISION                           DATE        ONE YEAR  FIVE YEARS  TEN YEARS  INCEPTION
                        --------                        ---------      --------  ----------  ---------  ---------
      AIM V.I. Capital Appreciation                 May 5, 1993           6.07%      3.61%      4.77%      8.68%
      AIM V.I. Core Equity                          May 2, 1994          16.42       6.80       7.03       9.53
      AIM V. I. Global Health Care                  May 22, 1997          5.23       3.47                  8.70
      AllianceBernstein International Value
      AllianceBernstein Small Cap Growth
      AllianceBernstien Small/Mid Cap Value
      American Century VP Income & Growth           October 30, 1997     16.81       7.40                  7.18
      American Century VP Value                     May 1, 1996          18.46       9.76      10.77      11.27
      American Century VP Vista
      Calvert Income
      DWS Dreman Small Mid Cap Value
      Fidelity VIP II Contrafund                    January 3, 1995      11.43      11.65      10.97      13.97
      Fidelity VIP Equity-Income                    November 3, 1986     19.93       8.85       9.04      11.10
      Fidelity VIP High Income                      October 1, 1985      11.02      10.22       3.00       4.55
      Fidelity VIP MidCap                           December 28, 1998    12.40      15.52                 19.13
      Franklin Mutual Discovery
      Franklin Rising Dividends Securities
      Janus Aspen Forty
      MFS VIT New Discovery                         May 1, 1998          12.93       2.70                  7.59
      MFS VIT Utilities
      Neuberger Berman AMT Partners
      Oppenheimer Main Street Small Cap
      Principal VCF Bond                            December 18, 1987     4.65       5.17       5.73       7.53
      Principal VCF Capital Value                   May 13, 1970         19.95       9.30       7.43      12.13
      Principal VCF Diversified International       May 2, 1994          27.96      16.32       8.67       9.54
      Principal VCF Equity Growth                   June 1, 1994          6.21       2.60       6.38      10.51
      Principal VCF Government & High Quality Bond  April 9, 1987         4.23       4.06       5.71       7.14
      Principal VCF International Emerging Markets  October 24, 2000     38.32      27.49                 19.61
      Principal VCF International SmallCap          May 1, 1998          30.38      23.14                 15.17
      Principal VCF LargeCap Blend                  May 1, 2002          15.82                             7.48
      Principal VCF LargeCap Stock Index            May 3, 1999          15.57       5.81                  1.81
      Principal VCF LargeCap Value                  May 1, 2002          21.55                            10.47
      Principal VCF MidCap                          December 18, 1987    14.23      12.23      10.95      14.12
      Principal VCF MidCap Growth                   May 1, 1998           9.65       7.64                  3.85
      Principal VCF MidCap Stock
      Principal VCF MidCap Value                    May 3, 1999          13.28      13.55                 13.60
      Principal VCF Money Market                    March 18, 1983        4.63       2.06       3.54       5.20
      Principal VCF Principal LifeTime 2010         August 30, 2004      12.30                            11.79
      Principal VCF Principal LifeTime 2020         August 30, 2004      15.16                            14.07
      Principal VCF Principal LifeTime 2030         August 30, 2004      14.83                            13.91
      Principal VCF Principal LifeTime 2040         August 30, 2004      15.13                            14.80
      Principal VCF Principal LifeTime 2050         August 30, 2004      15.49                            15.06
      Principal VCF Principal LifeTime Strategic
        Income                                      August 30, 2004      10.26                             9.86
      Principal VCF Real Estate Securities          May 1, 1998          36.61      26.08                 17.51
      Principal VCF Short-Term Bond                 May 1, 2003           4.44                             2.26
      Principal VCF SmallCap Growth                 May 1, 1998           8.97       0.39                  2.15
      Principal VCF SmallCap Value                  May 1, 1998          18.64      16.31                 13.02
      Principal VCF Strategic Asset Management
        Balanced                                    June 3, 1997         10.61       7.66                  8.98
      Principal VCF Strategic Asset Management
        Conservative Balanced                       April 23, 1998        8.80       7.09                  5.63
      Principal VCF Strategic Asset Management
        Conservative Growth                         June 3, 1997         12.21       7.86                  9.60
      Principal VCF Strategic Asset Management
        Flexible Income                             September 9, 1997     6.85       6.36                  6.98
      Principal VCF Strategic Asset Management
        Strategic Growth                            June 3, 1997         13.05       7.76                 10.58
      Summit S&P MidCap 400 Index
      Summit Russell 2000 Small Cap Index



FINANCIAL STATEMENTS


PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II         FINANCIAL STATEMENTS       5
www.principal.com



                                     PART C
                                OTHER INFORMATION


Item 26.  Exhibits

          (a)    Board Resolution of Registrant (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)

          (b)    N/A

          (c1)   Distribution Agreement **
          (c2)   Form of Selling Agreement (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (c3)   Registered Representative Agreement **

          (d1)   Form of Variable Life Contract (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d2)   Accidental Death Benefit Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d3)   Change of Isured Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d4)   Cost of Living Increase Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d5)   Death Benefit Guarantee Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d6)   Life Paid-Up Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d7)   Return of Cost of Insurance Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d8)   Salary Increase Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d9)   Surrender Charge Adjustment Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d10)  Waiver of Monthly Policy Charge Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d11)  Waiver of Specified Premium Rider (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (d12)  Accelerated Benefits Rider *
          (d13)  Death Benefits Advance Rider *
          (D14)  Extended Coverage Rider *

          (e1)   Life Insurance Application (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (e2)   Life or Disability Application (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (e3)   Guaranteed/Simplified Issue Life Insurance Application (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (e4)   Multi-Life Guaranteed Issue Life Insurance Application (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)
          (e5)   Supplemental Application (incorporated by reference from Registrant's filing on
                      Form N-6 on 10/24/2007, file number 333-146532.)

          (f1)   Articles of Incorporation of the Depositor (incorporated by reference from Registrant's filing on
                      Form N-6 on 05/07/2004, file number 333-115269.)
          (f2)   Bylaws of Depositor (incorporated by reference from Registrant's filing on
                      Form N-6 on 05/07/2004, file number 333-115269.)

          (g)    Reinsurance Contracts
                 Depositor enters into reinsurance agreements none of which are material to this filing.

          (h)    Participation Agreements
                 (h1)   AllianceBerstein Variable Products Series Fund, Inc. **
                 (h2)   AIM Variable Insurance Funds **
                 (h3)   American Century Investment Management, Inc. **
                 (h4)   Calvert Variable Serires, Inc.  **
                 (h5)   DWS Dreman Variable Insurance Product  **
                 (h6)   Fidelity Variable  Insurance  Products Fund **
                 (h7)   Franklin Templeton Variable Insurance Product **
                 (h8)  Janus Aspen Series **
                 (h9)  MFS Variable Insurance Trust **
                 (h10)  Neuberger Berman Advisers Management Trust **
                 (h11)  Oppenheimer Main Street Variable Annuity **
                 (h12)  Summit Pinnacle Series **

          (i)    N/A

          (j)    N/A

          (k)    Opinion of Counsel **

          (l)    Actuarial Opinion **

          (m)    Revised Calculations *

          (n1)   Consent of Auditor **
          (n2)   Powers of Attorney *

          (o)    Financial Statement Schedules **

          (p)    N/A

          (q)    Redeemability Exemption (6e-2(b)(12)(ii) or 6e-3(T)) **

*    Filed herein
**   to be Filed by Amendment

Item 27.  Officers and Directors of the Depositor

Principal Life Insurance Company is managed by a Board of Directors which is elected by its policyowners. The directors and executive officers of the Company, their positions with the Company, including Board Committee memberships, and their principal business address, are as follows:

DIRECTORS:

 Name and                                  Positions and Offices
 Principal Business Address

BETSY J. BERNARD
 40 Shalebrook Drive                        Director
 Morristown, NJ  07960                      Chair, Nominating and Governance
                                              Committee

 JOCELYN CARTER-MILLER
 TechEdventures                             Director
 3020 NW 33rd Avenue                        Member, Nominating and Governance
 Lauderdale Lakes, FL  33311                  Committee

 GARY E. COSTLEY
 C & G Capital and Management, LLC          Director
 257 Barefoot Beach Boulevard               Member, Human Resources
 Suite 404                                    Committee
 Bonita Springs, FL  34134

 MICHAEL T. DAN
 The Brink's Company                        Director
 1801 Bayberry Court                        Member, Human Resources Committee
 Richmond, VA  23226

 C. DANIEL GELATT, JR.
 NMT Corporation                            Director
 2004 Kramer Street                         Member, Executive Committee
 La Crosse, WI 54603                        Member, Human Resources
                                              Committee

 J. BARRY GRISWELL
 The Principal Financial Group              Director
 Des Moines, IA 50392                       Chairman of the Board and
                                              Chair, Executive Committee
                                            Principal Life: Chairman and
                                            Chief Executive Officer

 SANDRA L. HELTON
 1040 North Lake Shore Drive #26A           Director
 Chicago, IL  60611                           Member, Audit Committee


 WILLIAM T. KERR
 Meredith Corporation                       Director
 1716 Locust St.                            Member, Executive Committee
 Des Moines, IA  50309-3023                   and Chair, Human Resources
                                              Committee

 RICHARD L. KEYSER
 W.W. Grainger, Inc.                        Director
 100 Grainger Parkway                       Member, Nominating and Governance
 Lake Forest, IL  60045-5201                  Committee


 ARJUN K. MATHRANI
 176 East 71st Street, Apt. 9-F             Director
 New York, NY  10021                        Member, Audit Committee


 ELIZABETH E. TALLETT
 Hunter Partners, LLC                       Director
 48 Federal Twist Road                      Chair, Audit Committee
 Stockton, NJ  08559                          Member, Executive Committee


 THERESE M. VAUGHAN
 Drake University                           Director
 2507 University Avenue                     Member, Audit Committee
 Des Moines, Iowa 50311

 LARRY D. ZIMPLEMAN
 The Principal Financial Group              Director
 Des Moines, IA  50392                      Principal Life:  President and
                                              Chief Operating Officer


EXECUTIVE OFFICERS (OTHER THAN DIRECTORS):

  JOHN EDWARD ASCHENBRENNER            President, Insurance and Financial Services
  CRAIG L. BASSETT                     Vice President and Treasurer
  RONALD L. DANILSON                   Senior Vice President Retirement and Investor Services
  JAMES DAVID DEVRIES                  Senior Vice President Human Resources
  GREG B. ELMING                       Senior Vice President and Controller
  RALPH CRAIG EUCHER                   Senior Vice President Retirement and Investor Services
  NORA MARY EVERETT                    Senior Vice President and Deputy General Counsel
  MICHAEL HARRY GERSIE                 Executive Vice President and Chief Financial Officer
  THOMAS JOHN GRAF                     Senior Vice President Investor Relations
  JOYCE NIXSON HOFFMAN                 Senior Vice President and Corporate Secretary
  DANIEL JOSEPH HOUSTON                Executive Vice President Retirement and Investor Services
  CAREY GRANT JURY                     Senior Vice President Health
  ELLEN ZISLIN LAMALE                  Senior Vice President and Chief Actuary
  JULIA MARIE LAWLER                   Senior Vice President and Chief Investment Officer
  JAMES PATRICK MCCAUGHAN              President, Global Asset Management
  TIMOTHY JON MINARD                   Senior Vice President Retirement Distribution
  MARY AGNES O'KEEFE                   Senior Vice President and Chief Marketing Officer
  GARY PAUL SCHOLTEN                   Senior Vice President and Chief Information Officer
  KAREN ELIZABETH SHAFF                Executive Vice President and General Counsel
  NORMAN RAUL SORENSEN                 Senior Vice President International Asset Accumulation
  DEANNA DAWNETTE STRABLE-SOETHOUT     Senior Vice President Individual Life and Specialty Benefits


Item 28.  Persons Controlled by or Under Common Control with Registrant


The Registrant is a separate account of Principal Life Insurance Company (the "Depositor") and is operated as a unit investment trust. Registrant supports benefits payable under Depositor's variable life insurance policies by investing assets allocated to various investment options in shares of Principal Variable Contracts Fund, Inc. and other mutual funds registered under the Investment Company Act of 1940 as open-end management investment companies of the "series" type. No person is directly or indirectly controlled by the Registrant.

The Depositor is wholly owned by Principal Financial Services, Inc. Principal Financial Services, Inc. (an Iowa corporation) an intermediate holding company organized pursuant to Section 512A.14 of the Iowa Code. In turn, Principal Financial Services, Inc. is a wholly owned subsidiary of Principal Financial Group, Inc., a publicly traded company. A list of persons directly or indirectly controlled by or under common control with Depositor as of December 31, 2007 appears below:

None of the companies listed in such organization chart is a subsidiary of the Registrant; therefore, only the separate financial statements of Registrant and the consolidated financial statements of Depositor are being filed with this registration statement.

                                       Principal Life Insurance Company - Organizational Structure
                                                                                    Jurisdiction of
                                                                                    Incorporation or      Percentage of Ownership
                                                                                      Organization        by its Immediate Parent
PRINCPAL FINANCIAL GROUP, INC(2)                                                        Delaware
--------------------------------------------------------------------------------- ---------------------- ---------------------------
     Principal Financial Services, Inc.                                                   Iowa                      100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Princor Financial Services Corporation                                           Iowa                      100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         PFG DO Brasil LTDA                                                              Brazil                      46
              Brasilprev Seguros E Previdencia S.A.                                      Brazil                     100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal International, Inc.                                                    Iowa                      100
              Principal International (Asia) Limited                                    Hong Kong                   100
                  Principal Global Investors (Asia) Limited                             Hong Kong                   100
                  Principal Nominee Company (Hong Kong) Limited                         Hong Kong                   100
                  Principal Asset Management Company (Asia) Limited                     Hong Kong                   100
                      Principal Fund Management (Hong Kong) Limited                     Hong Kong                   100
                  Principal Insurance Company (Hong Kong) Limited                       Hong Kong                   100
                  CIMB - Principal Asset Management Berhad                              Malaysia                     40
              Principal Trust Company(Asia) Limited                                     Hong Kong                   100
              Principal Mexico Compania de Seguros, S.A. de C.V.                         Mexico                     100
              Principal Pensiones, S.A. de C.V.                                          Mexico                     100
              Principal Afore, S.A. de C.V.                                              Mexico                     100
                  Principal Siefore, S.A. de C.V.                                        Mexico                     100
              Principal Mexico Servicios, S.A. de C.V.                                   Mexico                     100
              Distribuidora Principal Mexico, S.A. de C.V.                               Mexico                     100
              Principal Fondos de Inversion S.A. De C.V., Operadora de Fondos de         Mexico                     100
              Inversion
              Principal Consulting (India) Private Limited                                India                     100
              Principal International Mexico Holding, S.A. De C.V.                       Mexico                     100
                  Principal Mexico Holding, S.A. De C.V.                                 Mexico                     100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         JF Molloy & Associates                                                          Indiana                    100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Molloy Medical Management Company, Inc.                                         Indiana                    100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Wellness Company                                                      Indiana                    100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal National Life Insurance Company                                        Iowa                      100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Diversified Dental Services, Inc.                                               Nevada                     100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Morley Financial Services, Inc.                                                 Oregon                     100
              Morley Capital Management, Inc.                                            Oregon                     100
              Union Bond and Trust Company                                               Oregon                     100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Global Investors Holding Company, Inc.                               Delaware                    100
              Principal Global Investors (Ireland) Limited                               Ireland                    100
              Principal Global Investors (Europe) Limited                            United Kingdom                 100
              Principal Global Investors (Singapore) Limited                            Singapore                   100
              Principal Global Investors (Japan) Limited                                  Japan                     100
              Principal Global Investors Participacoes, Ltda.                            Brazil                     100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Financial Group (Mauritius) Ltd.                                     Mauritius                   100
              Principal PNB Asset Management Company Private Limited                      India                      65
              Principal Trustee Company Private Limited                                   India                      65
              PNB Principal Financial Planners Private Limited                            India                      65
              PNB Principal Insurance Broking PVT. LTD.                                   India                      26
              Principal PNB Life Insurance Company Limited                                India                      26
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Life Insurance Company(2)                                              Iowa                      100
              Principal Real Estate Fund Investors, LLC*                                Delaware                    100
              Principal Global Investors, LLC*                                          Delaware                    100
                  Principal Global Columbus Circle, LLC*                                Delaware                    100
                  Post Advisory Group, LLC*                                             Delaware                     82
                  Principal Enterprise Capital, LLC*                                    Delaware                    100
                  Principal Commercial Acceptance, LLC*                                 Delaware                    100
                  Principal Real Estate Investors, LLC*                                 Delaware                    100
                  Principal Commercial Funding, LLC*                                    Delaware                    100
                  Principal Global Investors Trust*                                     Delaware                    100
                  Spectrum Asset Management, Inc.*                                     Connecticut                  100
                  CCIP, LLC*                                                            Delaware                     70
                      Columbus Circle Investors*                                        Delaware                    100
              Principal Reinsurance Company of Vermont*                                  Vermont                    100
              Principal Development Investors, L.L.C.*                                  Delaware                    100
              Principal Holding Company*                                                  Iowa                      100
                  Principal Generation Plant, LLC*                                      Delaware                    100
                  Principal Bank*                                                          OTS                      100
                  Petula Associates, Ltd.*                                                Iowa                      100
                      Principal Real Estate Portfolio, Inc.*                            Delaware                    100
                      Petula Prolix Development Company*                                  Iowa                      100
                  Equity FC, Ltd.*                                                        Iowa                      100
                  Principal Health Care, Inc*                                             Iowa                      100
                  Principal Dental Services, Inc.*                                       Arizona                    100
                      Employers Dental Services, Inc.*                                   Arizona                    100
                  Delaware Charter Guarantee & Trust Company*                           Delaware                    100
                  Preferred Product Network, Inc.*                                      Delaware                    100
              HealthRisk Resource Group, LLC*                                             Iowa                      100
              Principal Real Estate Holding Company, LLC*                               Delaware                    100
              Principal Life Insurance Company of Iowa                                    Iowa                      100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Financial Services (Australia), Inc.                                   Iowa                      100
              Principal Global Investors (Australia) Service Company Pty Limited        Australia                   100
                  Principal Global Investors (Australia) Limited                        Australia                   100
                  Principal Real Estate Investors (Australia) Limited                   Australia                   100
              Principal Financial Group (Australia) Pty Ltd.                            Australia                   100
                  Principal Investments (Australia) Limited                             Delaware                    100
                      Principal Australia (Holdings) Pty Limited                        Australia                   100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Investors Corporation                                               New Jersey                   100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal International Holding Company, LLC                                   Delaware                    100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Management Corporation                                                 Iowa                      100
              Principal Financial Advisors, Inc.                                          Iowa                      100
              Principal Shareholder Services, Inc.                                     Washington                   100
              Edge Asset Management, Inc.                                              Washington                   100
              Principal Funds Distributor, Inc.                                        Washington                   100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal Global Services Private Limited                                        India                     100
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         CCB Principal Asset Management Company, Ltd.                                     China                      25
--------------------------------------------------------------------------------- ---------------------- ---------------------------
--------------------------------------------------------------------------------- ---------------------- ---------------------------
         Principal International de Chile, S.A.                                           Chile                     100
              Principal Compania de Seguros de Vida Chile S.A.                            Chile                     100
                  Principal Administradora General De Fondos S.A.                         Chile                     100
                  Principal Creditos Hipotecarios, S.A.                                   Chile                     100
              Principal Asset Management Chile S.A.                                       Chile                     100
              Principal Servicios Corporativos Chile LTDA                                 Chile                     100
--------------------------------------------------------------------------------- ---------------------- ---------------------------

(1)  Separate financial statements are filed with SEC.
(2)  Consolidated financials are filed with SEC.
* Subsidiaries included in Depositor's consolidated financial statements.



          Principal Life Insurance Company sponsored the organization of the following mutual funds, some of which it controls by virtue of owning voting securities. The information below is as of December 12, 2007.

             Principal Investors Fund, Inc.(a Maryland Corporation): (1)
             0.28% of shares  outstanding of the Bond & Mortgage  Securitites
             Fund,
             0.00% of shares outstanding of the California Insured Intermediate Municipal Fund,
             0.00% of shares outstanding of the California Municipal Fund, 1.69% of shares outstanding of the Disciplined LargeCap Blend Fund,
             2.27% of shares outstanding of the Diversified International
             Fund,
             0.00% of shares outstanding of the Equity Income Fund I,
             75.74% of shares outstanding of the Global Real Estate Securities Fund
             0.36% of shares outstanding of the Government & High Quality
             Bond Fund,
             0.00%   of   shares    outstanding    of   the   High    Quality
             Intermediate-Term Bond Fund,
             41.13% of shares outstanding of the High Yield Fund, 0.00% of shares outstanding of the High Yield Fund II, 0.00% of shares outstanding of the Income Fund, 67.31% of shares outstanding of the Inflation Protection Fund, 0.00% of shares outstanding of the International Emerging Markets Fund,
             30.19% of shares outstanding of the International Growth Fund, 2.06% of shares outstanding of the LargeCap Growth Fund, 0.00% of shares outstanding of the LargeCap S&P 500 Index Fund, 9.84% of shares outstanding of the LargeCap Value Fund, 0.00% of shares outstanding of the MidCap Blend Fund, 0.08% of shares outstanding of the MidCap Growth Fund, 0.00% of shares outstanding of the MidCap S&P 400 Index Fund, 0.00% of shares outstanding of the MidCap Stock Fund, 0.01% of shares outstanding of the MidCap Value Fund, 9.17% of shares outstanding of the Money Market Fund, 0.00% of shares outstanding of the Mortgage Securities Fund, 0.87% of shares outstanding of the Partners Global Equity Fund, 56.92% of shares outstanding of the Partners International Fund, 55.40% of shares outstanding of the Partners LargeCap Blend Fund, 0.00% of shares outstanding of the Partners LargeCap Blend
             Fund I,
             52.38% of shares outstanding of the Partners LargeCap Growth Fund
             I,
             51.08% of shares outstanding of the Partners LargeCap Growth Fund
             II,
             0.00% of shares outstanding of the Partners LargeCap Value Fund, 58.66% of shares outstanding of the Partners LargeCap Value
             Fund I,
             97.47% of shares outstanding of the Partners LargeCap Value
             Fund II,
             52.77% of shares outstanding of the Partners MidCap Growth Fund, 93.28% of shares outstanding of the Partners MidCap Growth Fund I, 93.42% of shares outstanding of the Partners MidCap Growth
             Fund II,
             58.02% of shares outstanding of the Partners MidCap Value Fund, 80.83% of shares outstanding of the Partners MidCap Value Fund
             I,
             96.35% of shares outstanding of the Partners SmallCap Blend Fund, 49.28% of shares outstanding of the Partners SmallCap Growth Fund I,
             79.44% of shares outstanding of the Partners SmallCap Growth Fund
             II,
             43.76% of shares outstanding of the Partners SmallCap Growth Fund III,
             79.69% of shares outstanding of the Partners SmallCap Value Fund, 71.07% of shares outstanding of the Partners SmallCap Value Fund I,
             94.43% of shares outstanding of the Partners SmallCap Value Fund
             II,
             14.44% of shares outstanding of the Preferred Securities Fund, 60.53% of shares outstanding of the Principal LifeTime 2010 Fund, 61.01% of shares outstanding of the Principal LifeTime 2020 Fund, 61.35% of shares outstanding of the Principal LifeTime 2030 Fund, 65.87% of shares outstanding of the Principal LifeTime 2040 Fund, 74.26% of shares outstanding of the Principal LifeTime 2050 Fund, 60.20% of shares outstanding of the Principal LifeTime Strategic Income Fund,
             12.92% of shares outstanding of the Real Estate Securities Fund, 0.22% of shares outstanding of the SAM Balanced Fund, 0.15% of shares outstanding of the SAM Conservative Balanced Fund, 0.09% of shares outstanding of the SAM Conservative Growth Fund, 0.03% of shares outstanding of the SAM Flexible Income Fund, 0.13% of shares outstanding of the SAM Strategic Growth Fund, 2.36% of shares outstanding of the Short-Term Bond Fund, 0.00% of shares outstanding of the Short-Term Income Fund, 11.76% of shares outstanding of the SmallCap Blend Fund, 0.01% of shares outstanding of the SmallCap Growth Fund, 0.00% of shares outstanding of the SmallCap S&P 600 Index Fund, 0.00% of shares outstanding of the SmallCap Value Fund, 0.00% of shares outstanding of the Tax-Exempt Bond Fund I, 3.61% of shares outstanding of the Ultra Short Bond Fund, 0.00% of shares outstanding of the West Coast Equity Fund,

(1) Separate financial statements are filed with SEC.


Item 29.  Indemnification

Sections 490.851 through 490.859 of the Iowa Business Corporation Act permit corporations to indemnify directors and officers where (A) all of the following apply: the director or officer (i) acted in good faith; (ii) reasonably believed that (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation or (b) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; and (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation.

Unless ordered by a court pursuant to the Iowa Business Corporation Act, a corporation shall not indemnify a director or officer in either of the following circumstances: (A) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct (above) or (B) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director receive a financial benefit to which he or she was not entitled, whether or not involving action in the director's official capacity.

Registrant's By-Laws provide that it shall indemnify directors and officers against damages, awards, settlements and costs reasonably incurred or imposed in connection with any suit or proceeding to which such person is or may be made a party by reason of being a director or officer of the Registrant. Such rights of indemnification are in addition to any rights to indemnity to which the person may be entitled under Iowa law and are subject to any limitations imposed by the Board of Directors. The Board has provided that certain procedures must be followed for indemnification of officers, and that there is no indemnity of officers when there is a final adjudication of liability based upon acts which constitute gross negligence or willful misconduct.


Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 30.       Principal Underwriters

(a) Princor Financial Services Corporation acts as principal underwriter for variable life insurance contracts issued by Principal Life Insurance Company Variable Life Separate Account, a registered unit investment trust. Princor Financial Services Corporation also acts as principal underwriter for variable annuity contracts participating in Principal Life Insurance Company Separate Account B, a registered unit investment trust, and for Class J shares, Institutional Class shares, Advisors Preferred Class shares, Advisors Select Class shares, Advisors Signature Class shares, Preferred Class shares, and Select Class shares of Principal Investors Fund, Inc.




 (b)      (1)                         (2)
                                       Positions
                                       and offices
  Name and principal                   with principal
  business address                     underwriter

     Lindsay L. Amadeo                Director - Marketing
     The Principal                    Communications
     Financial Group
     Des Moines, IA 50392

     John E. Aschenbrenner            Director
     The Principal
     Financial Group
     Des Moines, IA 50392


     Deborah J. Barnhart              Director - Distribution (PPN)
     The Principal
     Financial Group
     Des Moines, IA 50392

     Patricia A. Barry                Assistant Corporate Secretary
     The Principal
     Financial Group
     Des Moines, IA 50392

     Craig L. Bassett                 Treasurer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Michael J. Beer                  President and Director
     The Principal
     Financial Group
     Des Moines, IA  50392

     Lisa Bertholf                    Director - Marketing
     The Principal
     Financial Group
     Des Moines, IA  50392

     Tracy W. Bollin                  Assistant Controller
     The Principal
     Financial Group
     Des Moines, IA  50392

     David J. Brown                   Senior Vice President
     The Principal
     Financial Group
     Des Moines, IA 50392

     Jill R. Brown                    Senior Vice President and
     The Principal                    Chief Financial Officer
     Financial Group
     Des Moines, IA 50392

     Bret J. Bussanmas                Vice President - Distribution
     The Principal
     Financial Group
     Des Moines, IA  50392

     P. Scott Cawley                  Product Marketing Officer
     The Principal
     Financial Group
     Des Moines, IA  50392

     Ralph C. Eucher                  Director
     The Principal
     Financial Group
     Des Moines, IA  50392

     Stephen G. Gallaher              Assistant General Counsel
     The Principal
     Financial Group
     Des Moines, IA  50392

     Ernest H. Gillum                 Vice President
     The Principal
     Financial Group
     Des Moines, IA 50392

     Michael Harkin                   Marketing Officer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Robyn Hinders                    Director - Mutual Fund Operations
     The Principal
     Financial Group
     Des Moines, IA 50392

     Joyce N. Hoffman                 Sr. Vice President and
     The Principal                    Corporate Secretary
     Financial Group
     Des Moines, IA 50392

     Ann Hudson                       Compliance Officer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Patrick A. Kirchner              Counsel
     The Principal
     Financial Group
     Des Moines, IA 50392

     Peter R. Kornweiss               Vice President
     The Principal
     Financial Group
     Des Moines, IA 50392

     Julie LeClere                    Director - Marketing and Recruiting
     The Principal
     Financial Group
     Des Moines, IA 50392

     Sarah J. Pitts                   Counsel
     The Principal
     Financial Group
     Des Moines, IA 50392

     David L. Reichart                Senior Vice President
     The Principal
     Financial Group
     Des Moines, IA  50392

     Martin R. Richardson             Vice President -
     The Principal                    Broker Dealer Operations
     Financial Group
     Des Moines, IA 50392

     Michael D. Roughton              Senior Vice President and Associate
     The Principal                    General Counsel
     Financial Group
     Des Moines, IA 50392

     Adam U. Shaikh                   Counsel
     The Principal
     Financial Group
     Des Moines, IA  50392

     Norman Sue                       Complaince Officer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Traci L. Weldon                  Vice President/Chief Complaince Officer
     The Principal
     Financial Group
     Des Moines, IA  50392

     Beth Wilson                      Vice President
     The Principal
     Financial Group
     Des Moines, IA  50392

     Larry D. Zimpleman               Chairman of the Board and
     The Principal                    Director
     Financial Group
     Des Moines, IA  50392



           (c)        (1)                       (2)

                                      Net Underwriting
            Name of Principal           Discounts and
               Underwriter               Commissions

       Princor Financial                 $19,628,074.20
       Services Corporation

              (3)                       (4)                 (5)

         Compensation on            Brokerage
        Events Occasioning          Commissions         Compensation
        the Deduction of a
        Deferred Sales Load

                0                       0                    0


Item 31.  Location of Accounts and Records

          All accounts, books or other documents of the Registrant are located at the offices of the Depositor, The Principal Financial Group, Des Moines, Iowa 50392.

Item 32.  Management Services

          N/A

Item 33.  Fee Representation

          Principal Life Insurance Company represents the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Principal Life Insurance Company Variable Life Separate Account, has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, and its seal to be hereunto affixed and attested, in the City of Des Moines and State of Iowa, on the 8th day of February, 2008.

                         PRINCIPAL LIFE INSURANCE COMPANY
                         VARIABLE LIFE SEPARATE ACCOUNT

                                 (Registrant)

                                   /s/ J. Barry Griswell
                         By ______________________________________________
                              J. Barry Griswell
                              Chairman, President and Chief Executive Officer


                         By  PRINCIPAL LIFE INSURANCE COMPANY

                                 (Depositor)

                                   /s/ J. Barry Griswell
                         By ______________________________________________
                              J. Barry Griswell
                              Chairman, President and Chief Executive Officer

Attest:

/s/ Joyce N. Hoffman
-----------------------------------
Joyce N. Hoffman
Senior Vice President and
  Corporate Secretary

As required by the  Securities Act of 1933,  this   Amended Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                           Date

/s/ J. B. Griswell             President, Chairman and         02/08/2008
--------------------           Chief Executive Officer
J. B. Griswell


/s/ G. B. Elming               Senior Vice President and       02/08/2008
--------------------           Controller (Principal
G. B. Elming                   Accounting Officer)



/s/ M. H. Gersie               Executive Vice President        02/08/2008
--------------------           and Chief Financial Officer
M. H. Gersie                   (Principal Financial
                               Officer)


  (B. J. Bernard)*             Director                        02/08/2008
--------------------
B. J. Bernard


  (J. Carter-Miller)*          Director                        02/08/2008
--------------------
J. Carter-Miller


  (G. E. Costley)*             Director                        02/08/2008
--------------------
G. E. Costley


  (M. T. Dan)*                 Director                        02/08/2008
--------------------
M. T. Dan


  (C. D. Gelatt, Jr.)*         Director                        02/08/2008
--------------------
C. D. Gelatt, Jr.


  (S. L. Helton)*              Director                        02/08/2008
--------------------
S. L. Helton


  (W. T. Kerr)*                Director                        02/08/2008
--------------------
W. T. Kerr


  (R. L. Keyser)*              Director                        02/08/2008
--------------------
R. L. Keyser


  (A. K. Mathrani)*            Director                        02/08/2008
--------------------
A. K. Mathrani


  (E. E. Tallett)*             Director                        02/08/2008
--------------------
E. E. Tallett


  (T. M. Vaughan)*             Director                        02/08/2008
--------------------
T. M. Vaughan


  (L. D. Zimpleman)*           Director                        02/08/2008
--------------------
L. D. Zimpleman


                          *By    /s/ J. Barry Griswell
                                 ------------------------------------
                                 J. Barry Griswell
                                 Chairman, President and Chief Executive Officer

                                 Pursuant to Powers of Attorney
                                 Previously Filed or Included